Exhibit 10.6

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

PARTICIPATION AGREEMENT

DATED AS OF  FEBRUARY 5,  2019

AMONG

CUBIC CORPORATION,

 AS THE LESSEE AND THE CONSTRUCTION AGENT,

BANKERS COMMERCIAL CORPORATION,

 AS THE LESSOR,

MUFG UNION BANK, N.A.,

 AS COLLATERAL AGENT,

MUFG BANK, LTD.

AS ADMINISTRATIVE AGENT,

AND

THE RENT ASSIGNEES SET FORTH ON

SCHEDULE I-A FROM TIME TO TIME

AS RENT ASSIGNEES

(continued)

(continued)

(continued)

Appendix I	Definitions
Schedule I-A	Rent Assignee Commitments
Schedule I-B	Lessor Investment
Schedule II	Addresses For Notice; Wire Instructions
Schedule III	Liens
Schedule IV	Description of Site Owned by the Lessor
Schedule 2.9(f)
Exhibit A	Form of Advance Request
Exhibit B	Form of Assignment Agreement

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT, dated as of February 5,  2019 (this “Agreement”), is made among CUBIC CORPORATION, a Delaware corporation, as Lessee (the “Lessee”) and as the Construction Agent (the “Construction Agent”), BANKERS COMMERCIAL CORPORATION, a California corporation, as the Lessor (in such capacity, the “Lessor”),  MUFG UNION BANK, N.A.,  as Collateral Agent for the Rent Assignees (the “Collateral Agent”),  MUFG BANK, LTD., as Administrative Agent for the Participants (in such capacity, the “Administrative Agent”)  and the Rent Assignee(s) named on Schedule I-A hereto from time to time (the “Rent Assignees”).

PRELIMINARY STATEMENT

A.        Subject to the terms and conditions of this Agreement and the other Operative Documents:

(i)        as of the Closing Date, among other things:

(a)        the Lessor will lease the Site pursuant to the Ground Lease;

(b)        the Lessor and the Lessee will enter into the Lease pursuant to which the Lessor will sublease its interest in the Site and lease its interest in the Facility to the Lessee;

(c)        the Lessor and the Construction Agent will enter into (1) the Construction and Development Agreement pursuant to which the Construction Agent will construct the Facility on the Site, and (2) the applicable Assignment of Contracts;

(d)        the Lessee and the Lessor will enter into the Memorandum of Lease pursuant to which (i) the Lessee will grant the Lessor a Lien on and a security interest in the interests of the Lessee in the Site and Facility, in all rights and interests of the Lessee under and in the Construction Documents and in the other Lessee Collateral, in each case, in order to secure the obligations of the Lessee to the Lessor under the Lease and of the Lessee and the Construction Agent under the other Operative Documents, (ii) notice of the leasing of the Site and Facility will be publicized, and (iii) the Lessor will grant the Lessee a Lien on and security interest in the interests of the Lessor in the Site and Facility to secure its obligations in the event a Purchase Option has been validly exercised by the Lessee;  and

(e)        the Lessor and each Rent Assignee will enter into a Rent Assignment Agreement pursuant to which, inter alia, each Rent Assignee shall, subject to the terms and conditions hereof and thereof, undertake to acquire the Rent Assignment Interests from the Lessor to enable the Lessor to make Advances to the Construction Agent on the Advance Date specified in any Advance Request; and

(ii)       during the Construction Period:

(a)        on or one (1) Business Day prior to the Demolition Date, the Lessor will acquire Building 1 pursuant to the Deed and, pursuant to the Construction and Development Agreement, the Construction Agent shall demolish Building 1;

(b)        the Lessor will, pursuant to the terms of this Agreement and the Construction and Development Agreement, undertake to provide fundings to make Advances to the Construction Agent;

(c)        the Construction Agent, using Advances funded by the Lessor in part from the acquisition of the Rent Assignment Interests by the Rent Assignees pursuant to the Rent Assignment Interests and in part from the Lessor Investment, will demolish Building 1 and construct the Facility on the Site pursuant to the Construction and Development Agreement; and

(d)        notwithstanding the effectiveness of certain covenants and terms of the Lease during such period, the Lessee will not be required to begin to make scheduled payments of Basic Rent under the Lease until the Base Term Commencement Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix I hereto for all purposes hereof and the rules of interpretation set forth in Appendix I hereto shall apply to this Agreement.

ARTICLE II

EFFECTIVENESS; GENERAL PROVISION

SECTION 2.1.            Effectiveness of Agreement.

The obligations of the Lessor to acquire Building 1 pursuant to the Deed and lease the Site pursuant to the Ground Lease and lease the Leased Property and of the Participants to finance the demolition of Building 1 and construction of the Facility and issue their respective Commitments and the effectiveness of this Agreement (the “Closing”) shall occur upon the satisfaction of each of the following conditions and of the conditions set forth in Section 3.1 hereof (all such conditions to be satisfied to the satisfaction of the Lessor in its reasonable discretion):

(a)        Authorization, Execution and Delivery of Documents; No Default. The Operative Documents shall have been duly authorized, executed and delivered by each of the parties thereto, shall be in form and substance reasonably satisfactory to the Lessee, each Participant,  and the Agents and an executed counterpart of each thereof shall have been received by such parties.  Each of the documents referred to above shall be in full force and effect as to all parties and no event which would constitute a Default or Event of Default under the Lease or a default under any other Operative Document shall be continuing.

(b)        Legal Opinions.  The Agents and each of the Participants shall have received favorable opinions of James R. Edwards, Senior Vice President, General Counsel and Secretary of the Lessee, and of Jones Day, special counsel to the Lessee and as California local counsel. Each of the foregoing opinions shall be dated the Closing Date and in form and substance reasonably satisfactory to the recipients thereof.

(c)        Insurance.  The Agents and each Participant shall have received the insurance certificates required by Section 2.7(d) of the Construction and Development Agreement.

(d)        Governmental and Third Party Approvals. All necessary or advisable Governmental Actions and all consents, approvals and authorizations of Persons, required in connection with the Overall Transaction, shall have been obtained or made and be in full force and effect and not be subject to any pending procedures or appeals, whether administrative, judicial or otherwise, except for (i) any Governmental Actions that are not required with respect to the then current status of the construction of the Facility; and (ii) any other Governmental Action, consent, approval or authorization the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect.

(e)        Corporate Status and Proceedings.  The Agents and each of the Participants shall have received:

(i)         certificates of good standing with respect to the Lessee from the State of Delaware and the State of California,  each dated no earlier than the thirtieth (30th) day prior to the Closing Date; and

(ii)        a  certificate of the Secretary or Assistant Secretary (or other Responsible Officer) of the Lessee, in form and substance reasonably satisfactory to the Agents and each of the Participants and attaching and certifying as to (A) the board of directors’ resolutions in respect of the execution, delivery and performance by the Lessee of each Operative Document to which it is or will be a party, (B) its certificate of incorporation and bylaws, and (C) the incumbency and signatures of persons authorized to execute and deliver the Operative Documents on behalf of the Lessee.

(f)         The Lessor Documents.  Each of the Rent Assignees,  the Agents and the Lessee shall have received:

(i)         a certificate of good standing with respect to the Lessor from the State of California, dated no earlier than the thirtieth (30th) day prior to the Closing Date; and

(ii)        a certificate of the Secretary or Assistant Secretary (or other Responsible Officer) of the Lessor, in form and substance reasonably satisfactory to the Lessee and attaching and certifying as to (A) the directors’ resolutions in respect of the execution, delivery and performance by the Lessor of each Operative Document to which it is or will be a party, (B) its certificate of incorporation and by-laws and (C) the incumbency and signatures of persons authorized to execute and deliver the Operative Documents on behalf of the Lessor.

(g)        Representations and Warranties; Absence of Defaults; Etc. Each representation and warranty of the Lessee and the Participants contained herein or in any other Operative Document shall be true and correct in all material respects.

(h)        Appraisal; Survey.  The Agents and each of the Participants shall have received an (the “Appraisal”) from the Appraiser which shall establish (by the use of appraisal methods reasonably satisfactory to the Participants)  values and other information as required by the Participants, including without limitation, as to the economic useful life of the Leased Property (assuming Completion of the Facility on the Site substantially in accordance with Applicable Laws and Regulations, and assuming that the Facility has been constructed) as of the Construction Period Termination Date and as of the Maturity Date.  The Appraisal shall comply with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other Applicable Laws and Regulations. The Lessee shall have delivered, or shall have caused to be delivered, to the Participants, at the Lessee’s expense, sufficient copies of an accurate “Boundary” survey (the “Survey”) prepared in accordance with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys certified to the Agents and each of the Participants and showing no state of facts reasonably unsatisfactory to each of the Participants and prepared within thirty (30) days of the Closing Date by a Person reasonably satisfactory to each of the Participants. Such survey shall (1) be acceptable to the Title Insurance Company, (2) show no encroachments on the Site by structures owned by others, and no encroachments from any part of the Leased Property onto any land owned by others, and (3) disclose no state of facts reasonably objectionable to any of the Participants or the Title Insurance Company, and be reasonably acceptable to each such Participant.

(i)         Environmental Report and Related Reliance Letter. The Agents and each of the Participants shall have received a copy of the “Phase I” environmental assessment report (or its equivalent) of the Site in form and substance satisfactory to each of the Participants by the Environmental Expert, and, if such assessment indicates any exceptions reasonably requiring remedy or further investigation, a further environmental assessment of the Site by such environmental engineer satisfactory to each of the Participants; and the Environmental Expert shall have delivered to each of the Participants a letter in form and substance satisfactory to each of the Participants stating that each such Person may rely upon the Environmental Expert’s assessment of the Site. In addition, the Lessee shall deliver to the Administrative Agent a written approval from the DEH of (i) the Remediation Plan in connection with certain remediation actions to be undertaken as part of the Construction, and such approval shall be satisfactory in form and substance to the Participants, and (ii) the project-specific community health and safety plan related to the Construction.

(j)         Construction Matters.  The Agents and each of the Participants shall have received:

(i)         a certificate from the Construction Consultant and the Construction Agent (provided, the Construction Consultant shall provide such certifications only with respect to the matters described in subsections (A) and (B) of this Section 2.1(j)(i) and only if the Agents or any of the Participants, prior to the Closing, expressly requests the Construction Consultant to provide such certifications but the Construction Agent shall provide certifications with respect to the matters described in all subsections of this Section 2.1(j)(i)), dated the Closing Date, certifying to the effect that: (A) the aggregate Commitments of the Rent Assignees and the Lessor are sufficient to Complete the Facility and to pay all Construction Costs, in each case on or before the Construction Period Termination Date; (B) Completion of the Facility can be achieved before the Construction Period Termination Date; (C) the Facility will be constructed on the Site substantially in accordance with the Plans and Specifications and in accordance with the Construction Budget; (D) all representations and warranties of the Lessee and the Construction Agent contained in the Operative Documents are true and correct in all material respects; (E) no Construction Default, Construction Event of Default or Force Majeure Event is continuing; (F) the matters set forth in clause (d) of this Section 2.1 are true and correct; and (G) attached thereto are true, correct and complete copies of the Construction Budget (which includes appropriate contingency reserves as set forth therein), the construction schedule, a site-map of the Site and the Major Construction Documents entered into as of the Closing Date, and that the same have not been amended or otherwise modified, revoked or rescinded and, in the case of such Major Construction Documents, are in full force and effect;

(ii)        at least ten (10) days prior to the Closing Date, a copy of the Construction Budget prepared in accordance with Section 2.6 of the Construction and Development Agreement and a copy of the General Construction Agreement, the Development Agreement;  and

(iii)      an Assignment of Contracts and a Consent and Acknowledgment with respect to each Major Construction Document then in existence.

(k)        No Material Adverse Effect. Since September  30, 2018, there has been no Material Adverse Effect with respect to the Site or the Lessee.

(l)         Fees and Transaction Costs.  (i) The Agents, the Arranger and each of the Participants shall have received payment of all Fees agreed to by the Lessee in writing and due and payable to them on the Closing Date and (ii) the Lessee shall have paid all other Transaction Costs due and payable on or prior to the Closing Date that have been set forth in detailed invoices delivered to the Lessee at least five  (5) Business Days prior to the Closing Date. Provisions for the payment of all Taxes and filing fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents and the Overall Transaction shall have been made by the Lessee to the reasonable satisfaction of the Administrative Agent and each of the Participants.

(m)       Title and Title Insurance. On the Closing Date, the Site will be ground leased to the Lessor pursuant to the Ground Lease.  The Title Insurance Company shall deliver to

Lessor, a Leasehold Policy of Title Insurance and an alternative Mortgagee Policy of Title Insurance (insuring the lien of the mortgage contained in the Memorandum of Lease) issued to the Lessor and its successors and assigns including Administrative Agent, in each case, reasonably acceptable in form and substance to the Administrative Agent and each of the Participants (collectively, the “Title Policy”). The Title Policy shall be dated as of the Closing Date, shall include coverage over the general exceptions to such policy and shall contain such affirmative endorsements as to mechanic’s liens, easements and rights-of-way, encroachments, the non-violation of covenants and restrictions, zoning, survey matters, an alternative policy endorsement and other matters as the Lessor or Lessee shall reasonably request,  in each case to the extent customarily available in California,  as applicable.

(n)        Lien Searches, Financing Statements. Uniform Commercial Code lien searches shall have been performed and sufficient copies thereof delivered to the Lessor and Administrative Agent, which shall indicate to each such party’s reasonable satisfaction that there are no Liens other than Liens released concurrently with the effectiveness of this Agreement on the Closing Date (regardless of whether senior, pari passu or junior) in effect with respect to any Lessee Collateral and UCC-1 financing statements covering such collateral shall have been prepared by the parties thereto and copies thereof delivered to the Lessor and the Administrative Agent, all of which shall be in form and substance reasonably acceptable to the Lessor and the Administrative Agent.

(o)        Filings, Recordings and Other Actions.  The Lessee shall have caused the Ground Lease to be executed and delivered in favor of the Lessor. The Lessee and the Lessor shall have executed and delivered all instruments and documents necessary for (i) the Lessor to obtain a Lien on the Lessee Collateral and (ii) any of the Operative Documents to become effective or enforceable, in each case in accordance with Applicable Laws and Regulations and to the extent reasonably required in connection with the then current status of the construction and planning of the Facility. The Lessee and the Lessor shall cause all such instruments and documents to be filed and recorded in the Recorder’s Office or such governmental offices as is necessary to perfect or publish notice of such Liens in favor of the Lessor. The Lessor and the Administrative Agent shall have received satisfactory evidence of the payment of all recording and filing fees and taxes with respect to any recordings or filings made of the Memorandum of Lease, the Memorandum of Ground Lease and any UCC financing statements to be filed with the Secretary of State of the State of Delaware and the Recorder’s Office (or other appropriate filing office).

(p)        Flood Hazard Certification. The Administrative Agent and the Lessor shall have obtained the necessary documents regarding flood hazard certification, which shall be prepared at Lessee’s expense.

(q)        Assignments and Liens. The Lessor shall have a security interest in the interests of the Lessee in the Lessee Collateral.

(r)         No Event of Loss, Taking, Force Majeure Event. No Event of Loss, Event of Taking, Force Majeure Event shall have occurred with respect to the Leased Property.

(s)         Rent Assignment Interests and Lessor Investment Permitted by Applicable Law, etc. The acquisition of the Rent Assignment Interests by the Rent Assignees and the making of the Lessor Investment by the Lessor shall be permitted by Applicable Laws and Regulations (including, without limitation, Regulations T, U and X of the F.R.S. Board) and shall not subject any Participant to any Tax, penalty, liability or other onerous condition under or pursuant to any Applicable Laws and Regulations. If requested any Participant,  such Participant shall have received an Officer’s Certificate from a Responsible Officer by the Lessee certifying as to such matters of fact as it may reasonably specify to enable it to determine whether such acquisition of the Rent Assignment Interests or the making of the Lessor Investment, as applicable, is so permitted.

(t)         The Lessor Confirmation Letter.  The Lessee shall have received a lessor confirmation letter from the Lessor providing information related to ASC 810.

(u)        KYC, FIN Cen Information. Upon the reasonable request of the Lessor made at least ten (10) days prior to the initial Advance Date, Lessee shall have provided to the Lessor the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act, as defined below, in each case at least five (5) days prior to the initial Advance Date.

All documents and instruments required to be delivered on the Closing Date pursuant to the Operative Documents shall be delivered at the offices of Dechert LLP, or at such other location as the Lessor,  the Agents and the Lessee may agree. The release by any party of its counterpart to this Agreement shall constitute conclusive evidence of its satisfaction with the form and substance of each of the items so delivered under this Section 2.1, subject to the right of the Lessor to require a side letter for satisfaction of certain items under this Section 2.1 after the Closing Date.

SECTION 2.2.            Commitments.

(a)        Rent Assignment Commitments.

(i)         Subject to the terms and conditions hereof and of the Rent Assignment Agreement and after receipt of each Advance Request in accordance with Section 2.5 hereof, each Rent Assignee severally agrees to acquire the Rent Assignment Interests from the Lessor for the purpose of enabling the Lessor to make the Advance to Lessee on the Closing Date and on each other Advance Date, in the amounts required under Section 2.12(a) hereof and Section 1.02(b) of the respective Rent Assignment Agreement.

(ii)        Each Rent Assignee’s Commitment and Commitment Percentage are as specified on Schedule I-A (in the case of the initial Rent Assignees) or as specified in the applicable Assignment Agreement pursuant to which such Rent Assignee became a party to the Rent Assignment Agreement. In no event shall any Rent Assignee be obligated to acquire any Rent Assignment Interest to fund an Advance on any Advance Date if, after giving effect to such Advance, (1) the aggregate outstanding amount of the Rent Assignment Advances funded and Lessor Investment made to fund Advances would exceed the Commitment Amount or (2) the aggregate amount of funds so provided by such Rent Assignee would exceed the amount of its Commitment.

(b)        Lessor Commitment.

(i)         Subject to the terms and conditions hereof and after receipt of each Advance Request in accordance with Section 2.5 hereof, the Lessor agrees to make an investment on the Closing Date and each other Advance Date to the Administrative Agent in accordance with Section 2.3 in an amount equal to its Commitment Percentage times the Commitment Amount (such contributions collectively called the “Lessor Investment”).

(ii)        The Lessor’s Commitment and Commitment Percentage are as specified on Schedule I-B or as specified in the applicable Assignment Agreement pursuant to which the Lessor became a party hereto. In no event shall the Lessor be obligated to make a Lessor Investment on any Advance Date if, after giving effect to such Advance, (1) the aggregate outstanding amount of the Rent Assignment Advances funded and Lessor Investment made to fund Advances would exceed the Commitment Amount or (2) the aggregate amount of funds so provided by the Lessor would exceed the amount of its Commitment.  Nothing in this Section 2.2(b) shall operate to relieve the Rent Assignees or the Lessee from their respective obligations under the Operative Documents or to waive any of the Lessor’s rights against the Rent Assignees or Lessee.

(c)        Termination and Reduction of Commitments.

(i)         Notwithstanding anything in this Agreement to the contrary, the Commitments shall terminate and the Lessor shall not be obligated to make any Advance, and no Rent Assignee shall be obligated to make any Rent Assignment Advances in respect of any Advance and no Advance Date may thereafter occur at 11:00 a.m. New York time on the last day of the Commitment Period.

(ii)        During the continuation of an Event of Default, whether automatically or with the consent, or at the request, of the Required Participants, upon written notice to the Lessee (except in the case of an Event of Default described in paragraphs (h) or (i) of Article XVII of the Lease), the Commitments of the Participants shall be terminated, the Lease Balance outstanding with accrued Yield thereon and all other amounts owing hereunder and shall immediately become due and payable and the application of proceeds therefrom shall be subject to Article X hereof.

(iii)      The Lessee shall have the right, upon not less than ten (10) days prior written notice to the Administrative Agent, to voluntarily reduce the Commitments on a Payment Date, subject to the satisfaction of the following conditions:

(A)       the Construction Consultant and the Construction Agent shall certify (provided the Construction Consultant shall provide the certifications specified in subsections (i) and (ii) below but not subsection (iii) below) to each Participant that, following such reduction of the Commitment, (i) the remaining Available Commitments of the Lessor and Rent Assignees are

sufficient to Complete the Facility and to pay all Construction Costs, (ii) the Facility can be Completed before the Construction Period Termination Date, and (iii) no Construction Event of Default is continuing;

(B)       all Transaction Costs and other amounts accrued with respect to the portion of the Commitments so reduced through the effective date of such reduction shall be paid in accordance with Section 2.13;

(C)       such reduction shall be in a minimum amount of $1,000,000 in the aggregate or, if less, the aggregate remaining unfunded Available Commitments of the Lessor and Rent Assignees; and

(D)       such reduction shall reduce (1) each Rent Assignee’s Commitment pro rata based on the percentage of the aggregate Commitments of the Rent Assignees then in effect represented by such Rent Assignee’s Commitment, and (2) the Lessor’s Commitment pro rata based on the percentage of the aggregate Commitments of all of the Participants then in effect represented by the Lessor’s Commitments.

(d)        Increase in Commitments. If the Construction Agent determines that the Commitments are not sufficient to Complete the Facility on or prior to the Construction Period Termination Date inclusive of all Carrying Costs, then the Participants and the Construction Agent shall, at the written request of the Construction Agent accompanied by the certificate hereinafter described, in good faith, but for a period not in excess of twenty (20) days (provided that such period shall not extend beyond the Construction Period Termination Date), discuss the terms and conditions applicable to an increase in the Commitments to enable the Construction Agent to Complete the Facility on or prior to the Construction Period Termination Date. Notwithstanding any provision of any Operative Document to the contrary, during such twenty (20) (or shorter) day period, no Advance shall be made but none of the Participants may exercise any remedy under any Operative Document solely as a result of the remaining Available Commitments of the Lessor and the Rent Assignees being insufficient to Complete the Facility and to pay all Construction Costs. It is understood and agreed that (x) the Participants are not obligated to increase the Commitments by reason of their entering into such good faith discussions and may decline to increase their respective Commitment for any reason in their sole and absolute discretion and (y) no Participant may cause another Participant’s Commitment to be increased without such Participant’s prior consent which may be withheld in its sole and absolute discretion. In connection with any such request, the Construction Agent shall deliver to the Participants (i) a written explanation detailing the reasons why the Commitment was not sufficient to finance Completion, (ii) a certification from the Construction Consultant and the Construction Agent to the effect that the increased Commitment will allow Completion to occur on or before the Construction Period Termination Date substantially in accordance with the Plans and Specifications and in accordance with the Construction Budget, and (iii) any other evidence or information reasonably requested by the Participants in connection therewith. If less than all of the Participants agree to increase their respective Commitments, the remaining Participants have the option to increase their Commitments further, on a pro rata basis with other Participants also electing to further increase their Commitments (and, in such event, the parties hereto agree that the amounts and percentages set forth opposite each Participant’s names on Schedule I-A and Schedule I-B shall be modified accordingly) provided, however, if after such twenty (20) day (or shorter) period, the Construction Agent is unable to obtain the Commitments necessary to Complete the Facility, then a Construction Event of Default shall have occurred.

SECTION 2.3.            Fundings.

(a)        Closing Date.  The initial Advance Date shall be the Closing Date. Prior to the initial Advance Date, subject to the terms and conditions set forth in this Agreement and the Rent Assignment Agreement, the Participants, in accordance with their respective Commitment Percentages, shall provide immediately available funds to the Administrative Agent, and on the initial Advance Date, subject to the terms and conditions set forth in this Agreement and the Rent Assignment Agreement,  the parties shall instruct the Administrative Agent to provide immediately available funds to the Lessee in an amount necessary to enable (i) the Lessee to pay for the Transaction Costs and Fees referred to in Section 2.1(l), and (ii) the Construction Agent to be reimbursed for, or to be able to make funds available to pay third parties for, any Construction Costs incurred as of or prior to the Closing Date.  Such amounts transferred or applied by the Administrative Agent shall constitute an Advance.

(b)        Fundings Generally. Subject to the terms and conditions of this Agreement and the Rent Assignment Agreement, and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, upon receipt of an Advance Request in accordance with Section 2.5, regarding each Advance Date, each Participant shall provide immediately available funds to the Administrative Agent, and on each Advance Date, subject to the terms and conditions set forth in this Agreement, the parties intend that the Administrative Agent shall provide immediately available funds to Construction Agent, which shall be used by the Construction Agent for the payment of Construction Costs, including Carrying Costs invoiced at least five  (5) Business Days prior to the relevant Advance Date.  Such amounts transferred or applied by the Administrative Agent shall constitute an Advance. Transfers of such funds by the Participants shall be made in immediately available funds by wire transfers to the Administrative Agent in accordance with the instructions set forth in Schedule II for deposit not later than 11:00 a.m., New York time, on each Advance Date, except that such funds shall be made available not later than 3:00 p.m., New York time, on the initial Advance Date.  The parties intend that funds from the Participants shall be transferred by the Administrative Agent to such account as the Lessee or the Construction Agent, as applicable, shall have indicated in the Advance Request and for same day value provided, that, if the terms and conditions for the Funding set forth herein have not been satisfied by 5:00 p.m. New York time on two (2) Business Days prior to such date, the Participants shall not be obligated to maintain the availability of their funds for such Funding unless the Lessee elects to deliver a satisfactory indemnity for the overnight investment of such funds.

(c)        No Reborrowing.  No amounts paid or prepaid with respect to any Advance, Lessor Investment or Rent Assignment Interest may be readvanced.

(d)        Limitations on Advances.  There shall be no more than one Advance made during any calendar month (except as may be the case with the final Advance), which shall be made on the Monthly Date occurring in each month.  Each Advance made after the first two

Advance Dates (excluding any Advance made solely to fund Carrying Costs and excluding the final Advance) shall be in a minimum amount of $500,000 or such other amount as the Lessee and the Lessor shall agree. The Advance made on the final Advance Date shall include funds for any anticipated Construction Costs not yet incurred by the Construction Agent, any Construction Costs being contested by the Construction Agent or for any reimbursement which is in process, provided, that, such final Advance shall be made to the Escrow Agent to be held and disbursed pursuant to the Escrow Agreement and provided, further, that if the amount of such funds advanced and remaining unapplied to such Construction Costs on the next Payment Date following the Construction Period Termination Date exceed $150,000 (to the extent not related to the Holdback Amount (as defined in the Development Agreement)), the Construction Agent will return to the Administrative Agent on behalf of the Participants any such funds on the next Payment Date following the Construction Period Termination Date and any such returned funds shall be credited against and reduce the outstanding Lease Balance.  With respect to the Holdback Amount, the Construction Agent will return to the Administrative Agent on behalf of the Participants any such funds remaining unapplied in excess of $150,000 on the first Payment Date following the Post GMP Warranty Period (as defined in the Development Agreement).

(e)        Extension of Construction Period. If the Construction Agent reasonably determines in good faith that it will be unable to Complete the Facility on or prior to the Construction Period Termination Date, then the Participants and the Construction Agent shall, at the written request of the Construction Agent accompanied by the certificate hereinafter described, in good faith, but for a period not in excess of thirty  (30) days (provided that such period shall not extend beyond the Construction Period Termination Date), discuss the terms and conditions applicable to a postponement of the Construction Period Termination Date to enable the Construction Agent to Complete the Facility on or prior to such extended Construction Period Termination Date. Notwithstanding any provision of any Operative Document to the contrary, during such thirty  (30) (or shorter) day period, no Participant may exercise any remedy under any Operative Document solely as a result of the Construction Agent being unable to Complete the Facility by the Construction Period Termination Date. It is understood and agreed that the Participants are not obligated to extend the Construction Period for any reason. The request for such postponement shall be subject to the prior approval of the Required Participants which may be granted or withheld in the Required Participants’ sole and absolute discretion. In connection with any such request, the Construction Agent shall deliver to the Participants (i) a written explanation detailing the reasons why Completion will be unable to occur prior to the Construction Period Termination Date and how such delays will be rectified, and (ii) a certification from the Construction Consultant and the Construction Agent to the effect that the extension of the Construction Period will allow Completion to occur on or before the extended Construction Period Termination Date and within the remaining Available Commitments. If after such thirty (30) day (or shorter) period, the Construction Agent is unable to obtain approval for such postponement, then a Construction Event of Default shall have occurred.

SECTION 2.4.            Obligations Several.

The obligations of the Participants hereunder or elsewhere in the Operative Documents shall be several and not joint and the Participants shall not be liable or responsible for the acts or defaults of any other Participant hereunder or under any other Operative Document, nor shall the failure of any Participant to perform its obligations in and of itself relieve any other Participant from its obligations hereunder.

SECTION 2.5.            Advance Requests.

At or before 11:00 a.m. New York time on the fifth (5th) Business Day prior to a proposed Advance Date, which proposed Advance Date must be a Monthly Date, the Construction Agent shall deliver to the Construction Consultant and the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (an “Advance Request”), together with the certificate required under Section 3.1(e), setting forth:

(i)         the proposed Advance Date;

(ii)        a statement of the amount of the requested Advance in Dollars (including a separate statement of the amount thereof, if any, that constitutes Carrying Costs, Upfront Fees, Non-Use Fees, Transaction Costs, other Fees and other Construction Costs);

(iii)      the initial Payment Period applicable thereto; and

(iv)       wire transfer instructions for the disbursement of the appropriate amount of funds to the Lessee or the Construction Agent, as applicable.

Notwithstanding the foregoing, with respect to the initial Advance Date only, the Construction Agent may request that the Advance be made on any Business Day agreed to between the Construction Agent and the Participants. Promptly upon receipt, the Administrative Agent shall confirm the Capitalized Yield and Non-Use Fees set forth in the Advance Request and the Administrative Agent shall forward the Advance Request to each Participant with instructions to each recipient as to the amount of Capitalized Yield and Non-Use Fees which have accrued with respect to its Rent Assignment Interests or Lessor Investment, as applicable, and to retain such amounts from their respective Advances. In the event the Construction Agent shall not deliver an Advance Request at or before 11:00 a.m. New York time on the fifth (5th)  Business Day prior to a Payment Date during the Construction Period, the Construction Agent shall be deemed to have made an Advance Request in accordance with Sections 2.10 (Capitalized Yield) and 2.13  (Fees and Other Transaction Costs) and the other relevant terms of this Agreement.

All documents and instruments required to be delivered on any Advance Date pursuant to the Operative Documents other than the Advance Request shall be delivered to the Administrative Agent, or at such other location as the Administrative Agent and the Construction Agent may agree. On the scheduled Advance Date, and subject to the satisfaction of the conditions set forth in this Section 2.5 and in Section 3.1, the Participants shall fund their respective portion of the Advance in Dollars by wire transfer to the Administrative Agent for payment to the Construction Agent in the manner described in Section 2.3(b). Notwithstanding the foregoing, in the event that the Lessor elects to cause the Completion of the Facility pursuant to Section 5.3(a)(iii) of the Construction and Development Agreement, then the Lessor may submit Advance Requests, the aggregate amount available to be funded by the Participants shall equal the aggregate amount of the Available Commitments and such amounts shall be disbursed directly to the Lessor for the payment of Construction Costs.

SECTION 2.6.            Funding Notations.

Each Participant is hereby authorized to record the date and amount of each funding made in respect of an Advance, the amount of all Capitalized Yield, each payment or repayment of principal with respect to its Rent Assignment Interests or Lessor Investment, as applicable, and the length of each Payment Period with respect thereto in any manner consistent with its ordinary business practices, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure to make any such recordation or any errors in such recordation shall not affect the obligation of the Lessor under such instrument or the corresponding obligation of the Lessee to pay Rent (including any Lease Balance).

SECTION 2.7.            Payments to Participants. The parties to this Agreement hereby agree that any payment required to be made to (a) the Lessor or (b) the Rent Assignees by the Lessor pursuant to the Rent Assignment Agreements from payments to be made by the Lessee shall be made to the Administrative Agent. Such payment by the Lessee to the Administrative Agent for the benefit of the Participants, shall be deemed to constitute (i) the required payment from the Lessee to the Lessor and (ii) the corresponding payment by the Lessor to the Rent Assignees.

SECTION 2.8.            Computations.

For all purposes under the Operative Documents, all computations of Yield and other accrued amounts (including, without limitation, the Overdue Rate) shall be made on the basis of a 360-day year and the actual days elapsed (including the first day but excluding the last day).

SECTION 2.9.            Determination of Yield Rate and Payment Periods.

(a)        Determination of Yield Rate. The Lease Balance outstanding from time to time shall accrue Yield at the rate per annum equal to the Yield Rate. The Administrative Agent shall as soon as practicable after receipt of the related Advance Request, but in no event later than 11:00 a.m., New York time, two (2) Business Days prior to the effectiveness of each LIBOR Rate, notify the Lessee, the Lessor and each other Participant of such LIBOR Rate and the corresponding Yield Rate but failure to so notify shall not affect the obligations of the parties hereunder or under the other Operative Documents, provided, however, that such notice may be delivered no later than 11:00 a.m., New York time, one (1) Business Day prior to the effectiveness of such LIBOR Rate with respect to the initial Advance Request. Prior to the Completion Date, Yield attributable to amounts advanced by the Lessor and the Rent Assignees will be (i) retained by the Participants and added to the Lessor Investment or Rent Assignment Interests, as applicable, pursuant to Section 2.10 and (ii) capitalized monthly in arrears. From and after the Base Term Commencement Date, accrued Yield shall be due and payable on each applicable Payment Date and on the Maturity Date and, for purposes of calculating the amount of Yield due and payable on any such date, Yield accruing on the last day of any Payment Period that is not a Payment Date shall be capitalized and added to the outstanding amount of Rent Assignment Advances or Lessor Investment, as applicable, and such capitalized amount shall earn Yield until the next to occur of a Payment Date or the Maturity Date. If all or any portion of the principal of the Lease Balance, any accrued Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate and shall be payable from time to time on demand as Supplemental Rent.

(b)        Change in Law, Circumstances. If:

(A)       the Administrative Agent or any Participant shall determine (which determination shall be conclusive and binding on the Lessee absent manifest error) that

(i) a Change in Law after the date hereof makes it unlawful, or the applicable central bank or other applicable Authority asserts that it is unlawful, for such Participant or its principal bank Affiliate to make, continue or maintain any amount of such Participant’s Lessor Investment or Rent Assignment Advances, as applicable, on a LIBOR Rate basis, or

(ii) deposits in Dollars (in the applicable amounts) are not being offered to such Participant or its principal bank Affiliate in the relevant market for the applicable Payment Period, or that, adequate and reasonable means do not exist for ascertaining the LIBOR Rate (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary, or

(B)       the Administrative Agent or any Participant determines (which determination shall be conclusive and binding upon the Lessee absent manifest error) that (i) the LIBOR Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Participant or its principal bank Affiliates of maintaining or funding its investments for the applicable Payment Period, or (ii) the making or funding of such Participant’s investment hereunder on a LIBOR Rate basis has become impracticable as a result of an event occurring after the date hereof which in the opinion of such Participant materially changes such investment, or

(C)       an Event of Default shall be continuing, or

(D)       (i) the supervisor for the administrator of the LIBOR Rate or an Authority having jurisdiction over the Administrative Agent or any Participant has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, or (ii) LIBOR Rate is no longer a widely recognized benchmark rate for newly originated loans in the United States syndicated loan market in the applicable currency, then the obligations of such Participant to make, continue or maintain any such investment on a LIBOR Rate basis shall, upon such determination, forthwith be suspended until such Participant shall notify the Lessee that such circumstances no longer exist, and (i) in the case of clauses (B)(ii) and (D) above, the Administrative Agent and the Lessee shall endeavor to establish an alternate rate of interest (the “Replacement Rate”) to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.5, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of the Replacement Rate is provided to the Participants, a written notice from the Required Participants stating that such Required Participants object to such amendment. Until the Replacement Rate is determined (but, in the case of the circumstances described in clause (D)(ii) above only to the extent the LIBOR Rate for such Payment Period is not available or published at such time on a current basis), Yield on the Lease Balance shall be determined on the basis of the Alternate Base Rate. Notwithstanding anything else herein, in no event shall such Replacement Rate be less than zero for the purposes hereof or of any other Operative Document. To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause, the Replacement Rate shall be applied in a manner consistent with market practice; provided, that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, the Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Participants), and (ii) in all other cases, all Yield allocable to the fundings made or to be made by the Participants  shall automatically be determined on an Alternate Base Rate basis beginning on the Advance Date or the next immediately succeeding Payment Date with respect thereto or sooner, if required by such law, assertion or determination. Subject to the rights of the Participants following an Event of Default and except as set forth in clause (i) hereof, the provisions of this clause (b) shall not limit the right of the Lessee to receive Advances funded by the Participants that accrue yield at the Alternate Base Rate.

(c)        Rate Determinations. Each determination of a Yield Rate pursuant to any provision of this Agreement or any other Operative Document shall be conclusive and binding on the Lessee and the Participants in the absence of manifest error.

(d)        LIBOR Payment Periods. Each Payment Period applicable to Fundings bearing yield at a rate determined with respect to the LIBOR Rate shall end on a Payment Date and shall be a period of one month, if such Payment Period commences during the Construction Period, in each case, after the end of the preceding Payment Period or the Advance Date applicable to such Funding, as the case may be, except (i) the first Payment Period shall commence on the Closing Date and last until the first Payment Date, (ii) for the Payment Period applicable to any such Funding outstanding on the Base Term Commencement Date, which Payment Period shall end on, but exclude, the Base Term Commencement Date even if such Payment Period is less than one month, and (ii) as otherwise agreed to by the Participants, but in any event ending not later than the date such Funding shall be due and payable.

(e)        Alternate Base Rate Payment Periods. Each Payment Period applicable to Fundings bearing yield at the Alternate Base Rate shall end on a Payment Date and shall be a period of one month, if such Payment Period commences during the Construction Period, in each case, after the end of the preceding Payment Period or regarding the initial Advance Date,  one month after the initial Advance Date, except (i) for the Payment Period applicable to any such Funding outstanding on the Base Term Commencement Date, which Payment Period shall end on, but exclude, the Base Term Commencement Date even if such Payment Period is less than one month, and (ii) as otherwise agreed to by the Participants. So long as none of the circumstances described in clauses (A), (B) or (C) of Section 2.09(b) shall exist, the Lessee may elect during the Construction Period to convert any Funding bearing yield at the Alternate Base Rate into a Funding bearing yield at a rate determined with respect to the LIBOR Rate on three (3) Business Days’ irrevocable notice to the Administrative Agent and each of the Participants prior to a Monthly Date and, subject to clause (b) above, such conversion shall be effective on such Monthly Date and such date shall be the last day of the Payment Period that was applicable to such Funding prior to such conversion.

(f)         LIBOR Calculation During the Construction Period. For purposes of calculating the LIBOR Rate during the Construction Period, the Construction Agent currently intends to request Advances in accordance with Schedule 2.9(f) hereto. The parties agree that the Construction Agent is not required to request Advances in accordance with such Schedule, and actual Advances shall be made pursuant to Advance Requests properly submitted in accordance with Section 2.5 hereof.

SECTION 2.10.          Capitalized Yield.

During the Construction Period, in the event the Construction Agent shall not deliver an Advance Request at or before 11:00 a.m. New York time on the fifth (5th) Business Day prior to a Payment Date, the Construction Agent shall be deemed to have requested an Advance in Dollars in an amount equal to Capitalized Yield accrued on the Lease Balance for the Payment Period ending on such Payment Date. The Advance Date with respect to each such Advance for such accrued Capitalized Yield shall be the relevant Payment Date. The Payment Period with respect to any such Advance shall be the same as the Payment Period with respect to an Advance of the same type that is made on the same Advance Date. If no Advance Request is timely delivered by the Construction Agent, the Administrative Agent shall calculate such Capitalized Yield accrued on the Lease Balance in accordance with the following sentence and notify the Participants and Construction Agent thereof in writing setting forth the calculation.  On each such Advance Date, the Lessor Investment shall be increased by an amount equal to Lessor’s Commitment Percentage of such deemed Advance and the outstanding principal of each Rent Assignee’s Rent Assignment Advances shall be increased by an amount equal to such Rent Assignee’s respective Commitment Percentage of such deemed Advance.

SECTION 2.11.          Lessor Investment.

(a)        Procedure for Investment. Upon receipt of an Advance Request, and subject to the terms and conditions of this Agreement, the Lessor agrees that it shall wire transfer its portion of the requested Advance equal to the lesser of (i) its Commitment Percentage multiplied by the amount requested for such Advance, and (ii) its Available Commitment, in immediately available funds to the Administrative Agent for further funding to Lessee or the Construction Agent, as applicable, as set forth in Section 2.3.

(b)        Return of Investment.  The Lessor shall be entitled to a return of its Lessor Investment outstanding, in full, together with (i) Yield accrued thereon to the date of return and (ii) all other amounts then due and payable by the Lessee hereunder or under the other Operative Documents to the Lessor, upon the first to occur of:

(i)         the purchase by the Lessee during the Base Term of all of the Leased Property pursuant to Article XIII, Article XX or Article XXI of the Lease, such return to be due on the date specified in such provisions for payment with respect to such purchase;

(ii)        a termination of the Lease during the Construction Period pursuant to Section 3.3(a) of the Construction and Development Agreement, such return to be due on the date of such termination;

(iii)      the Return Date; and

(iv)       following an Event of Default and the exercise of remedies under the Lease.

(c)        Scheduled Return of Lessor Investment. Except in the case of a required return described in Section 2.11(b)  above and any payment of Lease Balance pursuant to Section 2.3(d) (which will be applied pro rata among the outstanding Advances), no return in respect of the Lessor Investment shall be due prior to the Maturity Date. On the Maturity Date and subject to the rights of the Rent Assignees under Article X hereof and the Rent Assignment Agreements, the Lessor shall be entitled to the aggregate unpaid Lessor Investment as of such date.

(d)        Yield.

(i)         The Lessor Investment outstanding shall earn a Yield on the unpaid amount thereof at a rate per annum equal to the Yield Rate.

(ii)        If all or a portion of the Lessor Investment or Yield is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lessor under any Operative Document, bear interest at the Overdue Rate, in each case from the date of nonpayment until paid (after as well as before judgment).

(iii)      Yield shall be payable in arrears on each Payment Date.

(e)        Computation of Yield. Yield in respect of the Lessor Investment shall be calculated as provided in Section 2.8.

SECTION 2.12.          Rent Assignment Interests.

(a)        Procedure for Acquiring Rent Assignment Interests.  Upon receipt of the Advance Request and subject to the terms and conditions of this Agreement, (i) each Rent Assignee agrees that it shall wire transfer funds equal to the lesser of (x) its Commitment Percentage multiplied by such Advance, and (ii) its Available Commitment, in immediately available funds to the Administrative Agent for further funding to Lessee or the Construction Agent, as applicable, as set forth in Section 2.3.

(b)        Payments with respect to Rent Assignment Interests.  Payments with respect to the Rent Assignment Interests shall be made to the Rent Assignees together with all accrued and unpaid Yield thereon, at the times and in the manner set forth in the Rent Assignment Agreements and this Agreement.  Each Rent Assignee shall be entitled to payments with respect to its outstanding Rent Assignment Advances, in full, together with (i) Yield accrued thereon to the date of repayment and (ii) all other amounts then due and payable by the Lessor under the related Rent Assignment Agreement to such Rent Assignee, upon the first to occur of:

(i)         the purchase by the Lessee during the Base Term of all of the Leased Property pursuant to Article XIII, Article XX or Article XXI of the Lease, such payment to be made on the date specified in such provisions for payment with respect to such purchase;

(ii)        a termination of the Lease during the Construction Period pursuant to Sections 3.3(a) of the Construction and Development Agreement, such payment to be made on the date of such termination;

(iii)      the Return Date; and

(iv)       following an  Event of Default.

(c)        Scheduled Return of Rent Assignment Advances.  Except in the case of a required repayment described in Section 2.12(b) above and any payment of Lease Balance pursuant to Section 2.3(d) (which will be applied pro rata among the outstanding Advances), there shall be no payments with respect to Rent Assignment Advances prior to the Maturity Date. On the Maturity Date, the Rent Assignees shall be entitled to payments to be applied to the aggregate unpaid principal amount of the Rent Assignment Advances as of such date.

(d)        Yield.

(i)         Pursuant to Section 2.01 of each Rent Assignment Agreement, Yield shall be payable with respect to the outstanding Rent Assignment Advances at an effective rate per annum thereon equal to the Yield Rate.

(ii)        If all or a portion of the Rent Assignment Advances or Yield is not paid when due under the Rent Assignment Agreements or under Article X hereof, such overdue amount shall, without limiting the rights of the Rent Assignees under any

Operative Document, bear interest at the Overdue Rate, in each case from the date of nonpayment until paid (after as well as before judgment).

(iii)      Payments of Yield with respect to Rent Assignment Advances shall be payable in arrears on each Payment Date.

(e)        Computation of Yield. Yield in respect of the Rent Assignment Interests shall be calculated as provided in Section 2.8.

SECTION 2.13.          Fees and Other Transaction Costs.

The Construction Agent shall authorize and request Advances to fund during the Construction Period any and all Transaction Costs with respect to which invoices have been received at least five  (5) Business Days prior to an Advance Date and shall pay any and all fees described in the succeeding provisions of this Section 2.13 (collectively, “Fees”):

(a)        Arrangement Fee. The Construction Agent shall pay to the Arranger on the initial Advance Date, an arrangement and structuring fee as previously agreed to in writing between Lessee and Arranger. (the “Arrangement Fee”);

(b)        Upfront Fee. The Construction Agent shall pay to each Rent Assignee on the Closing Date, a commitment fee (the “Upfront Fee”)  as previously agreed to in writing between Construction Agent and such Rent Assignee;

(c)        Non-Use Fee. The Construction Agent shall pay to the Participants on each Advance Date occurring during the Commitment Period and on the last day of the Commitment Period, an unused commitment fee (the “Non-Use Fee”) at a rate per annum equal to the product of the Non-Use Fee Rate times the average amount of the Available Commitment of each such Participant during the preceding Payment Period (or other period commencing on the Closing Date or ending on the last day of the Commitment Period, as applicable). Such fee shall commence to accrue on the Closing Date and shall cease to accrue on the day prior to the last day of the Commitment Period. During the Construction Period, (A) pursuant to Section 2.10 hereof, the Construction Agent shall be deemed to have requested an Advance in an amount equal to Non-Use Fees accrued with respect to the Rent Assignment Advances and Lessor Investment with a Payment Period ending on such Payment Date, (B) each Participant shall retain the Non-Use Fees applicable to its Rent Assignment Advances and Lessor Investment in accordance with the Construction Agent’s instructions pursuant to Section 2.5, (C) if no Advance Request is timely delivered by the Construction Agent, the Participants shall calculate such Non-Use Fees in accordance with the prior sentence and notify the Construction Agent thereof, and (D) on each such Advance Date, the Lessor Investment shall be increased by an amount equal to such Advance;

(d)        Non-Use Fee Statements. The Administrative Agent shall provide to the Construction Agent from time to time not less than ten (10) Business Days prior to the due date(s) for the Non-Use Fee a written statement of the amount of such Fees then due, the due date therefor and the calculation thereof provided, that, failure to give such notice shall not relieve the Construction Agent of its obligation to authorize Advances in respect of such Fees;

(e)        Agent Fees.  The Construction Agent and Lessee, respectively, shall pay to the Administrative Agent (for the benefit of the Agents) in advance (i) on the initial Advance Date, an initial agency fee and (ii) on each anniversary of the initial Advance Date (excluding the Maturity Date), an annual agency fee, each in the amounts set forth in a separate writing between the Agents and Cubic; and

(f)         Cap Fees.  The Construction Agent shall pay to the Participants on the Closing Date an interest rate cap fee in the amount set forth in separate writings between the Participants and the Lessee.

(g)        Post Construction Period. Notwithstanding any term to the contrary in this Section 2.13, after the Construction Period, the Lessee shall promptly pay all Transaction Costs after receiving invoices therefor and shall pay all Fees when due and payable.

SECTION 2.14.          Nature of Transaction.

It is the intention of the parties that:

(a)        the Overall Transaction constitutes an operating lease for purposes of the Lessee’s financial reporting under GAAP provisions relating to leases including without limitation the Accounting Standards Codification (“ASC”) 840 (including ASC 840-20 and 840-40) and, upon applicability, ASC 842; and

(b)        for United States federal, state and local income tax, property tax, transfer tax, sales tax, franchise tax, general corporation tax and other similar taxes that may be imposed upon net or gross income, bankruptcy (including the substantive law upon which bankruptcy proceedings are based) and real estate and commercial law purposes:

(i)         the Overall Transaction constitutes (x) a financing by the Lessor to the Lessee, the obligations of the Lessee to pay Basic Rent shall be treated as payments of interest to the Lessor and the payment by the Lessee of any amounts in respect of the Lease Balance shall be treated as payments of principal to the Lessor, and (y) a sale of receivables and other rights under the Operative Documents as set forth in the Rent Assignment Agreements from the Lessor to the Rent Assignees;

(ii)        The Lessee will not be entitled to, and shall not avail itself of, any of the rights or benefits accorded to a lessee under Applicable Laws and Regulations except as expressly permitted under the Lease and the Lessor will be deemed and will have the rights of a lender making secured loans to the Lessee secured by, among other things the Lessee Collateral, a portion of which rights will be deemed sold by the Lessor to the Rent Assignees upon payment for their respective Rent Assigned Interests; and

(iii)      The Lessee is and will be the owner of the Site and the Facility and lessor of the Site under the Ground Lease.

The Lessee acknowledges and agrees that none of the Agents, the Arranger or any of the Participants has made, in any capacity, any representations or warranties concerning the tax,

accounting or legal consequences or characteristics of the Operative Documents or any aspect of the Overall Transaction and that the Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate, provided, that the Lessee may rely on the representations and warranties contained in the Operative Documents and the legal opinions issued to it in connection therewith and to which it is an addressee. Each Participant acknowledges and agrees that the Lessee has not made any representations or warranties concerning the tax, accounting or legal consequences or characteristics of the Operative Documents or any aspect of the Overall Transaction and that such Person has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate, provided, that each Participant may rely on the representations and warranties contained in the Operative Documents and the legal opinions issued in connection therewith.

SECTION 2.15.          Amounts Due.

(a)        It is the intention of the Lessee and the Participants that (i) from and after the Completion Date, the amount and timing of installments of Basic Rent due and payable from time to time from the Lessee under the Lease shall be equal to the aggregate payments due and payable in respect of Yield accrued on the Lessor Investment and payable with respect to the Rent Assignee Advances under each Rent Assignment Agreement due on each Payment Date; (ii) if the Lessee elects the Early Termination Option or the Purchase Option, the outstanding principal of the Rent Assignment Advances and the Lessor Investment, all Yield thereon, all Fees and Transaction Costs and all other obligations of the Lessee owing to the Agents and the Participants shall be paid in full by the Lessee in accordance with Article XX or Article XXI of the Lease, as applicable; (iii) if the Lessee properly elects the Return Option and remarkets the Leased Property in accordance with Article XXII of the Lease, in the absence of a Default or Event of Default or a default under the Lease, the Lessee shall be required to pay the Sale Proceeds of the sale of the Leased Property (in an amount not to exceed the Lease Balance, any excess being payable to the Lessee, except in the case of application of Section 22.4 of the Lease), and if the Sale Proceeds are less than the Lease Balance, the lesser of (x) the amount of such difference and (y) the Return Price Recourse Deficiency Amount, all in accordance with Article XXII of the Lease, and any amounts due pursuant to Article VII hereof and Section 22.3(a) of the Lease (which aggregate amounts may be less than the Lease Balance); and (iv) upon an Event of Default or a default under the Lease that is not solely a Limiting Event pursuant to Section 18.1(b) of the Lease or that is not subject to the limitations of Section 18.5 of the Lease, the amounts then due and payable by the Lessee under the Lease and the Construction Agent under the Construction and Development Agreement shall include all amounts necessary to pay in full the outstanding principal with respect to the Rent Assignment Advances and the Lessor Investment and all accrued Yield on the Lease Balance, plus all other amounts then payable by the Lessee to the Agents and the Participants under the Operative Documents.

(b)        The Lessee and the Construction Agent, as applicable, shall pay or repay the Advances at such times and in such amounts as the Lease Balance becomes due and payable, which payment obligations shall be satisfied by and to the extent of any payment made by or on behalf of the Lessee or the Construction Agent, as applicable, pursuant to the Operative Documents of Rent, the Lease Balance, the Purchase Amount, the Sale Proceeds, the Construction Recourse

Amount, Deficiency payments, the Return Price Recourse Deficiency Amount or the Recourse Deficiency Amount, as the case may be.

ARTICLE III

CONDITIONS TO ADVANCES; DELIVERIES UPON COMPLETION

SECTION 3.1.            Conditions to Each Advance.

The obligation of each Participant to perform its obligations on any Advance Date shall be subject to Section 2.2 and to the satisfaction of, or the waiver in writing by such Participant of, the conditions precedent set forth in this Section 3.1 on or prior to such Advance Date (all such conditions precedent to be satisfied to the satisfaction of such Participant in its reasonable discretion, except that the obligation of any party hereto shall not be subject to such party’s own performance or compliance):

(a)        Advance Request.  The Construction Agent shall have delivered an Advance Request conforming to the requirements of Section 2.5 in respect of the proposed Advance Date.

(b)        Performance.  The Lessee and the Construction Agent shall have performed and complied in all material respects with all agreements and conditions contained herein and in any other Operative Document to which such Person is a party that are required to be performed or complied with by such party on or prior to the proposed Advance Date.

(c)        Consents and Approvals. All necessary or advisable Governmental Actions, and all consents, approvals and authorizations of Persons, required in connection with the Overall Transaction, shall have been obtained or made and be in full force and effect and not be subject to any pending procedures or appeals, whether administrative, judicial or otherwise, except for (i) any Governmental Actions that are not required with respect to the then current status of the construction of the Facility; and (ii) any other Governmental Action, consent, approval or authorization the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect.

(d)        Representations and Warranties True; Absence of Defaults. Each representation and warranty of the Lessee and the Construction Agent contained herein or in any other Operative Document or in any certificate delivered in connection therewith shall be true and correct in all material respects as though made on and as of the related Advance Date, except that any such representation or warranty which is expressly made only as of an earlier date need be true only as of such date. No Default for which the cure period, if any, has commenced, Default for which there is no notice and cure period, or Event of Default shall be continuing.

(e)        Certificates.  The Agents, the Participants and the Construction Consultant shall have received a certificate (an “Advance Certificate”) from a Responsible Officer of the Construction Agent certifying to the effect that (i) the remaining Available Commitment of the Rent Assignees and Lessor is sufficient to Complete the Facility and to pay all Construction Costs, (ii) Completion can be achieved before the Construction Period Termination Date, (iii) the Facility

is being constructed on the Site substantially in accordance with the Plans and Specifications and in accordance with the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction and Development Agreement), (iv) all Change Orders which have not previously been certified in a prior Advance Certificate are attached as an exhibit to the applicable Advance Certificate, together with reasonably sufficient detail thereof, including the change and cost of the change for all such Change Orders, (v) the Change Orders required to be attached as an exhibit to the applicable Advance Certificate pursuant to the foregoing subsection (iv) (the “Current Change Orders”), individually and in the aggregate, after giving effect thereto, will not (A) materially diminish: (1) the utility, useful life or functional capability of the Facility as two (2) Class A office buildings when Completion has been effected; (2) the expected Fair Market Value of the Facility as of the Construction Period Termination Date; or (3) the Fair Market Value as of the Maturity Date; (B) cause the remaining Available Commitments of Lessor and the Rent Assignees to be insufficient to Complete the Facility;  or (C) delay Completion beyond the Construction Period Termination Date (unless extended in accordance with the terms hereof),  (vi) funds for the Current Change Orders are available from the unused Aggregate Contingency Amount (subject to the requirement for Lessor’s consent, if applicable, as referenced in subsection (viii) below),  (vii) in the aggregate respecting any particular Major Construction Document, the cost of all Current Change Orders under such Major Construction Document, when aggregated with the cost of all prior Change Orders under such Major Construction Document, does not exceed the higher of $200,000 and ten percent (10%) of the original total amount payable under such Major Construction Document (in the aggregate with all prior and concurrent Change Orders with respect to such Construction Document) unless the Administrative Agent, acting upon the direction of the Required Participants, has provided its prior written consent to each such additional Current Change Order under such Major Construction Document; provided, that the prior written consent of Administrative Agent, acting upon the direction of the Required Participants, shall also be required for any Change Order that is for an amount in excess of $250,000,  (viii) in the aggregate respecting all Construction Documents, the Construction Budget and the Plans and Specifications, the cost of all Current Change Orders, when aggregated with the cost of all prior Change Orders,  does not exceed an amount equal to the Permitted Excess Amount, unless the Administrative Agent, acting upon the direction of the Required Participants, has provided its prior written consent to each such additional Current Change Order causing such amount to exceed the Permitted Excess Amount,  (ix) attached thereto is a reconciliation of the Construction Budget which shall be attached as an exhibit thereto, (x) all representations and warranties of the Lessee and the Construction Agent contained in the Operative Documents are true and correct in all material respects except for those representations and warranties that were made as of a specific date, which shall be true and correct as of such specific date, (xi) no Construction Event of Default or Construction Default is continuing, (xii) all necessary or advisable Governmental Actions, and all consents, approvals and authorizations of Persons, required in connection with the Overall Transaction, shall have been obtained or made and be in full force and effect and not be subject to any pending procedures or appeals, whether administrative, judicial or otherwise, except for (A) any Governmental Actions that are not required with respect to the then current status of the construction of the Facility; (B) any other Governmental Action, consent, approval or authorization the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect; and (C) the execution of those Construction Documents not required with respect to the then current status of the construction of the Facility, (xiii) all Major Construction Documents which have been entered into by the Construction Agent prior to such Advance Date have been assigned to the Lessor pursuant to an Assignment of Contracts or joinder thereto and any applicable Consent and Acknowledgments have been delivered to the Lessor, (xiv) the proceeds of the Advance will be used solely to pay for accrued and unpaid Construction Costs previously performed or contracted for and then due or payable, or that have been invoiced (or in the case of costs incurred by the Construction Agent using its own resources, that have been described in writing to the Lessor in reasonable detail) and will become due and payable in the month immediately following such Advance Date, or materials previously purchased or contracted for, together with all Carrying Costs and that all invoices for the foregoing costs have been (or will be with the proceeds of such Advance) paid in full, (xv) none of such costs specified in clause (xiv) have been reimbursed or paid pursuant to a previous Advance, (xvi) the costs being funded with the Advance are as set forth in a schedule attached to such certificate, (xvii)  no Major Construction Documents have been entered into since the Closing Date or the most recent prior Advance Date, as applicable, except as for those attached to the Advance Request and which have been approved by the Administrative Agent,  and (xviii)  all conditions precedent to the Advance have been satisfied. The foregoing certifications may be included in the applicable Advance Request.

(f)         Collateral Assignments and Liens. The Lessor shall have a security interest in all Lessee Collateral, including collateral assignments of the Lessee’s rights under all Major Construction Documents pursuant to the Assignments of Contract then in existence or hereafter arising and Consent and Acknowledgments with respect to each Major Construction Document then in existence or hereafter arising and the Lessee shall have, subject to the prior security interest therein in favor of the Lessor, a security interest in the Lessor’s rights and interests as set forth in the Memorandum of Lease.

(g)        No Event of Loss, Event of Taking, Force Majeure Event. No Event of Loss, Event of Taking, Force Majeure Event shall have occurred and be continuing, unless the Lessor shall have elected to continue the Lease and Complete the Facility in accordance with Section 3.3(b) of the Construction and Development Agreement.

(h)        Mechanics Liens, Etc. No mechanic’s (unless bonded over) or other liens exist and one or more waivers, as needed, as evidence of the same are delivered in form and substance satisfactory to the Title Insurance Company in order for it to issue date-down endorsement(s), if available, to the Title Policies insuring the continuing first priority of the interests described therein, as applicable, and increasing the insured amount thereunder to reflect the Advance made on such date, and such endorsements have been issued.

(i)         Transaction Costs. After the initial Advance, all Transaction Costs invoiced at least five  (5) Business Days prior to such Advance Date shall have been paid, or will be paid with the proceeds of the Advance to be made on such Advance Date, to the parties to whom such Transaction Costs were owed.

(j)         Construction Report. The Lessee has delivered or cause to be delivered to the Administrative Agent and each of the Participants the most recently due update of any report provided pursuant to Section 2.7(o) of the Construction and Development Agreement.

(k)        Available Commitment. No Advance hereunder would exceed the aggregate Available Commitments of the Participants and, in such circumstance, no Participant shall have any obligation to make any such funding and any Participant shall have the right to declare a default under the Construction and Development Agreement.

(l)         Demolition Date Conditions. On or one (1) Business Day prior to the Demolition Date, Lessee shall execute and deliver the Deed to the Lessor and, thereafter, commence demolition of Building 1 pursuant to the Construction and Development Agreement. On or prior to the Demolition Date, Lessee shall deliver to Administrative Agent a copy of the Twentieth Amendment to Declaration of Restrictions of San Diego Industrial Park (the “Twentieth CCR Amendment”), which shall be executed by a sufficient number of Property Owners (as defined therein) to make such document effective and which shall be promptly recorded in the Recorder’s Office.

For the avoidance of doubt, no Participant shall have any obligation to make any Advance if any Construction Event of Default or Construction Default shall be continuing, except to the extent that such Advance is requested with respect to any Construction Costs which have previously been paid by the Construction Agent but not previously reimbursed with proceeds from any Advance prior to the occurrence of such Construction Event of Default or Construction Default.

SECTION 3.2.            Conditions to Initial Advance.

The obligation of each Participant to perform its obligations on the initial Advance Date shall be subject to the satisfaction of, or the waiver in writing by,  such Participant of the conditions precedent set forth in Section 2.1 and, to the extent not inconsistent therewith, Section 3.1.

SECTION 3.3.            Deliveries Upon Completion.

(a)        Promptly (but not to exceed twenty (20) Business Days following the Completion Date),  the Lessee shall furnish to the Agents and each Participant a certification of a Responsible Officer of the Lessee as follows (such certification and such certified items referenced therein or attached thereto to be satisfactory to the Lessor in its reasonable discretion):

(i)         the Facility has been Completed;

(ii)        the Facility complies in all material respects with all Applicable Laws and Regulations;

(iii)      the representations and warranties of the Lessee with respect to the Leased Property and the Site set forth in Section 4.1(j) are true and correct in all material respects as of the Completion Date as if made on and as of each such date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representations and warranties shall have been true and correct as of such earlier date). All amounts owing to third parties for the construction of the Facility with respect to which invoices have been received by the Lessee on or before the day which is forty-five (45) days prior to such date have been paid in full (other than any subject to a Permitted

Contest and other than contingent obligations for which adequate reserves have been created to the extent required by GAAP);

(iv)       no changes or modifications were made to the Plans and Specifications except in accordance with Section 3.2 of the Construction and Development Agreement or as approved by Lessor;

(v)        there are no defects to the Facility which individually or in the aggregate have caused or reasonably could cause a Material Adverse Effect;

(vi)       setting forth the aggregate final amount of the (x) Lessor Investment, (y) Rent Assignment Advances and (z) Lease Balance, each with itemized documentation detailing such amount, as of the Base Term Commencement Date;

(vii)      attaching insurance certificates respecting the Facility as required under the Operative Documents;  and

(viii)    attaching a true and correct copy of the temporary certificate of occupancy (or final certificate of occupancy, if available);

provided, however, that if the items described in clauses (vii) and (viii) are not available at the time of delivery such certification, the Lessee shall have up to twenty (20) Business Days following the Completion Date to deliver such items to each Agent and the Participants.

The Administrative Agent and each Participant shall have the right to contest the information contained in such certification.

(b)        Subject to the Lessee’s right to contest same under Section 9.5 of the Lease, as soon as practicable (but not to exceed ninety (90) days following the Completion Date),  the Lessee shall deliver unconditional lien waivers by the applicable contractors, subcontractors and suppliers with respect to the Facility.

(c)        As soon as practicable (but not to exceed ninety  (90) days) following the Completion Date, the Lessee shall furnish to the Agents and each Participant a certification of a Responsible Officer of the Lessee as follows (such certification and such certified items referenced therein or attached thereto to be satisfactory to the Lessor in its reasonable discretion):

(i)         attaching a true and correct copy of the final certificate of occupancy for the Facility;

(ii)        no holdback amounts or contingency allocations under the Budget, the Development Agreement or any Construction Document was left unpaid to the Developer, General Contractor or other party thereto except for such sums which have been paid over by the Lessee to the Administrative Agent pursuant to Section 3.3(g) below; and

(iii)      attaching evidence that all utilities required to adequately service the Facility for its intended use are available except to the extent the unavailability of which individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.

The Administrative Agent and each Participant shall have the right to contest the information contained in such certification.

(d)        As soon as practicable (but not to exceed one hundred twenty (120) days) following the Completion Date, the Lessee shall deliver or cause to be delivered to the Lessor (unless previously delivered to the Lessor) originals of the following relating to the Facility, each of which shall be in form and substance acceptable to the Lessor, in its sole and reasonable discretion, and paid for with the Advances by the Lessee: (x) a title insurance endorsement regarding the title insurance policies in connection with the requirements of Section 2.1(m) provide for insurance in an amount at least equal to the maximum total Lease Balance and, if endorsed, the endorsement shall not include any title change or exception except to the extent that such is acceptable to the Lessor, in its reasonable discretion; (y)  a certification of a Responsible Officer of the Lessee, with  a true and complete copy of an “as-built” or “record” survey of the Facility and a site map of the Site reflecting the actual location of the Facility attached thereto and (z) a recorded copy of the Twentieth CCR Amendment.

(e)        Lessee shall deliver or cause to be delivered to the Agents and each Participant a supplement to the environmental report delivered pursuant to Section 2.1(i) hereof, dated within ninety (90) days of the Completion Date, showing that the environmental assessment of the Site has not deteriorated in any material respect since the date of the original environmental report.

(f)         As soon as practicable (but not to exceed ninety (90) days) following the Completion Date, the Lessee shall furnish to the Agents and each Participant written evidence of approval by the DEH of performance to completion of the Remediation Plan and concurrence from DEH that all remediation and mitigation activities set forth in the Remediation Plan have been completed and that no further action is necessary.

(g)        As soon as practicable (but not to exceed five (5) Business Days) following the final completion of work under the Development Agreement or any Construction Document but, in any event, not to exceed ninety (90) days following the Completion Date, the Lessee shall pay over to the Administrative Agent any holdback amounts or contingency allocations under the Development Agreement or such Construction Document to which it is entitled and retained or received thereunder (which amounts are not to be applied toward any replacement contract for any such Construction Document) and any such funds shall be credited against and reduce the outstanding Lease Balance in accordance with Section 10.2.

SECTION 3.4.            Final Funding Date Conditions.

At least five (5) Business Days prior to the designated Base Term Commencement Date, the Lessee shall have delivered to the Lessor a Base Term Commencement Date Notice. On or before the Base Term Commencement Date, (i) the Lessee shall have delivered a  bring down certificate as to its incumbency certificate and as to the representations and warranties set forth herein, (ii) a Lease Supplement shall have been entered into to reflect the Return Price Recourse Deficiency Amount, calculated as of the Base Term Commencement Date, (iii) all Transaction Costs shall have been paid, and (iv) an Escrow Agreement shall be entered into, the purpose of which will be to hold any Advances made for Construction Costs that are to be paid following the Completion Date including the Holdback Amount, all other holdbacks and all contingency amounts outstanding and to be applied under the respective Construction Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1.            Representations and Warranties of the Lessee.

As of the Closing Date and each Advance Date, the Lessee makes the representations and warranties set forth in this Section 4.1 to each of the other parties hereto:

(a)        Organization; Power; Qualification.  The Lessee is duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in the State of California and each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)        Authorization of Operative Documents.  The Lessee has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of each of the Operative Documents to which it is a party in accordance with its respective terms. Each of the Operative Documents to which the Lessee is a party has been duly executed and delivered by a Responsible Officer of the Lessee, and each such document constitutes the legal, valid and binding obligation of the Lessee, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(c)        No Conflicts, etc. The execution, delivery and performance by the Lessee of the Operative Documents to which it is a party and the transactions contemplated thereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) violate any Applicable Laws and Regulations relating to the Lessee, (ii) conflict with, result in a breach of or constitute a default under the charter or bylaws of the Lessee, or any material agreement, judgment, injunction, order, decree or other material instrument binding upon the Lessee, or any Governmental Action relating to the Lessee, except, in any case, as could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien upon or with respect to the Leased Property or the Site (except as contemplated by the Operative Documents) or any material Lien upon or with respect to any other property now owned or hereafter acquired by the Lessee.

(d)        Compliance with Law; Governmental Approvals. Other than with respect to environmental matters, which are treated exclusively in Section 4.1(e) hereof, (i) the Lessee has obtained or received all Governmental Action required by any Applicable Laws and Regulations with respect to the then current status of the construction of the Facility on the Site, each of which is in full force and effect and not subject to any pending proceedings or appeals (administrative, judicial or otherwise), except for any other Governmental Action the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect, (ii) the information provided by the Lessee to the Agents,  the Participants and the Construction Consultant regarding the Governmental Actions that are necessary to Complete the Facility was true and complete in all material respects, and (iii) the Lessee and the Leased Property are in compliance with each Governmental Action applicable to it and in compliance with all other Applicable Laws and Regulations relating to it in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e)        Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect:

(i)         the Site (including soils, surface waters and ground waters on, at or under the Site or such structures) does not contain and is not otherwise adversely affected by, and to the Lessee’s knowledge has not previously contained or been adversely affected by, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to any liability or obligation under applicable Environmental Laws;

(ii)        the Site and all operations conducted in connection therewith are in compliance, and during Lessee’s operation of the Site have been in compliance, with all applicable Environmental Laws, and there are no Hazardous Materials at, under or about the Site and there was and is no Release of Hazardous Materials from, to, at, under or about the Site or from such operations;

(iii)      the Lessee has obtained, is in compliance with, and has made all appropriate filings for issuance or renewal of, all Environmental Permits required for the then current status of the Site and the construction of the Facility, and all such Environmental Permits are in full force and effect;

(iv)       the Lessee has not received any written notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with respect to the Site that has not been fully remediated, nor does the Lessee have knowledge that any such notice will be received or is being threatened; and

(v)        no judicial proceeding or governmental or administrative action is pending, or, to the knowledge of the Lessee threatened, under any Environmental Law to which the Lessee has been or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Site or operations of the Lessee with respect thereto, other than the Voluntary Assistance Program Case No. DEH2018˗LSAM˗000521.

(f)         Absence of Defaults, Loss, etc.  No Default for which the cure period, if any, has commenced, Default for which there is no notice and cure period,  Event of Default, Event of Loss (unless the Lessor shall have elected to continue the Lease and Complete the Facility in accordance with Section 3.3(b) of the Construction and Development Agreement), Event of Taking, or Condemnation or Casualty has occurred and is continuing; there is no action pending or, to the best of its knowledge, threatened by an Authority to initiate a Condemnation or an Event of Taking.

(g)        Accuracy and Completeness of Information. The information, taken as a whole and in light of the circumstances under which such information is furnished, furnished by or on behalf of the Lessee to the Agents and any Participant in connection with the negotiation of this Agreement and the other Operative Documents or delivered hereunder (as modified or supplemented by other information so furnished) is true and accurate in all material respects on the date as of which such information is furnished, and true and accurate in all material respects on the date as of which such information is stated or certified; provided that, with respect to the Construction Budget and any other projected financial information, the Lessee represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. It is understood that the foregoing is limited to the extent that (i) projections have been made in good faith by the management of the Lessee and in the view of the Lessee’s management are reasonable in light of all information known to management as of the date such representations and warranties are made, and (ii) no representation or warranty is made as to whether the projected results will be realized.

(h)        Subjection to Government Regulation. To the Lessee’s Actual Knowledge, none of the Lessor, the Agents or any Participant shall be required to, solely by reason of entering into the Operative Documents or consummating any of the transactions contemplated thereby (other than upon the exercise by such Person of remedies under the Operative Documents), perform in its own capacity or on behalf of any other Person any obligations, instructions or other duties imposed by an Authority (except with respect to bank regulations or, if such Person shall have assumed operational control of the Leased Property, operating permit requirements for the Leased Property) as long as the Lessee is not in breach of any of the Operative Documents.

(i)         Private Offering. Excluding the effect of any violation by the Participants of Section 5 of the Securities Act or any state or foreign securities laws,  and assuming that the representations and warranties contained in Sections 4.2 and 4.3 are correct, the issuance and delivery of the interests in the Operative Documents under the circumstances contemplated hereby do not require the registration or qualification of such interests under the Securities Act, any state securities laws or the Trust Indenture Act of 1939.

(j)         The Leased Property and the Site.

(i)         As of the Closing, the Lessee is the sole owner of and holds legal title to the Site (as is described on Schedule IV hereto), free and clear of all Liens other than Permitted Liens; the Site is subject to a valid leasehold interest in favor of the Lessor pursuant to the Ground Lease; after giving effect to the transactions to be consummated on the Closing Date, no default or event of default has or will occur under the Ground Lease; and the Lessee is not a party to any other contract or agreement to sell, transfer or encumber any interest in the Leased Property or the Site in which it has an interest or any part thereof other than pursuant to the Operative Documents and no party is in default under the Lease;

(ii)        the Site is located on the parcel of land described on Schedule IV to this Agreement and such parcel constitutes all of the land subject to the Lease, the surveys of the Site furnished pursuant to Section 2.1(h) are complete and true and correct in all material respects and contain a flood hazard certification, no portion of the Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Authority and the Facility is being constructed entirely on the Site. The Leased Property and any present use or construction and presently anticipated future use or construction thereof by the Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply with all Applicable Laws and Regulations (including planning, zoning and land use laws and Environmental Laws) and Insurance Requirements, except for such instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that are inconsequential for the then current status of the construction of the Facility. No notices, complaints or orders of violation or non-compliance or liability have been issued or, to the best of its knowledge, threatened by any Authority with respect to the Leased Property or the Site or the present or intended future use of the Leased Property or the Site except for such violations and instances of non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Lessee is not aware of any circumstances which could give rise to the issuance of any such notices, complaints or orders;

(iii)      Upon Completion, the Facility will be serviced by all utilities necessary for the use and operation of the Facility and transmission pipes and other connections into the Facility and out of the Facility necessary for the contemplated use and operation thereof, all of which are located on the Site and access to the Facility or any part thereof from the public road is or will be provided by the Operative Documents;

(iv)       The Lessor has, in accordance with the Operative Documents, or will have, upon execution of the Memorandum of Lease and the filing of any documents required in respect thereof, a valid Lien on the Lessee Collateral, and such Lien has or will have, upon proper filing of any documents required in connection with such agreements, priority over any other Lien on the Lessee Collateral, except for Permitted Liens, and provided that any Lien in favor of the Lessee pursuant to the Memorandum of Lease shall be subordinate to the Liens in favor of the Lessor pursuant to the Security Documents;

(v)        all Major Construction Documents that have been entered into explicitly allow for and will allow for the assignment or pledge of the rights of the

Construction Agent thereunder, except for any such provision as has been waived by the appropriate Persons in accordance with the terms of such document, or the Lessee has caused the counterparty thereto to enter into a consent to assignment with the Lessor, and no default is continuing under any Major Construction Contract;

(vi)       to the Actual Knowledge of the Lessee, there is no action being taken by any Person with respect to any actual or pending Condemnation or Event of Taking, except as is being contested by the Lessee in accordance with Section 13.6 of the Lease;

(vii)      the structures constructed as part of the Leased Property are in such condition that such structures at all times meet the standards which, in the given circumstances, each of them may be expected to meet so as not to constitute a danger for persons or things;

(viii)    the rights granted or made available to the Lessor pursuant to the Operative Documents, assuming due performance by the parties thereto, are sufficient in all material respects to enable the Lessor or its assigns or any designee thereof to maintain, use and operate the Facility from and after the date of possession of the Leased Property by the Lessor; and

(ix)       the description of the Lessee Collateral sufficiently identifies such property to the extent required by Applicable Laws and Regulations in order to obtain a valid security interest therein.

(k)        Facility Ownership in the Lessor.  Subject to Permitted Liens and the Lease, the Lessor will be the sole owner of and holds legal title to the Facility.

(l)         Financial Information.  The Lessee has heretofore furnished to the Administrative Agent financial statements of the Lessee (i) for the fiscal year ended September 30, 2017  audited by Ernst & Young LLP, independent public accountants and (ii) for the fiscal quarters ended March 31, 2018 and June 30, 2018, which quarterly financial statements were unaudited. Such financial statements present fairly in all material respects the financial condition and results of operations of the Lessee and its Subsidiaries as of the dates and for the periods indicated, and such financial statements disclose in accordance with GAAP all material liabilities, direct or contingent, of the Lessee as of the dates thereof.

Since September 30, 2017, there has been no material adverse change in the business, assets, operations or financial condition of the Lessee and its Restricted Subsidiaries, considered as a whole.

(m)       Taxes.

(i)         The Lessee has filed or caused to be filed all United States Federal income Tax returns and all other material Tax returns which are required to be filed by it and has paid or caused to be paid all Taxes due pursuant to such returns or pursuant to any assessment received by it except where the amount, applicability or validity of such Taxes are being contested in good faith by proper legal proceedings. The charges, accruals and reserves on the books of the Lessee in respect of Taxes or other governmental charges, additions to taxes and any penalties and interest thereon are, in the opinion of the Lessee, adequate; and

(ii)        On the Closing Date, to the Actual Knowledge of the Lessee, no Participant is subject to any Taxes with respect to which the Lessee is obligated to indemnify such Participant pursuant to Section 7.2(a)(ii) and no Indemnitee is subject to Withholding Taxes with respect to which the Lessee is obligated to indemnify such Indemnitee pursuant to Section 7.2(a)(iii), assuming that each Indemnitee complies with its obligations pursuant to Section 7.3.

(n)        Compliance with ERISA.  Except to the extent it would not result in any material liability, each of the Lessee and its Restricted Subsidiaries and each ERISA Affiliate (i) has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, (ii) is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, and (iii) has not incurred any liability under Title IV of ERISA (A) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (B) in respect of a Multiemployer Plan which has not been discharged in full when due.

(o)        No Actions. There is no action, suit or proceeding against, or to the knowledge of the Lessee threatened against or affecting, the Lessee or any of its Restricted Subsidiaries before any Authority or arbitrator that (1) could be expected, individually or in the aggregate, to have a Material Adverse Effect or (2) purports to affect or draws into question the legality, validity or enforceability of this Agreement or any Operative Document or the consummation of the transactions contemplated hereby or thereby in any material respect.

(p)        Dissolution or Winding Up.  The Lessee has not taken any action nor have any steps been taken or legal proceedings commenced or, to the Actual Knowledge of the Lessee, threatened, against the Lessee for its dissolution, winding-up, examination, administration, court protection or reorganization or for the appointment of a receiver, administrator, administrative receiver, examiner, trustee or similar official with respect to the Lessee or any substantial part of its assets or revenues. Prior to and after giving effect to the overall transaction, the Lessee will be Solvent.

(q)        Foreign Assets Control Regulations, etc. The use of the proceeds of the Lessor Investment and the Rent Assignment Advances will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. None of the Lessee, nor any investor in the Lessee, is (i) on the SDNL, or (ii) in violation of any money laundering law, regulation or order including the Beneficial Ownership Regulations and Executive Order No. 13244 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening

America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT Act”).

(r)         Location of the Lessee. The location of the Lessee, as defined by the Uniform Commercial Code, is the State of Delaware and the Lessee’s address for purposes of preparing any UCC financing statement is at the following address:

Cubic Corporation
9333 Balboa Avenue
San Diego, California 92123

The Lessee keeps or will keep its company records concerning the Facility, the Site and the Operative Documents to which it is or will be a party at such address or at such other address of which the Lessee will provide the Lessor notice within forty-five (45) days after its company records have been relocated.

(s)         Subject to Government Regulation.  The Lessee is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  The Lessee is not a “covered fund” under Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. § 1851).

(t)         Not a Foreign Person. The Lessee is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e., the Lessee is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

(u)        No Approvals, etc. The execution and delivery by the Lessee of any of the Operative Documents to which it is a party does not require the consent or approval of, or the giving of notice to or registration with, or the taking of any other action in respect of, any Authority.

SECTION 4.2.            Representations and Warranties of the Lessor.

As of the Closing Date, the Lessor represents and warrants to each of the other parties hereto as follows:

(a)        Due Organization, etc.  The Lessor is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has full power and authority to own its properties, to enter into and perform its obligations as the Lessor under each Operative Document to which it is or will be a party and each other agreement, instrument and document to be executed and delivered by it on or before the Closing Date in connection with or as contemplated by each such Operative Document to which it is or is to be a party, and to carry on its business as now being and hereafter proposed to be conducted.

(b)        ERISA. It is making its Lessor Investment with assets that are not “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any Employee Benefit Plan.

(c)        Due Authorization; Enforceability, etc. This Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be (to the extent it is to be a party thereto in its individual capacity) duly authorized, executed and delivered by or on behalf of the Lessor (in its individual capacity) and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general equitable principles.

(d)        No Conflict. The execution and delivery by the Lessor of each Operative Document to which the Lessor is or will be a party, are not and will not be, and the performance by the Lessor of its obligations under each Operative Document (i) are not and will not be, inconsistent with the organizational documents of the Lessor; (ii) do not and will not contravene any Applicable Laws and Regulations applicable to the Lessor and (iii) do not and will not conflict with result in a breach of, or a default under, the charter documents or resolutions of the Lessor or any indenture or other material agreement or instrument to which the Lessor is party, or any Governmental Action relating to the Lessor, except in any case, as could not reasonably be expected to have a material adverse effect on the ability of the Lessor to perform its obligations pursuant to the Operative Documents.

(e)        Lessor Liens. The Leased Property is free and clear of all Lessor Liens attributable to the Lessor and no act or omission by it has occurred which would cause a Lessor Lien attributable to it.

(f)         Location of the Lessor. The location of the Lessor, as defined by the Uniform Commercial Code, is the State of California and the Lessor’s address for purposes of preparing any UCC financing statement is at the following address:

Bankers Commercial Corporation
445 South Figueroa, 14th Floor
Los Angeles, California 90017

The Lessor keeps or will keep its company records concerning the Facility, the Site and the Operative Documents to which it is or will be a party at such address or at such other address of which the Lessor will provide the Collateral Agent notice within forty-five (45) days after its company records have been relocated.

(g)        Not a Foreign Person. The Lessor is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e., the Lessor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

SECTION 4.3.            Representations and Warranties of Rent Assignees.

As of the Closing Date, each Rent Assignee represents and warrants severally and only as to itself to each of the other parties hereto as follows:

(a)        Due Organization, etc. It is duly organized and validly existing under the laws of the jurisdiction of its formation and has full power and authority to enter into and perform its obligations as a Rent Assignee under each Operative Document to which it is or is to be a party and each other agreement, instrument and document to be executed and delivered by it on or before the Closing Date in connection with or as contemplated by each such Operative Document to which it is or is to be a party.

(b)        ERISA. It is acquiring the Rent Assignment Interests with assets that are not “plan assets”, within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any Employee Benefit Plan.

(c)        Investment in Rent Assignment Interests. It is acquiring the Rent Assignment Interests for its own account for investment and not with a view to any distribution (as such term is used in Section 2(11) of the Securities Act) thereof other than in accordance with the Operative Documents and, if in the future it should decide to dispose of its interest in such Rent Assignment Interest, it understands that it may do so only in compliance with the Securities Act and the rules and regulations of the United States Securities and Exchange Commission thereunder, any applicable state securities laws and the applicable securities laws of any other jurisdiction. It is an Eligible Assignee and is aware that the Rent Assignment Interests have not been registered under the Securities Act or qualified or registered under any state or other jurisdiction’s securities laws. Neither it nor anyone authorized to act on its behalf has taken or will take any action which would subject the issuance or sale of any Rent Assignment Interest to the registration requirements of Section 5 of the Securities Act. No representation or warranty contained in this Section 4.3(c) shall include or cover any action or inaction of any Cubic Person whether or not purportedly on behalf of the Agents,  any Participant or any of their Affiliates. Notwithstanding the foregoing, but subject to the provisions of Article VI hereof, it is understood among the parties that the disposition of its property shall be at all times within its control. It and its respective agents and representatives have such knowledge and experience in financial and business matters as to enable them to utilize the information made available to them in connection with the transactions contemplated hereby, to evaluate the merits and risk of an investment in the Rent Assignment Interests and to make an informed decision with respect thereto and such an evaluation and informed decision have been made.

(d)        Lessor Liens. The Leased Property is free and clear of all Lessor Liens attributable to it and no act or omission by it has occurred which would cause a Lessor Lien attributable to it.

SECTION 4.4.            Representations and Warranties of Administrative Agent and Collateral Agent.

As of the Closing Date, each Agent hereby represents and warrants to each of the other parties hereto as follows:

(a)        Organization and Authority.  It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and authority to enter into and perform its obligations under the Operative Documents.

(b)        Authorization; Binding Effect. The Operative Documents to which it is or will be a party have been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by it and this Agreement is, and such other Operative Documents are, or, when so executed and delivered by it will be, valid, legal and binding agreements of such Agent, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)        Non-Contravention. Neither the execution and delivery by it of the Operative Documents to which it is or will be a party, either in its individual capacity, as Agent or both, nor compliance with the terms and provisions thereof, conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or lapse of time or both), or violates any of the terms, conditions or provisions of: (i) its organizational documents; (ii) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which it, either in its individual capacity, as Agent, or both, is now a party or by which it or its property, either in its individual capacity, as Agent or both, is bound or affected, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect its ability, either in its individual capacity, as Agent or both, to perform its obligations under any Operative Document to which it is or will be a party, either in its individual capacity, as Agent or both; or (iii) any of the terms, conditions or provisions of any Applicable Laws and Regulations governing its banking or trust powers, or any order, injunction or decree of any Authority applicable to it in its individual capacity, as Agent or both, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect its ability, either in its individual capacity, as the Agent or both, to perform its obligations under any Operative Document to which it is or will be a party.

(d)        Absence of Litigation, etc. There is no litigation (including, without limitation, derivative actions), arbitration or governmental proceedings served and pending or, to the best knowledge of such Agent, threatened against it which would be reasonably likely to adversely affect its ability to perform its obligations under the Operative Documents to which it is party.

(e)        Consents, etc. No authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any Authority governing its banking or trust powers, is or will be required in connection with its execution and delivery of the Operative Documents to which it is party or its performance by of its obligations under such Operative Documents.

(f)         Lessor Liens. The Leased Property is free and clear of all Lessor Liens attributable to it.

ARTICLE V

COVENANTS OF THE LESSEE

SECTION 5.1.            Financial Reporting.

The Lessee agrees to furnish or cause to be furnished each of the following to the Administrative Agent:

(a)        Annual Reports.  Within one hundred twenty (120) days after the end of each fiscal year of the Lessee (or such earlier date on which the Lessee is required to file a Form 10-K under the Securities Exchange Act of 1934), the consolidated balance sheet of the Lessee as of the end of such fiscal year; and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, accompanied by an unqualified opinion thereon of independent public accountants of recognized national standing, stating that such financial statements present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of the Lessee as of the dates and for the periods specified in accordance with GAAP consistently applied (it being understood that the information required may be furnished in the form of a Form 10-K (together with the Lessee’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC).

(b)        Quarterly Reports.  Within sixty  (60) days (or such earlier date on which the Lessee is required to file a Form 10-Q under the Securities Exchange Act of 1934) after the end of each of the first three (3) fiscal quarters of each fiscal year, the consolidated balance sheet of the Lessee as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and accompanied by a certificate of the chief financial officer, principal accounting officer or treasurer of the Lessee stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Lessee as of the date and for the periods specified therein in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnote disclosures (it being understood that the information required may be furnished in the form of a Form 10-Q).

(c)        Public Reports. Promptly after the same become publicly available, copies of all periodic and other financial statement, proxy statements, notices and reports which the Lessee sends to its public stockholders and other materials filed by the Lessee with the SEC, or any Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange.

(d)        Notice Regarding Default or Event of Default. Within ten (10) Business Days after the Lessee obtains Actual Knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a written notice setting forth the details thereof and the action that the Lessee is taking or proposes to take with respect thereto.

(e)        ERISA Matters.  Promptly, and in any event within thirty (30) days after the Lessee becomes aware of any of the following with respect to the Lessee or any ERISA Affiliate, a written notice setting forth the nature thereof and the actions, if any that the Lessee or any ERISA

Affiliate proposes to take (i) with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Lessee or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;  or (iii) any ERISA Event or any event, transaction or condition that reasonably could be expected to result in the incurrence of any liability by the Lessee or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Lessee or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect.

(f)         Authority Matters.  Promptly,  and in any event within thirty (30) days of receipt thereof, copies of any notice to the Lessee or any Subsidiary from any Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect.

(g)        USA PATRIOT Act and Other Regulations. Any information the Agents or any of the Participants is required to obtain from the Lessee to comply with the requirements of the USA PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money-laundering laws.

(h)        Other Information. Promptly, from time to time, such other data and information regarding the operations, business affairs and financial condition of the Lessee, the condition, use and operation of the Facility, or compliance with the terms of any Operative Document, as the Administrative Agent or any of the Participants may reasonably request; provided, however, that such Person will not be allowed to receive information the provision or disclosure of which is prohibited pursuant to Applicable Laws and Regulations or contractual obligations or that is protected by attorney-client privilege.

(i)         Financial Covenants.  Contemporaneously with the delivery of reports pursuant to Section 5.1(a) and (b), an Officer’s Certificate stating that, as of the last day of the preceding quarter, and to the best of his or her knowledge, at all times during the preceding quarter, the Lessee was in compliance with the covenants referred to in Section 5.6 and providing reasonable details of the calculations evidencing the Lessee’s compliance with such covenants.

(j)         Reporting Treatment of Unrestricted Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, so long as the Unrestricted Subsidiaries continue to constitute, in the aggregate, less than seven percent (7%) of Consolidated Total Capitalization in any fiscal period, the Lessee shall be permitted to include, for purposes of the financial reporting requirements contained in Sections 5.1(a) and (b), and only for purposes of such Sections (and in no event for purposes of determining compliance with any of the covenants contained in this Article V hereof), the financial information of such entities on a consolidated basis. If at any time the Unrestricted Subsidiaries shall constitute, in the aggregate, seven percent (7%) or more of Consolidated Total Capitalization in any fiscal period, the Lessee shall, notwithstanding that Section 5.1(a) and (b) permit the Lessee to comply therewith by delivery of its Quarterly Reports on SEC Form 10-Q and Annual Reports on SEC Form 10-K, provide consolidating financial statements setting forth separately the financial information for the Unrestricted Subsidiaries for such period, together with the financial information of such entities on a consolidated basis for purposes of the financial reporting requirements contained in Sections 5.1(a) and (b) and only for purposes of such Sections (and in no event for purposes of determining compliance with any of the covenants contained in this Article V hereof). In no event shall the Lessee include financial information of the Unrestricted Subsidiaries for purposes of any determination of compliance with any of the covenants contained in this Article V hereof.

Any documents required to be delivered pursuant to clauses (a), (b),  (c) or (e) above may be delivered electronically (including by having been publicly filed with the SEC) and if so delivered, shall be deemed to have been delivered to the Administrative Agent and each of the Participants on the date (i) on which the Lessee posts such documents or provides a link thereto on the Lessee’s website on the Internet at www.cubic.com (or such other website address provided to the Administrative Agent and each of the Participants in writing from time to time); (ii) on which such documents are posted on the Lessee’s behalf on an Internet or intranet website, if any, to which the Administrative Agent and each of the Participants has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent or any of the Participants); or (iii) if publicly filed with the SEC, as of the date of such filing. Neither the Administrative Agent nor any Participant shall have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Lessee with any such request for delivery, and each of the Administrative Agent and each Participant shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.2.            Affirmative Covenants of the Lessee.

The Lessee covenants and agrees with the Lessor that the Agents and each of the Participants shall comply with the following provisions of this Section 5.2 and the covenants set forth in Sections 5.3 and 5.4.

(a)        Investigation and Litigation.  The Lessee shall deliver a written notice to the Administrative Agent promptly upon the Lessee’s receiving notice, or upon the Lessee’s obtaining Actual Knowledge, of the intent by an Authority to (i) take an action which would constitute a Condemnation or Event of Taking, (ii) investigate the Leased Property or the Site or other land on which any portion of the Leased Property has been or is being constructed for a material violation of any Applicable Laws and Regulations (including any Environmental Law) on or in respect of the Facility or any portion thereof, or (iii) investigate the Leased Property or the Site or other land on which any portion of the Leased Property has been or is being constructed (other than routine fire, occupational health and safety and similar inspections) for any violation of Applicable Laws and Regulations under which civil liability in excess of $500,000 or any criminal liability may be incurred or imposed upon the Agents,  the Participants or the Lessee.

(b)        Notices.  The Lessee shall provide prompt (but, other than as noted clause (iii) below, in no event later than five  (5) Business Days after the Lessee obtains Actual Knowledge thereof) telephonic (confirmed in writing) or written notice to the Administrative Agent of:

(i)         the commencement of all proceedings and investigations by or before any Authority and all actions and proceedings in any court or before any arbitrator against or involving the Lessee or any of the Leased Property or the Site or other land on which any portion of the Leased Property has been or is being constructed (A) which in the reasonable judgment of the Lessee could reasonably be expected to have a Material Adverse Effect or (B) with respect to any Operative Document;

(ii)        the occurrence and continuation of any event which constitutes, or which could reasonably be expected to result in, a Default, Event of Default, Event of Loss, Event of Taking, Casualty (as required by Section 3.3 of the Construction and Development Agreement or Section 13.4 of the Lease) or Condemnation (as required by Section 3.3 of the Construction and Development Agreement or Section 13.3 of the Lease); and

(iii)      any change or proposed change in Applicable Laws and Regulations which would, if adopted, require that the Agents or any of the Participants pay any amount in Taxes sufficient to cause the remaining Available Commitments of the Lessor and Rent Assignees  to be insufficient to Complete the Facility on or before the Construction Period Termination Date. Notice of any such change or proposed change in Applicable Laws and Regulations shall be delivered within thirty (30) days of the earliest date a Responsible Officer of the Lessee obtains Actual Knowledge thereof.

(c)        Securities.  The Lessee shall not, nor shall it permit anyone (other than the Arranger and the Participants) authorized to act on its behalf to, take any action which would subject the issuance or sale of the Rent Assignment Interests, the Leased Property or the Operative Documents, or any security or lease the offering of which, for purposes of the Securities Act or any state securities laws would be deemed to be part of the same offering as the offering of the aforementioned items, to the registration requirements of Section 5 of the Securities Act or any state securities laws.

(d)        Conduct of Business and Maintenance of Existence.  The Lessee will (i) continue to engage in business of the same general type as now conducted by the Lessee, (ii) preserve, renew and keep in full force and effect its existence and (iii) preserve, renew and keep in full force and effect its rights, privileges and franchises necessary or desirable (as determined in good faith by the Lessee) in the normal conduct of business except (i) for any such rights, privileges and franchises the failure of which to preserve, renew or keep in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect, taken as a whole, and (ii) as permitted under Section 5.3 below.

(e)        Compliance with Laws.  The Lessee will comply with all applicable laws and regulations (including ERISA and Environmental Laws), ordinances, rules, regulations, and requirements of Authorities applicable to the Lessee except where (a) the necessity of compliance therewith is contested by a Permitted Contest in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any meaningful danger of the sale, forfeiture, loss or diminution in value of, and shall not interfere with the use, operation or disposition of, any part of the Leased Property or the Site, the Lease or title thereto or any interest therein or the payment of Rent or (b) noncompliance therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)         Obligations to Rank Pari Passu. The obligations of the Lessee under the Lease and other Operative Documents are and shall at all times rank at least pari passu as against the assets of the Lessee with all other present and future unsecured Indebtedness (actual or contingent) of the Lessee which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Lessee.

(g)        Rates. With respect to each determination of Yield pursuant to this Agreement, the Rent Assignment Agreement and of Basic Rent under the Lease, the Lessee agrees to be bound by Sections 2.8,  2.9(d), 2.9(e), 2.11(d) and 2.12(d) hereof and the applicable definitions in Appendix I with respect to such determinations.

SECTION 5.3.            Consolidations, Mergers, Sales of Assets.

(a)        Except for a Permitted Acquisition, the Lessee shall not, and will not permit any Restricted Subsidiary to, (i)  merge or consolidate with or into any other Person (other than a Subsidiary) or (ii) convey, transfer, lease or otherwise dispose of, or permit a Subsidiary to convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of related transactions), all or substantially all of the assets, all or a substantial part of, a business, division, brand or product line, or all or substantially all of the stock of the Lessee and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), directly or indirectly, to any Person, including through a merger or consolidation of a Subsidiary with an unaffiliated party, unless (A) in each case of (i) or (ii), after giving effect to such proposed transaction, no Default or Event of Default would exist and (B) in the case of clause (i), the surviving corporation is the Lessee, provided the Lessee may engage in the transactions contemplated by Section 5.3(b).

(b)        The Lessee will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except as provided in this Section 5.3); provided that the foregoing restrictions do not apply to:

(i)         the sale, lease, transfer or other disposition of assets (x) of the Lessee to a Restricted Subsidiary or (y) of a Restricted Subsidiary to the Lessee or a Wholly-owned Restricted Subsidiary;

(ii)        the sale of inventory in the ordinary course of business and sales of accounts receivable pursuant to the terms of a Permitted Factoring Program; or

(iii)      the sale of assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

(1)        such assets (valued at net book value) do not, together with all other assets (valued at book value) of the Lessee and its Restricted Subsidiaries previously disposed of pursuant to this clause (b)(iii) during the immediately preceding twelve calendar month period, exceed ten percent (10%) of Consolidated Total Assets (determined by reference to Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(a) or (b), the most recent financial statements referred to in Section 4.1(l)));

(2)        in the opinion of the Lessee’s Board of Directors, the sale is for fair value and is in the best interests of the Lessee;

(3)        immediately after the consummation of the transaction and after giving effect thereto, no Default would exist; and

(4)        in the case of any such sale of assets having a net book value in excess of 1% of Consolidated Total Assets (determined by reference to Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(a) or (b), the most recent financial statements referred to in Section 4.1(l))), the Lessee prior to the consummation of such sale, shall have delivered a certificate to the Administrative Agent to the effect that the foregoing conditions of this clause (b)(iii) shall have been met, including calculations evidencing compliance with clause (a) above.

SECTION 5.4.            Compliance with Laws and Approvals.

The Lessee shall observe and remain in compliance with all Applicable Laws and Regulations and maintain in full force and effect all Governmental Actions, in each case applicable to the conduct of its business except (x) where the failure to observe or comply could not reasonably be expected to have a Material Adverse Effect; or (y) where such obligations are being contested by the Lessee in good faith in accordance with Section 9.5 of the Lease. The Lessee shall promptly notify the Agents and each of the Participants should it or its parent companies be named on the SDNL and shall promptly cause such entity to be removed from such list.

SECTION 5.5.            [Intentionally Omitted.]

SECTION 5.6.            Financial Covenants of the Lessee.

(a)        Financial Ratios. The Lessee shall not permit:

(i)         the ratio determined at the end of each fiscal quarter on a rolling four quarter basis of (x) Consolidated EBITDA to (y) Consolidated Cash Interest Expense to be less than 3.00 to 1.00; or

(ii)        the Leverage Ratio at the end of any fiscal quarter ending on or after December 31, 2017 to be greater than 3.50 to 1.00.

Notwithstanding the foregoing, the Lessee shall be permitted at any time, but in no event on more than two (2) occasions during the term of the Credit Agreement, as in effect on the date hereof, to allow the Leverage Ratio permitted under Section 5.6(a)(ii) to be increased to 4.00 to 1.00 for a period of four consecutive fiscal quarters (such period, an “Adjusted Covenant Period”) in connection with a Permitted Acquisition if the aggregate consideration paid or to be paid in respect of such Permitted Acquisition exceeds $50,000,000 (and in respect of which the Lessee shall provide notice in writing to the Administrative Agent (for distribution to the Participants) of such increase and a transaction description of such Permitted Acquisition (regarding the name of the Person or summary description of the assets being acquired and the approximate purchase price)), so long as the Lessee is in compliance on a pro forma basis with the Leverage Ratio of 4.00 to 1.00 on the closing date of such Permitted Acquisition immediately after giving effect (including pro forma effect) to such Permitted Acquisition; provided that it is understood and agreed that (x) the Lessee may not elect a new Adjusted Covenant Period for at least two (2) fiscal quarters following the end of an Adjusted Covenant Period and (y) with respect to the first fiscal quarter end following an Adjusted Covenant Period, the Leverage Ratio permitted under Section 5.6(a)(ii) shall revert to 3.50 to 1.00 and thereafter until another Adjusted Covenant Period (if any) is elected pursuant to the terms and conditions described above. Agents and the Participants acknowledge that Lessee is in an Adjusted Covenant Period as of the date hereof, having made a Permitted Acquisition in October 2018, and as a result thereof, the Adjusted Covenant Ratio is effective as of the date hereof through September 30, 2019.

(b)        Designation of Subsidiaries.  The Lessee may designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary and may designate or redesignate any Restricted Subsidiary as an Unrestricted Subsidiary; provided, that (a) any such designation of a Restricted Subsidiary (other than a Restricted Subsidiary that is an SPE) as an Unrestricted Subsidiary shall be subject to the prior written approval of the Required Participants when a Default is continuing (or would arise immediately after giving effect on a pro forma basis to such designation), any such Subsidiary designated as an Unrestricted Subsidiary shall not, directly or indirectly, own any Indebtedness or capital stock (or similar equity interests) of the Lessee or any Restricted Subsidiary, the designation of such Restricted Subsidiary (other than a Restricted Subsidiary that is an SPE) as an Unrestricted Subsidiary shall be deemed to be a sale or other disposition of assets to be consummated within the limitations of Section 5.3(b)(iii) and, immediately after giving effect to such deemed sale or other disposition, the company would be in pro-forma compliance with such Section, (b) immediately after giving effect to such designation as an Unrestricted Subsidiary, the company would be in pro-forma compliance with Section 6.11 of the Credit Agreement, as in effect on the date hereof, and (c) no such designation or redesignation shall be effective unless the Lessee has delivered to the Administrative Agent written notice thereof together with a certification by a Responsible Officer of the Lessee that the requirements set forth in this Section 5.6 have been satisfied. For the avoidance of doubt, upon and following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, each Restricted Subsidiary so designated shall be subject to the provisions of this Agreement which apply to Restricted Subsidiaries.

(c)        Restricted Payments. The Lessee will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly (including, without limitation, on a synthetic basis through Swap Agreements), any Restricted

Payment, except (a) the Lessee may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests, (b) Subsidiaries may declare and pay dividends and other Restricted Payments ratably with respect to their Equity Interests, (c) the Lessee may make Restricted Payments pursuant to and in accordance with option plans or other benefit plans for management or employees of the Lessee and its Subsidiaries, and (d) the Lessee may declare and pay cash dividends on its Equity Interests, or make any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests (i) in an unlimited amount so long as the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (and giving pro forma effect to any such Restricted Payment) is less than or equal to 2.50 to 1.00, (ii) if the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (and giving pro forma effect to any such Restricted Payment) is greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00, in an amount not to exceed, together with all such Restricted Payments made during the current fiscal quarter and the period of three consecutive complete fiscal quarters immediately preceding such current fiscal quarter, ten percent (10%) of Consolidated Tangible Assets (determined by reference to Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(a) or (b), the most recent financial statements referred to in Section 4.1(l))) and (iii) if the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (and giving pro forma effect to any such Restricted Payment) is greater than 3.00 to 1.00, in an amount not to exceed, together with all such Restricted Payments made during the current fiscal quarter and the period of three consecutive complete fiscal quarters immediately preceding such current fiscal quarter, five percent (5%) of Consolidated Tangible Assets (determined by reference to Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(a) or (b), the most recent financial statements referred to in Section 4.1(l))), in each case if, at the time thereof and immediately after giving effect thereto, no Default shall be continuing.

(d)        Investments, Loans, Advances, and Guarantees. The Lessee will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any Unrestricted Subsidiary, except that the Lessee or any of its Restricted Subsidiaries may (a) hold any such security, loan, Guarantee, investment or other interest in an Unrestricted Subsidiary that exists on the date of this Agreement, or (b) make or acquire any such security, loan, Guarantee, investment or other interest in an Unrestricted Subsidiary (based on the amount of cash or the fair market value of property originally transferred as consideration for such investments less the amount of cash or the fair market value of property received as a return on or repayment of such investments) (i) in an unlimited amount so long as the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (and giving pro forma effect to any such security, loan, Guarantee, investment or interest (or, if made or acquired while such Unrestricted Subsidiary was designated a Restricted Subsidiary, then at the time of designation as an Unrestricted Subsidiary and immediately after giving effect thereto)) is less than 2.50 to 1.00, (ii) if the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (and giving pro forma effect to any such security, loan, Guarantee, investment or interest (or, if made or acquired while such Unrestricted Subsidiary was designated a Restricted Subsidiary, then at the time of designation as an Unrestricted Subsidiary and immediately after giving effect thereto)) is greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00, in an amount not to exceed ten percent (10%) of Consolidated Tangible Assets (determined by reference to Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(a) or (b), the most recent financial statements referred to in Section 4.1(l))) and (iii) if the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (and giving pro forma effect to any such security, loan, Guarantee, investment or interest (or, if made or acquired while such Unrestricted Subsidiary was designated a Restricted Subsidiary, then at the time of designation as an Unrestricted Subsidiary and immediately after giving effect thereto)) is greater than or equal to 3.00 to 1.00, in an amount not to exceed five percent (5%) of Consolidated Tangible Assets (determined by reference to Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(a) or (b), the most recent financial statements referred to in Section 4.1(l))), in each case if, at the time thereof and immediately after giving effect thereto, no Default shall be continuing.

(e)        Limitations on Indebtedness.

(i)         The Lessee will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, unless if both immediately before and immediately after giving effect to any such creation, incurrence or assumption the Lessee is in compliance on a pro forma basis with Section 5.6(a) hereof.

(ii)        The Lessee will not permit any Restricted Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(1)        Guarantees by any Restricted Subsidiary of Indebtedness of the Lessee or any other Restricted Subsidiary otherwise permitted hereunder; and

(2)        other Indebtedness if, immediately after giving effect to any such creation, incurrence or assumption, the aggregate amount of all such Indebtedness then outstanding shall not exceed ten percent (10%) of Consolidated Total Assets (determined by reference to Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(a) or (b), the most recent financial statements referred to in Section 4.1(l))). In the event of the acquisition or designation of any Restricted Subsidiary, the pro forma Indebtedness of such Restricted Subsidiary outstanding after giving effect to such acquisition or designation shall be deemed to have been incurred by it at the time of such acquisition or designation.

(f)         Limitation on Liens. The Lessee will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

(i)         Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 7.2(i);

(ii)        Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Lessee or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(iii)      Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(iv)       minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Lessee and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Lessee and its Restricted Subsidiaries;

(v)        Liens securing Indebtedness of a Restricted Subsidiary to the Lessee or to another Wholly-owned Restricted Subsidiary;

(vi)       Permitted Liens;

(vii)      Liens on fixed or capital assets acquired, constructed or improved by the Lessee or any Restricted Subsidiary; provided that (i) such security interests secure

Indebtedness permitted by Section 5.6(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Lessee or any Subsidiary, other than proceeds of such fixed or capital assets acquired, constructed or improved by the Lessee or any Restricted Subsidiary;

(viii)    other Liens securing obligations of the Lessee and its Restricted Subsidiaries other than as described in the foregoing clauses (i) through (vii) above, provided that the obligations secured by all such other Liens do not exceed at any time fifteen percent (15%) of Consolidated Total Assets (determined by reference to Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(a) or (b), the most recent financial statements referred to in Section 4.1(l))); and

(ix)       Liens on accounts receivable subject to a Permitted Factoring Program, as well as supporting obligations and proceeds in respect thereof, and other ancillary property and rights related to such accounts receivable.

(g)        Limitation on Sale and Leasebacks. The Lessee will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby the Lessee or such Restricted Subsidiary shall in one or more related transactions sell, transfer or otherwise dispose of any property owned by the Lessee or such Restricted Subsidiary more than 180 days after the later of the date of initial acquisition of such property or completion or occupancy thereof, as the case may be, by the Lessee or such Restricted Subsidiary, and then rent or lease, as lessee, such property or any part thereof (a “Sale and Leaseback Transaction”); provided that the foregoing restriction shall not apply to any Sale and Leaseback Transaction if immediately after the consummation of such Sale and Leaseback Transaction and after giving effect thereto and the application of the proceeds therefrom, no Default would exist and either:

(i)                     the sale of property relating to such Sale and Leaseback Transaction constitutes a sale of such property by a Restricted Subsidiary to the Lessee or to a Wholly-owned Restricted Subsidiary or by the Lessee to a Wholly-owned Restricted Subsidiary; or

(ii)                    the aggregate fair market value (as determined in good faith by the Lessee) of all property of the Lessee and its Restricted Subsidiaries disposed of in all such Sale and Leaseback Transactions consummated and permitted by this clause (b) does not exceed $50,000,000 in the aggregate during the term of the Credit Agreement, as in effect on the date hereof;  provided that, if after giving effect (including giving effect on a pro forma basis) to any such Sale and Leaseback Transaction the Leverage Ratio would be greater than 3.00 to 1.00, the sale of such property is for cash consideration which (after deduction of any expenses incurred by the Lessee or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction) equals or exceeds the fair market value of the property so sold (as determined in good faith by the board of directors of the Lessee) and the net proceeds from such sale are applied to either (x) the purchase or acquisition (and, in the case of real property, the construction) of fixed assets useful and intended to be used by the Lessee or a Restricted Subsidiary in the operation of the business of the Lessee and its Restricted Subsidiaries of the same general nature of the business engaged in by the Lessee and its Restricted Subsidiaries on the date of this Agreement (provided; that in any such event the Lessee and its Restricted Subsidiaries shall not then or thereafter cause or permit or agree or consent to cause or permit such tangible assets to be subject to any Lien) or (y) the prepayment with the applicable prepayment premium, if any, on a pro rata basis, of Senior Funded Debt of the Lessee;  provided that if any such Senior Funded Debt so prepaid constitutes Indebtedness outstanding under any revolving credit or similar credit facility, such prepayment shall result in a permanent reduction of the Indebtedness which the Lessee and its Restricted Subsidiaries may incur thereunder by an amount at least equal to the amount of the prepayment of such Senior Funded Debt.

(h)        Restrictive Agreements. The Lessee will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Lessee or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary (other than an Unrestricted Subsidiary that is an SPE) to pay dividends or other distributions with respect to any shares of its capital stock (or similar equity interests) or to make or repay loans or advances to the Lessee or any other Restricted Subsidiary or to Guarantee Indebtedness of the Lessee or any other Subsidiary; provided; that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to such restrictions and conditions contained in documents evidencing unsecured Indebtedness of the Lessee so long as (x) such Indebtedness has a final maturity date after the date that is 181 days after the Maturity Date, (y) any such Indebtedness that requires scheduled amortization or other scheduled payments of principal shall have a weighted average life to maturity after the date that is two years after the Maturity Date (provided; that such Indebtedness in a principal amount not to exceed $100,000,000 at any time outstanding may have a weighted average life to maturity prior to the date that is two years after the Maturity Date but after the date that is 181 days after the Maturity Date) and (z) the covenants contained in such documents are not more onerous or more restrictive (taken as a whole) than the applicable covenants under this Agreement, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets subject to such permitted Lien and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

ARTICLE VI

OTHER COVENANTS AND AGREEMENTS

SECTION 6.1.            Cooperation with the Lessee.

The Agents and each of the Participants shall, to the extent reasonably requested by the Lessee (but without assuming additional liability on account thereof), as a Transaction Cost (or as a Construction Cost before the Completion Date) and at the Lessee’s expense thereafter, cooperate to allow the Lessee to (a) perform its covenants contained in the Construction and Development Agreement including, without limitation, at any time and from time to time, upon the reasonable request of the Lessee, to promptly and duly execute and deliver any and all such further instruments, documents and financing statements (and continuation statements related thereto) as the Lessee may reasonably request in order to perform such covenants and (b) further the Lessee’s requirements as lessee of the Leased Property, including, without limitation, to file any statement with respect to any tax abatements or other requirements; provided, none of the foregoing expose the Administrative Agent or any Participant to increased liability beyond that contemplated by the Operative Documents.

SECTION 6.2.            Covenants of the Agents and the Participants.

(a)        Discharge of Liens.  Each of the Rent Assignees covenants as to itself, and not jointly with any other Rent Assignee, that it will not create or permit to exist at any time, any Lessor Lien attributable to it and will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it and will cause restitution to be made to the Lessor for the benefit of the Lessee and the other Participants (as their interests may appear) in the amount of any diminution of the value of the Leased Property or the Site as a result of its failure to discharge or cause to be discharged all Lessor Liens attributable to it pursuant to this Section 6.2(a). The Lessor will not create or permit to exist at any time any Lessor Lien attributable to it, and will promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it and will cause restitution to be made to the Lessee and the Rent Assignees (as their interests may appear) in the amount of any diminution of the value of the Leased Property or the Site as a result of its failure to comply with its obligations under this Section 6.2(a). Each Agent, in both its individual capacity and in its capacity as Agent, will not create or permit to exist at any time any Lessor Lien attributable to it, and will promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it and will cause restitution to be made to the Lessor for the benefit of the Lessee and the Participants (as their interests may appear) in the amount of any diminution of the value of the Leased Property or the Site as a result of its failure to comply with its obligations under this Section 6.2(a). Notwithstanding the foregoing, none of the Participants and/or the Agents, as the case may be, shall be required to so discharge any such Lessor Lien while the same is being contested by a Permitted Contest in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any meaningful danger of the sale, forfeiture, loss or diminution in value of, and shall not interfere with the use, operation or disposition of, any part of the Leased Property or the Site, the Lease or title thereto or any interest therein or the payment of Rent; provided, however, that each

Participant and each Agent shall discharge any such Lessor Lien attributable to it, whether or not subject to contest as provided above, upon the purchase of the Leased Property by the Lessee pursuant to the Lease or a sale of the Leased Property pursuant to the Return Option.

(b)        Other Lessor Covenants.  The Lessor shall not subject any of the Leased Property or the Site to any mortgage, lien, security interest or other claim or encumbrance, other than in favor of the Collateral Agent, the Lessee and the Participants or transfer any interest in the Leased Property in each case other than as contemplated by, arising from or related to the Operative Documents.

(c)        Change of Information.  The Lessor shall give prompt notice to the other Participants and the Lessee if any facts regarding it shall change where such change might reasonably affect its interests in the Leased Property.

(d)        Depreciation. Prior to the termination of the Lease and the transfer of the Leased Property to any Person other than the Lessee or its Affiliate or its designee, none of the Participants shall claim any United States federal, state, or local tax attributes or benefits (including depreciation) relating to the Leased Property unless required to do so by an appropriate taxing Authority or after a clearly applicable change in Applicable Laws and Regulations or as a protective response to a proposed adjustment by an Authority; provided, however, that if an appropriate taxing Authority shall require such Participant to claim any such United States federal, state, or local tax attributes or benefits, such Participant shall promptly notify the Lessee thereof and shall permit the Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest contained in, Section 7.2(b) hereof.

(e)        Quiet Possession. If and so long as no Event of Default shall be continuing, the Agents and each Participant, individually, and not severally, agrees that it shall not interfere with the Lessee’s right to the use, possession and quiet enjoyment of the Leased Property and the Site according to the terms hereof and of the other Operative Documents.

(f)         Assignment of Warranties and Other Rights and Appointment of the Lessee as Agent.

(i)         The Lessor hereby assigns to the Construction Agent, as its construction agent, all of its rights, if any (including indemnification rights and rights to receive payments), under any and all warranties of, and other claims against, dealers, manufacturers, vendors, suppliers, installers, contractors or subcontractors relating to the Leased Property. If the Lessor is contractually or legally prohibited from so assigning any such warranty, indemnity or claim, the Lessor hereby assigns to the Construction Agent, to the extent permitted by Applicable Laws and Regulations, its beneficial interest in such warranty, indemnity or claim. Except as set forth below, the Lessor hereby irrevocably appoints the Construction Agent as its attorney-in-fact and agent with full authority in its place and stead and in the Lessor or otherwise from time to time to assert and enforce (including compromise, waiver or settlement thereof) whatever claims and rights the Lessor may have against suppliers, dealers, manufacturers, vendors, contractors and subcontractors relating to the Leased Property or any component thereof, whether under warranty, product liability claim or otherwise.

(ii)        Upon the occurrence of (A) and during the continuation of an Event of Default and (B) either (1) the Lessor’s election to take possession of the Facility or (2) its express termination of the agency relationship between itself and the Construction Agent, the power of attorney granted pursuant to Section 6.2(f)(i) shall terminate and the Construction Agent shall, without further act on its part, be deemed to have reassigned to the Lessor (A) all of the rights and claims held by the Construction Agent under this subsection relating to the Facility that arise after such taking of possession or termination of the agency relationship and (B) a share of such rights and claims held by the Construction Agent under this subsection relating to the Facility that arise before such taking of possession or termination of the agency relationship to the extent that the claims relate to effects that continue after such taking of possession, apportioned by the parties on a reasonable basis between the Construction Agent and the Lessor, taking all relevant factors into account.

(iii)      Except during the continuance of an Event of Default, the Lessor agrees to remit to the Lessee any rebates, refunds or like payments received from dealers, manufacturers, vendors or suppliers of the Leased Property as and when received from such Persons. Any such rebates, refunds or like payments shall not affect in any manner the amounts owing or the payments to be made by the Lessee hereunder.

(g)        Insurance Covenants.  The Agents and the Participants herewith accept all covenants between the Lessee and each insurer made in accordance with the terms of the Operative Documents for their respective benefit, including but not limited to the naming of the Agents and the Participants as additional insureds or as loss payees, as the case may be.

(h)        ERISA. No amount shall be funded or held by the Lessor or any Participant with “plan assets,” as defined by 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any Employee Benefit Plan.

(i)         Further Assurances. Upon the written request of the Lessee delivered at least thirty (30) days prior to the date specified in such request for a restructuring of the Overall Transaction, as a result of a change or proposed change in the applicable accounting rules, the Participants agree to cooperate with the reasonable requests of the Lessee promptly and in good faith to negotiate with a view toward causing a restructuring of the obligations represented by the Lease and the other Operative Documents, provided the Lessee shall reimburse the Participants for their respective expenses incurred in connection with any such written request or restructuring including the reasonable and properly documented fees and expenses of its legal counsel. In the event any such restructuring involves a change in the nature and scope of the Lessor’s obligations under the Operative Documents and does not involve a transfer by the Lessor of its interest in the Facility and the Site, the Lessee and the Lessor shall agree upon a reasonable and appropriate amount to be paid to the Lessor as reimbursement for personnel expenses incurred by the Lessor in such restructuring. Notwithstanding any of the foregoing negotiations, the Lessor shall not be obligated to restructure the transaction.

(j)         Notice of Change; Lessor Confirmation Letter.  The Lessor shall, upon the request of the Lessee and, in any event, not more than on an annual basis, provide to the Lessee a letter of the same tenor as the Lessor Confirmation Letter. In the event the Lessor is not able to provide the Lessor Confirmation Letter, then at the Lessee’s option, the Lessor shall, at the Lessee’s expense, assign its interest in this Agreement, the other Operative Documents and the Leased Property to a successor lessor designated by the Lessee in accordance with Section 6.3(a).

(k)        Compliance with Operative Documents. The Participants agree to comply with their obligations under the Operative Documents

SECTION 6.3.            Assignments.

(a)        Rent Assignee Assignments. Any Rent Assignee may, with the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed at any time (it being agreed that it would be reasonable for the Lessee to withhold such consent if, among other things, payments to any such transferee would be subject to United States federal or state Withholding Tax, or would be subject to an indemnity obligation under Section 7.2(a)(ii) or related gross-up obligations which would not apply to the transferor), assign and delegate all or a portion of its Rent Assignment Interest, Commitment and its rights, obligations and interest in, to or under this Agreement, the Operative Documents and the Leased Property to one or more Eligible Assignees, subject to the following conditions:

(i)         if the assignment occurs prior to the end of the Commitment Period, the assignor shall concurrently assign to the assignee that percentage of its Commitment set forth in Schedule I-A hereto equal to the percentage of its Rent Assignment Interest being assigned;

(ii)        each such assignment shall be of a constant, and not a varying, percentage of the assigning Rent Assignee’s rights and obligations being assigned;

(iii)      the aggregate principal amount of the Rent Assignment Advances and Commitment assigned by any Rent Assignee shall be in a minimum amount equal to the least of (A) $25,000,000 and integral multiples of $5,000,000 in excess thereof, (B) any lower amount approved by the Lessee in its sole discretion, and (C) the aggregate principal amount of all of such Rent Assignee’s Rent Assignment Advances and Commitment; and

(iv)       after giving effect to any such assignment by a Rent Assignee, such Rent Assignee holds an aggregate outstanding principal amount of Rent Assignment Advances and Commitment equal to either zero or at least $25,000,000 or any lower amount approved by the Lessee in its sole discretion.

(b)        Lessor Assignments.  Subject to Section 6.3(d), the Lessor shall not directly or indirectly assign, convey or otherwise transfer in whole or in part any of its right, title or interest in this Agreement, the Leased Property, the Lease or any other Operative Document to any Person except upon compliance with the conditions set forth in this Section 6.3(b); provided that without regard to any of the restrictions contained in this Section 6.3(b) the Lessor may, prior to the end of the Lease Term, agree to sell or otherwise dispose of its beneficial interest in the Leased Property effective at or after the end of the Lease Term. The Lessor shall not, without the prior written consent of the Lessee, transfer its interests in the Facility and the Operative Documents to any entity that would (i) be subject to United States federal or state Withholding Tax, if any (except to the extent that the transferor at the time of such transfer is subject to United States federal or state Withholding Tax subject to indemnification by the Lessee pursuant to Section 7.2(a)(iii)), or (ii) as reasonably determined by the Lessee and communicated in writing to the Lessor, result in consolidation of the transferee to the balance sheet of the Lessee pursuant to ASC 810, as defined by the Financial Accounting Standards Board. The Lessor shall have the right at any time without the consent of the Lessee but with prior notice to the Lessee, at the Lessor’s sole expense, to sell, assign or transfer in whole or in part such right, title and interest to a transferee satisfying the conditions set forth below (a “Permitted Transferee”) and, provided, further, that it shall also be a condition to any such sale, assignment or transfer that:

(i)         such sale, assignment or transfer will not be in violation of the registration requirements of the Securities Act of 1933, as amended or violate the Patriot Act or otherwise cause Lessee to violate Section 4.1(g);

(ii)        the Permitted Transferee shall have the requisite power and authority to enter into and carry out the transactions of the Lessor contemplated hereby and by the Operative Documents to which the Lessor is then a party;

(iii)      the Permitted Transferee shall execute an instrument, in form and substance reasonably satisfactory to the Lessee, the Agents, the Lessor and the other Participants, whereby such Permitted Transferee confirms for the benefit of the Lessee,  the Agents, the Lessor and the other Participants, that it has the requisite power and authority to enter into and to carry out the provisions of this Agreement and the Operative Documents to which the Lessor is then a party and agrees to be bound by all the terms of, and assumes all of the liabilities and obligations of the Lessor contained in, this Agreement and each of such Operative Documents;

(iv)       the Permitted Transferee shall be either (A) an Eligible Assignee, (B) a subsidiary of any Person described in clause (A) above, or (C) a corporation which is a member of the same consolidated group for Federal income tax purposes as the Lessor, or another corporation owned and controlled by, or under common control with, the Lessor, provided, that if the Permitted Transferee is (x) a Person described in clause (B) above and not described in clause (A) above, a Person described in clause (A) shall have executed and delivered a guaranty in form and substance reasonably satisfactory to the Lessee,  the Agents and the other Participants, or (y) a Person described in clause (C) above and not described in clause (A) above, the Lessor shall continue to be liable with respect to the obligations of the Permitted Transferee and shall confirm such fact in writing to the Lessee,  the Agents and the other Participants; and

(v)        if the Lessor proposes to transfer its interest hereunder at any time pursuant to this Section 6.3(b), the Lessor shall give not less than ten (10) days’ (or in the case of a transfer to a Person described in clause (B) or (C) of clause (iv) above, five (5)

days’) notice to the Lessee,  the Agents and the other Participants specifying the name and address of the proposed Permitted Transferee and specifying the facts necessary to determine compliance with this Section 6.3.

From and after any transfer effected in accordance with this Section 6.3(b), the Permitted Transferee shall be deemed the “Lessor” for all purposes of the Operative Documents and shall be deemed to have made the Lessor Investment in the Leased Property previously made by the Lessor; and each reference contained in the Operative Documents to the Lessor shall thereafter be deemed a reference to the Permitted Transferee, as the Lessor shall have no further liability hereunder or thereunder except (i) to the extent of claims relating to or arising out of the period prior to such transfer or (ii) as otherwise provided in this Section 6.3(b).

(c)        Required Deliveries. The Lessee,  the Agents and the other Participants may continue to deal solely and directly with the assignor Lessor in connection with any interest so assigned until (A) notice of such assignment shall have been given to the Lessee,  the Agents and the other Participants by such Lessor or its assignee; and (B) the assignor and assignee shall have executed and delivered to the Lessee, the Administrative Agent and the other Participants an instrument of assignment in the form attached hereto as Exhibit B. When the relevant Persons have received the items listed in clauses (A) and (B) of the preceding sentence, subject to subsection (a) or (b) above, as applicable, the assignee shall be a party hereto and the other Operative Documents to which the assignor was (or, in the case of a partial assignment, is) a party and, to the extent of the rights and obligations so assigned to it, shall have the rights and obligations of the Lessor hereunder and under such other Operative Documents, and the assignor shall, to the extent that rights and obligations hereunder and under such other Operative Documents have been assigned by it, relinquish its rights and be released from its obligations hereunder and under such other Operative Documents. The Commitment allocated to an assignee shall reduce the Commitment of the assignor pro tanto.

(d)        Exceptions to Restrictions. Notwithstanding anything to the contrary contained in this Section 6.3, (i) when an Event of Default is continuing, no consent of the Lessee shall be required in respect of an assignment by any Participant to any third party (whether or not an Eligible Assignee or a Permitted Transferee) of all or any part of its rights and obligations under or with respect to this Agreement and the other Operative Documents, (ii) without the consent of the Lessee, any Participant may assign and pledge all or any portion of its Commitment,  Rent Assignment Advance or Lessor Investment, as applicable, owing to it to any Federal Reserve Bank, the European Central Bank and the central bank of any country which is a member of the Organization for Economic Cooperation and Development as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank or regulations of the European Central Bank or other central bank of any country which is a member of the Organization for Economic Cooperation and Development, as applicable, provided that no such assignment shall release the assigning Participant from its obligations under the Operative Documents, (iii) without the consent of the Lessee, any Participant may assign all or any portion of its Commitment,  Rent Assignment Advance or Lessor Investment, as applicable, owing to it (including retention of the unfunded portion of its Commitment and assignment of the funded portion of its Commitment and assignment of a portion of its Commitment or Rent Assignment Advance for capital requirement purposes due to residual risk with respect thereto or otherwise) to any affiliate or subsidiary of such Participant, another Participant or any affiliate or subsidiary of such other Participant, provided that no such assignment shall cause payments to such transferee to be subject to United States federal or state Withholding Tax (except to the extent that the transferor at the time of such transfer is subject to United States federal or state Withholding Tax subject to indemnification by the Lessee pursuant to Section 7.2(a)(iii)) and, provided further that, for the avoidance of doubt, no change in the law, rules or regulations applicable to any Participant due solely to any such assignment shall be deemed a “Change in Law” or a change in any “regulatory requirement” as such terms are defined in Section 7.4 hereof, and (iv) no consent of the Lessee shall be required in respect to an assignment by any Participant to any third party (whether or not an Eligible Assignee or a Permitted Transferee) of all or any part of the rights and obligations under or with respect to this Agreement and the other Operative Documents, if such assignment is required by Applicable Laws and Regulations or constitutes a Permitted Lien.

(e)        Register. The Administrative Agent shall maintain a book-entry register for the recordation of the names and addresses of the Participants that own Rent Assignment Interests, and the Commitments of, and Advances and any other amounts treated as principal or interest for United States Federal income tax purposes owing to, each Participant pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Lessee, the Agents and the Participants shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lessee and any Participant, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall make payments only to persons named on the Register, and a Participant may only transfer its right to receive payments in respect of its Rent Assignment Interests by having the transfer recorded on the Register.

SECTION 6.4.            Participations.

Each of the Participants may sell, transfer or assign a participation in all or a portion of the interests represented by its Rent Assignment Interests or the interests represented by its Lessor Investment, as applicable, or any right to payment thereunder (each such sale, transfer or assignment of a participation in such interests or rights, a “Participation”), to any Person (such Person, a “Participation Holder”) upon prior notice to the Lessee. In the event of any such sale, transfer or assignment by a Rent Assignee or the Lessor of a Participation to a Participation Holder, the rights and obligations of such Participant under this Agreement and under the other Operative Documents shall remain unchanged, such Participant shall remain solely responsible for the performance thereof, such Participant shall remain the holder of its Rent Assignment Interests or the Lessor Investment, as applicable, for all purposes under this Agreement and under the other Operative Documents, and the Agents, the Lessee and the other Participants shall continue to deal solely and directly with such Participant in connection with such Participation Holder’s rights and obligations under this Agreement and the other Operative Documents. Any agreement pursuant to which any Rent Assignee or the Lessor may grant such a Participation shall provide that such Participant shall retain the sole right and responsibility to enforce the obligations of the Lessee under the Operative Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Operative Documents; provided, that such agreement may require such Participant to obtain the consent of the Participation Holder party thereto before such Participant enters into or approves any amendment, modification or waiver of any provision of any Operative Document that (i) extends any date upon which any payment of money is due to the Participants, (ii) reduces the Yield on the Lease Balance, any fee or any other payment obligation under the Operative Documents, (iii) releases any party from any payment obligations, or (iv) releases any interest of Participants in the Leased Property (except as otherwise expressly provided for in any Operative Document). Any Participant that sells, transfers or assigns a Participation pursuant hereto hereby agrees to indemnify, protect, defend and hold harmless the Lessee, on a Grossed-Up Basis, against any United States federal or state Withholding Tax which may arise solely from its Participation, except to the extent (x) the Lessee is responsible for such Withholding Tax pursuant to Section 7.2(a)(iii) or (y) such Withholding Tax is imposed on the Lessee as a result of the fraud, gross negligence or willful misconduct of the Lessee. Each Participant that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Lessee, maintain a register on which it enters the name and address of each Participation Holder and information relating to the Rent Assignment Interests of each Participation Holder (including information relating to any amounts treated as principal or interest for United States Federal income tax purposes) (the “Participant Register”); provided that no Participant shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participation Holder or any information relating to a Participation Holder’s Rent Assignment Interests) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Participant shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Participant subject to this Section 6.4 shall make payments only to persons named on the Participant Register, and any owner of a participation may only transfer its right to receive payments in respect of its participation in Rent Assignment Interests by having the transfer recorded on the Participant Register.

SECTION 6.5.            Ground Lease.

The Lessor will, for the benefit of the Collateral Agent on behalf of the Rent Assignees, pay and perform, or cause to be paid and performed, all obligations, covenants and agreements to be performed by it as the lessee under the Ground Lease including, without limitation, the payment of all rent and other amounts due thereunder. The Lessor will notify, or will cause to be notified, the Collateral Agent of all defaults (or alleged defaults) by any party under the Ground Lease, or any claim, action or proceeding made by or involving any party to the Ground Lease, in each case promptly after obtaining Actual Knowledge thereof. The Lessor will not amend, modify, terminate or waive any of the provisions of the Ground Lease without the prior written consent of the Collateral Agent, and any attempt to so amend, modify, terminate or waive, or approve or consent, shall be void. The Lessor will not surrender the leasehold interest in the Ground Lease.

SECTION 6.6.            Amendments Related to Credit Facilities.

Following the Lessee’s written request, the Agents and the Participants each agree to promptly evaluate in good faith and in its sole discretion any request made by the Lessee to amend this Agreement (and the other Operative Documents) from time to time as may be desirable in order to conform the operating covenants and negative covenants regarding the business operations of Lessee to any new credit or other similar facility to which the Lessee shall be subject from time to time.

ARTICLE VII

INDEMNIFICATION AND ADDITIONAL PAYMENTS

SECTION 7.1.            General Indemnification.

(a)        Subject to clauses (b) and (f) below, the Lessee will indemnify, defend and hold each Indemnitee harmless, on a Grossed-Up Basis, from and against any and all Claims (which may include the outstanding Lease Balance or any portion thereof subject to any limitations set forth in the Operative Documents, including, without limitation, payments limited to the Return Price Recourse Deficiency Amount, the Recourse Deficiency Amount or Construction Recourse Amount, as applicable) that directly or indirectly relate to, result from or arise out of or are alleged by Persons other than any Indemnitee to relate to, result from or arise out of any of the following (whether or not any such Indemnitee is indemnified as to such matter by any other Person and whether or not such Claim arises or accrues prior to the Closing Date, the Completion Date or after the Maturity Date or the Lease Expiration Date):

(i)         the Leased Property, the Site, the Lessee Collateral or, in each case, any part thereof;

(ii)        any of the Operative Documents or any of the transactions contemplated thereby, or any investigation, litigation, enforcement or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

(iii)      the regulation of the ownership, construction, installation, leasing, use or operation of the Leased Property, the Site or any part thereof, but only to the extent that the Indemnitee is subjected to such regulation as a result of its being a party to or beneficiary of the Operative Documents or its involvement in the transactions contemplated in the Operative Documents;

(iv)       the offer, financing, refinancing, inspection, mortgaging, pledging, granting, of a security interest in, the design, manufacture, construction, purchase, ownership, acquisition, acceptance, rejection, delivery, nondelivery, redelivery, possession, transportation, lease, sublease, installation, condition, transfer of title or other ownership interest, rental, use, operation, storage, maintenance, modification, alteration, repair, assembly, sale, return, abandonment or other application or disposition of all or any part of the Leased Property or any product produced therewith, the Site or any interest therein or improvements thereto or the imposition of any Lien thereon, or the failure to perform or accomplish any of the foregoing in accordance with the requirements of the Operative Documents, other agreements governing such matters or Applicable Laws and Regulations including, without limitation: Claims or penalties arising from any violation of law or in tort (strict liability or otherwise), latent or other defects, whether or not discoverable, any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property or the Site, the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which policies are in effect at any time with respect to the Leased Property or any part thereof, any Claim for patent, trademark or copyright infringement, and Claims arising from any public improvements with respect to the Leased Property and the Site resulting in any change or special assessments being levied against the Leased Property or the Site or any plans to modify, widen or realign any street or highway adjacent to the Leased Property or any Claim for utility “tap-in” fees;

(v)        a breach by the Lessee of any of its covenants under any Operative Document, or a misrepresentation by the Lessee (including any omission that makes any representation made by such party materially misleading) in any Operative Document or in any certificate or other document delivered by such party to the Agents or any Participant pursuant to any Operative Document, or during the continuance of any Default or Event of Default, or the material inaccuracy of any information provided by any such party to any third party in connection with the preparation by such third party of a report or other document required to be delivered pursuant to any Operative Document;

(vi)       other than the Lessor’s Liens, the existence of any Lien on or with respect to the Leased Property, the Site, title thereto, any interest therein or any Basic Rent or Supplemental Rent, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Leased Property or the Site or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, or any of its contractors or agents or by reason of the financing of any personality or equipment purchased or leased by the Lessee or Alterations constructed by the Lessee, except Liens in favor of the Lessee, the Collateral Agent or the Lessor;

(vii)      any Environmental Claim, including, without limitation, those indemnified under Section 13.8 of the Lease and Section 3.4 of the Construction and Development Agreement; and

(viii)    the offer, issuance, sale, transfer or delivery of the Lessor Investments and the Rent Assignment Interests.

The Lessee shall be entitled to credit against any payments due to an Indemnitee under this Section 7.1 both (x) any insurance recoveries received by such Indemnitee in respect of the matters described herein under or from insurance paid for by any Person other than the Indemnitee or an Affiliate thereof or assigned to the Lessor by the Lessee and (y) any other indemnity amount received by such Indemnitee in respect of such matters from a Person (other than the Lessor) unrelated to such Indemnitee; provided, to the extent any such insurance amounts or indemnity amounts referenced in the foregoing subsections (x) or (y) are utilized for one purpose (for example, such as addressing a remediation expense in the context of an Event of Loss), then such insurance amount or indemnity amount shall not be available, or deemed available, for any other purpose (for example, such as rebuilding the Leased Property in the context of an Event of Loss).

(b)        Exclusions. The provisions of Section 7.1(a) shall not apply to any Claim:

(i)         with respect to any Indemnitee, to the extent attributable to the willful misconduct or gross negligence of, or negligence in the handling of funds by, such Indemnitee, its officers, agents, employees and Affiliates or the breach in any material respect of any representation or warranty made by such Indemnitee under the Operative Documents;

(ii)        to the extent attributable to acts or events that occur after the commencement of day to day operation of the Facility by the Lessor or any Person designated by the Lessor following an Event of Default or the return of the Leased Property pursuant to the Return Option (except (A) to the extent fairly attributable to circumstances existing or acts, events, liabilities or damages occurring or accruing prior to such day to day operation, or (B) to the extent relating to the acts or omissions of the Lessee or any other Cubic Person in relation to, or liabilities arising out of, the location, structure, installation, putting into service, operation, repair, servicing, maintenance, replacement or dismantling of the Facility or remaining on or the entering onto the Site or the Facility by any such Person); or

(iii)      in respect of Taxes, which are governed by Section 7.2, other than a payment necessary to make payments under this Section 7.1 on a Grossed-Up Basis.

(c)        Contests. In respect of the indemnification provided under Section 7.1(a), promptly after receipt by an Indemnitee of notice of any pending or threatened Claim, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against the Lessee, give notice thereof to the Lessee. So long as no Event of Default is continuing, the Lessee, at its own expense, may elect to assume the defense of any such Claim through its own counsel, which shall be subject to the reasonable approval of the Indemnitee, on behalf of the Indemnitee (with full right of subrogation to the Indemnitee’s rights and defenses). The Lessee must indicate its election to assume such defense by written notice to the Indemnitee within forty-five  (45) days following receipt of Indemnitee’s notice of the Claim, or in the case of a third-party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee’s notice of Claim; provided that such Indemnitee has given the Lessee notice thereof. If the Lessee denies liability or fails to respond to the notice within the time period set forth above, the Indemnitee may defend or compromise the Claim as it deems appropriate without prejudice to any of Indemnitee’s rights hereunder. If the Lessee shall have elected to assume the defense of any such Claim, then upon the request of the Lessee, the Indemnitee requesting payment of indemnity under Section 7.1(a) shall promptly furnish the Lessee with copies of any records or documents pertaining to the matter to be indemnified and, to the extent known by such Indemnitee, a reasonably detailed explanation of the circumstances giving rise to the claim of indemnification and the determination of the amount of the requested indemnity payment. Upon payment in full to Indemnitee of any indemnity pursuant to Section 7.1(a), the Lessee shall be subrogated to any right of Indemnitee in respect of the matter against which such indemnity has been paid. If the Lessee shall have elected to assume the defense of any such Claim, upon the written request at any time and from time to time of the Lessee, Indemnitee shall, at the expense of the Lessee, take such reasonable actions and execute such documents as are necessary or reasonably appropriate to assist the Lessee in the preservation and enforcement against third parties of the Lessee’s right of subrogation hereunder. The Indemnitee may employ separate counsel in any such Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless the Indemnitee and the Lessee shall have been advised by counsel that there exists a conflict of interest in such counsel’s representation of the Indemnitee and the Lessee in which case the fees and expenses of such separate counsel shall be for the account of the Lessee. All fees and expenses shall be paid periodically as incurred. So long as no Default or Event of Default shall be continuing, the Lessee shall not be liable for any settlement of any such Claim effected without its consent unless the Lessee shall fail to, or elect in writing not to, assume the defense thereof in which case the Indemnitee, without waiving any rights to indemnification hereunder, may defend such Claim and enter into any good faith settlement thereof without the prior written consent of the Lessee. The Lessee shall not, without the prior written consent (not to be unreasonably withheld) of the Indemnitee, effect any settlement of any such Claim unless such settlement includes an unconditional release of the Indemnitee from all liabilities that are the subject of such Claim. The parties agree to cooperate in any defense or settlement of any such Claim and to give each other reasonable access to all information relevant thereto subject to appropriate confidentiality agreements. The parties will similarly cooperate in the prosecution of any claim or lawsuit against any third party.

(d)        Subrogation. Upon the indefeasible payment in full of any Claim pursuant to this Section 7.1, the Lessee, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto. The Indemnitee agrees, at the Lessee’s expense, to give such further assurances or agreements and to cooperate with the Lessee to permit the Lessee to pursue such claims, if any, to the extent reasonably requested by the Lessee. If the Lessee shall have paid an amount to or for an Indemnitee pursuant to this Section 7.1, and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Lessee, but not before the Lessee shall have made all payments then due to such Indemnitee pursuant to this Section 7.1 and any other payments then due hereunder and under any other Operative Document, the amount of such reimbursement, including interest actually received attributable thereto, net of Taxes required to be paid by such Indemnitee as a result of any refund received, after giving effect to such payment to the Lessee.

(e)        Not Residual Guaranty. Nothing in this Section 7.1 shall be construed as a guaranty of residual value of the Leased Property.

(f)         Limitation.

(i)         Prior to the Completion Date, the provisions of Sections 7.1, 7.2, 7.4, 7.5 and 7.6 shall be subject to the following provisions:

(A)       The term “Indemnitee” shall mean the Lessor and its successors and/or assigns, and no other Person is entitled to the benefits of Section 7.1 from the Lessee, provided, that this provision shall not limit the rights of Administrative

Agent, the Collateral Agent,  the Rent Assignees and other Persons against the Lessor under clause (C) of this Section 7.1(f)(i).

(B)       The Lessee shall only be required to indemnify the Indemnitee for the following, without duplication:

1.          Claims (including Rent Assignees’ Claims) caused by or resulting from a Specified Event;

2.          Claims caused by or resulting from (a) the failure to Complete the Facility when required or from the failure to otherwise pay or perform its other obligations prior to the Construction Period Termination Date (other than caused by or resulting from a Specified Event) or (b) actions or failures to act of any Cubic Person; provided, however, that recourse to the assets of the Lessee for any such Claims shall be limited to the extent recourse against assets of the Lessee is limited by Section 18.5 of the Lease; and

3.          Claims (including Taxes and Rent Assignees’ Claims)  under Sections 7.2, 7.4, 7.5 and 7.6; provided, however, that such Claims under this clause (3) will only be funded out of proceeds of Advances.

(C)       Subject to Section 9.11, the Lessor will, with respect to Claims of a type described in clauses (B)(1)  through (B)(3) above, indemnify all Persons who would have otherwise been indemnified by the Lessee, to the extent such Persons would have been so indemnified, but for the foregoing provisions of Section 7.1(f)(i)(A); provided, however, that any obligation of the Lessor pursuant to this subsection shall be discharged solely and exclusively from amounts received by the Lessor pursuant to this subsection or, in the case of clause (B)(3) above, the proceeds of the applicable Advances.

(D)       The Lessee agrees that any claim for indemnification by any Person against the Lessor pursuant to and permitted by clause (C) of this Section 7.1(f)(i) shall constitute a Claim entitling the Lessor to be indemnified by the Lessee pursuant to Section 7.1 of this Agreement.

(ii)        The limitations set forth in Section 7.1(f)(i) shall continue to apply on and after the Completion Date with respect to Claims accruing prior to such Completion Date.

(iii)      Any Claims that are incurred by any Indemnitee (as such term is defined during the Base Term, solely for the purposes of this clause (iii)) for which the Lessee is not obligated to indemnify either the Lessor or such Indemnitee pursuant to this Section by virtue of the provisions of Section 7.1(f)(i) (it being the understanding of the parties that if the Lessee is obligated to indemnify the Lessor for any Claim incurred or arising during the Construction Period, with any other Indemnitee being indemnified by the Lessor under clause (i)(C) above for the same Claim, the applicable Claim will not be a Claim which is subject to this clause (iii)) shall, if requested in writing by the Required Participants to the Administrative Agent in their sole and absolute discretion, be capitalized and result in an increase to the Construction Costs (such claims herein called “Funded Claims”). In the event Funded Claims are advanced by the Lessor or Rent Assignees hereunder, any increase in Lessor Investment resulting therefrom shall not be included for purpose of (but for no other purpose) (x) calculating Eligible Construction Costs solely for purposes of calculating the Construction Recourse Amount, (y) calculating Eligible Construction Costs solely for purposes of calculating the Return Price Recourse Deficiency Amount payable by the Lessee following an election to return the Leased Property at the end of the applicable Lease Term and (z) calculating any Basic Rent that is to accrue thereon during the Lease Term. The foregoing indemnities are in addition to, and not in limitation of, the indemnities with respect to Sections 7.1 and 7.2 this Agreement.

SECTION 7.2.            General Tax Indemnity.

(a)        (i)        Tax Indemnity.  The Lessee shall pay on a Grossed-up Basis, and on written demand shall indemnify and hold each Indemnitee at all times harmless from and against, any and all Taxes, howsoever imposed, on or with respect to any Indemnitee, the Leased Property or the Lessee or any sublessee or user of the Leased Property by any taxing Authority, in connection with or in any way relating to: (A) the acquisition, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, purchase, repurchase, sale, return or other application or disposition of all or any part of the Leased Property or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) thereon; (B) the payment of Basic Rent or Supplemental Rent or the receipts arising from or received with respect to the Leased Property or any part thereof, or any interest therein; (C) the payment of any other amount pursuant to the Rent Assignment Agreements or any other Operative Documents, or the property or the income or other proceeds with respect to the Facility; (D) the Leased Property or any part thereof or any interest therein; (E) the execution, delivery, filing, registration or recording of any of the Operative Documents and any amendments and supplements thereto; and (F) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents or the enforcement thereof; provided, however, that the indemnification obligation of this Section 7.2(a)(i) shall not apply to:

(1)        Taxes (other than Taxes that are sales, use, rental, value added, real estate transfer or similar Taxes that are not substitutes for income taxes) based upon or measured by the Indemnitee’s gross or net income, gross or net receipts or that are in the nature of, or are imposed with respect to, capital, net worth, excess profits, accumulated earnings capital gains, franchise or conduct of business of such Indemnitee except in the case of gross or net income Taxes, to the extent necessary so that payments under this Section 7.2 are made to an Indemnitee on a Grossed-Up Basis within the meaning of Section 7.6;

(2)        Taxes that result from a transfer or other disposition by the Indemnitee or any of its Affiliates of all or any portion of its interest in the Leased Property, the Rent Assignment Agreements or the Operative Documents (other than a transfer or disposition that occurs while an Event of Default is continuing and is related to such Event of Default or that results from (a) the Lessee’s exercise of the Return Option, the Early Termination Option or Purchase Option under the Lease, (b) any other transfer to the Lessee under the Operative Documents or which is contemplated by the Operative Documents or (c) any other transfer made at the request of the Lessee in an effort to maintain or enhance the accounting treatment of the Lessee with regard to the Overall Transaction);

(3)        Taxes imposed with respect to any period or portion thereof after the expiration or earlier termination of the Lease (but not to the extent attributable to events occurring on or prior to such date) (other than any Tax that is attributable to (a) any Indemnitee exercising its remedies upon an Event of Default, (b) any payment to, by or on behalf of the Lessee after such termination, or (c) any party’s compliance with any obligation under the Operative Documents that survives the termination of the Lease, except, in each case, to the extent such Tax would otherwise be an excludable tax but for this parenthetical);

(4)        Taxes resulting from (a) the gross negligence, willful misconduct or fraud of the Indemnitee or any of its Affiliates, (b) any representation, warranty, certification or statement of the Indemnitee under the Operative Documents proving to have been incorrect in any material respect when made or deemed to have been made, or (c) the breach of any covenant of the Indemnitee under the Operative Documents;

(5)        Taxes imposed on the Agents, the Lessee or the Lessor, in each case in their respective individual capacity, with respect to any fees received by it for services rendered;

(6)        Withholding Taxes, indemnification for which shall be solely as provided in Section 7.2(a)(iii) hereof;

(7)        Taxes while they are being contested in accordance with Section 7.2(b);

(8)        Taxes imposed on, or, in the case of value added taxes, not refunded to, an Indemnitee that results from its failure to file tax returns properly or timely, to claim a deduction or credit to which it is entitled, or to comply with certification, reporting, or similar requirements of the jurisdiction imposing the Tax, except to the extent caused by a failure of the Lessee to comply with Section 7.2(d), provided that the foregoing exclusion shall apply only if such Indemnitee is eligible to comply with such requirement and either (A) such Indemnitee shall have been given timely written notice by the Lessee of such requirement or (B) such Indemnitee’s officers or other employees having primary responsibility for ensuring compliance with such requirement have actual and timely knowledge (without any obligation of due inquiry and without any imputation of such knowledge) of such requirement;

(9)        Taxes imposed on a transferee of any Participant’s interest hereunder (other than a transferee who acquired such interest as a result of any transfer or assignment in connection with the occurrence of an Event of Default) to the extent of the excess of such Taxes over the total amount of the Taxes of the same or similar nature that would have been imposed had there not been a transfer by the initial Indemnitee of its interest after the Closing Date;

(10)      Taxes in the nature of intangible taxes or similar taxes upon or with respect to the value of the interest of a  Rent Assignee or the Lessor in any of the Rent Assignment Interests or the Lessor Investment, as applicable;

(11)      Taxes included in the cost of the Facility and funded by Advances; and

(12)      Taxes imposed by a taxing Authority that is not the United States or any taxing Authority within the United States, except to the extent caused by the Lessee making a payment from such jurisdiction.

(ii)        Additional Tax Indemnity. Notwithstanding any contrary provision in Section 7.2(a)(i), the Lessee shall indemnify and hold harmless each Participant Party for any Taxes that are described in Section 7.2(a)(i) without regard to exclusions and that are imposed upon any Participant Party by the United States or by any taxing Authority within the United States, but only to the extent that such Taxes would not have been imposed on such Participant Party if, for purposes of such Taxes, the Advance made on each Advance Date by a  Participant Party had been in the form of a secured loan made directly to the Lessee, the obligation to pay a proportionate part of Basic Rent were the obligation to pay interest to such Participant Party, and the proportionate amount of the Lease Balance were the principal amount owed to such Participant Party; provided, however, that the indemnification obligation of this Section 7.2(a)(ii) shall not apply to: (1) Taxes resulting from (a) the gross negligence, willful misconduct, or fraud of the Lessor, such Participant Party (if different) or any of their respective Affiliates,  (b) any representation, warranty, certification or statement of the Lessor or such Participant Party (if different) under the Operative Documents proving to have been incorrect in any material respect when made or deemed to have been made, or (c) the breach of any covenant of the Lessor or such Participant Party (if different) under the Operative Documents; (2) Withholding Taxes, indemnification for which shall be solely provided in Section 7.2(a)(iii); (3) Taxes while they are being contested in accordance with Section 7.2(b); (4) Taxes imposed on such Participant Party that result from its failure to file tax returns properly or timely, to claim a deduction or credit to which it is entitled, or to comply with certification, reporting or similar requirements of the jurisdiction imposing the Tax, in each case, in accordance with the intent specified in Section 2.7 or as otherwise required by Applicable Laws and Regulations with respect to such Participant Party, except to the extent such failure by such Participant Party is caused by a failure of the Lessee to comply with Section 7.2(d), provided that the foregoing exclusion shall apply only if such Participant Party is eligible to comply with such requirement and either (A) such Participant Party shall have been given timely written notice by the Lessee of such requirement or (B) such Participant Party’s officer or other employees having primary responsibility for ensuring compliance with such requirement have actual and timely knowledge (without any obligation of due inquiry and without any imputation of such knowledge) of such requirement; (5) Taxes imposed on a transferee of any Participant’s interest hereunder (other than a transferee who acquired such interest as a result of any transfer or assignment in connection with the occurrence of an Event of Default) to the extent of the excess of such Taxes over the total amount of the Taxes of the same or similar nature that would have been imposed had there not been a transfer by the initial Participant of its interest after the Closing Date; (6) Taxes included in the cost of the Facility and funded by Advances; (7) Taxes imposed upon the Leased Property and indemnifiable pursuant to Section 7.2(a)(i); and (8) Delaware income, franchise, corporate or other similar taxes imposed on an Indemnitee.

(iii)      Withholding Tax Indemnity. The Lessee shall not be required to make any additional payment to or on behalf of an Indemnitee with respect to any Withholding Tax, except that the Lessee agrees to indemnify, protect, defend and hold harmless the Indemnitees, on a Grossed-Up Basis, against Withholding Taxes described in paragraphs (A) and (B) of this Section 7.2(a)(iii). If any such withholding is so required, the Lessee shall make the withholding and pay the amount withheld to the appropriate taxing Authority before penalties attach thereto or interest accrues thereon. The Lessee shall forthwith pay the relevant Indemnitee an amount that, after making all required deductions (including deductions applicable to additional sums payable under this Section), equals the amount that would have been paid if such withholding had not been required. Withholding Taxes referred to in the first sentence of this Section 7.2(a)(iii) as indemnifiable are:

(A)       Withholding Taxes imposed under the laws of any jurisdiction other than the United States and any taxing jurisdictions therein, if such Tax is imposed solely as a result of the Lessee making the payment from such jurisdiction;

(B)       Withholding Taxes imposed under the laws of the United States, or any taxing jurisdiction therein, imposed solely as the result of a change in Tax laws, regulations, rulings, interpretations or treaties after the Closing Date (and, in the case of a Rent Assignee, after the date of the assignment pursuant to which such Rent Assignee acquired an interest hereunder) other than a Withholding Tax that results from a change in Tax law which is excluded from the definition of Change in Law pursuant to Section 7.4(a)(i)(F).

Notwithstanding the foregoing, the Lessee shall not be required to make any additional payment to or on behalf of an Indemnitee with respect to any Withholding Tax to the extent result from the failure of such Indemnitee to comply with Section 7.3(c).  If the Lessee pays any amount to an Indemnitee with respect to Withholding Taxes required to be withheld by law but not subject to indemnity pursuant to this Section 7.2, such Indemnitee shall reimburse the Lessee within fifteen (15) days of written demand therefor for the amount so paid by the Lessee provided that if such Indemnitee fails to reimburse the Lessee within such fifteen (15) days, such Indemnitee shall thereafter be obligated to reimburse the Lessee for such amount together with interest on such amount at the Overdue Rate from the date such reimbursement was due until the date it is paid.

(iv)       Nothing contained in Section 7.2(a) shall entitle an Indemnitee to indemnification of a Tax under more than one subsection of Section 7.2(a).

(b)        Contests. If any claim or claims is or are made against any Indemnitee for any Tax which is subject to indemnification as provided in Section 7.2(a), such Indemnitee shall as soon as practicable, but in no event more than thirty (30) days after receipt of formal written notice of the Tax or proposed Tax, notify the Lessee and if, in the reasonable opinion of the Lessee there exists a reasonable basis to contest such Tax which satisfies the requirements of ABA Formal Opinion 85-352 (and if the provisos of the definition of “Permitted Contest” continue to be satisfied), the Lessee at its expense may, to the extent permitted by Applicable Laws and Regulations and provided that it has acknowledged in writing its liability for the Tax at issue if the contest is not successful, contest such Tax, and subsequently may appeal any adverse determination (other than to the United States Supreme Court), in the appropriate administrative and legal forums; provided, that in all other circumstances, upon notice from the Lessee to such Indemnitee that there exists a reasonable basis to contest any such Tax which satisfies the requirements of ABA Formal Opinion 85-352 (as supported by an opinion of tax counsel to the Lessee reasonably acceptable to the Indemnitee), the Indemnitee, at the Lessee’s expense, shall contest any such Tax (so long as the provisos of the definition of “Permitted Contest” continue to be satisfied and, in the case of a Tax on gross or net income, the aggregate amount of the Tax exceeds $100,000); provided, further, that no contest by the Indemnitee shall be required, and no contest by the Lessee shall be permitted,  so long as an Event of Default shall be continuing, unless the Lessee shall have posted a bond or other security that is reasonably satisfactory to the Participants in respect of (A) Taxes reasonably expected to arise in connection with such contest that are indemnifiable pursuant to Section 7.2(a)(i) (including any amount necessary to make payment of such Taxes on a Grossed-up Basis) and (B) the Lessee’s obligations pursuant to this Section 7.2(b) in connection with such contest.  The Lessee shall pay all expenses incurred by the Indemnitee in contesting any such Tax (including, without limitation, all reasonable attorney’s and accountants’ fees and expenses), upon demand by the Indemnitee. The Lessee shall have the right to participate in the conduct of any proceedings controlled by the Indemnitee to the extent that such participation by the Lessee does not interfere with the Indemnitee’s control of such contest and the Lessee shall in all events be kept informed, to the extent practicable, of material developments relative to such proceedings. The Indemnitee shall have the right to participate in the conduct of any proceedings controlled by the Lessee to the extent that such participation by the Indemnitee does not interfere with the Lessee’s control of such contest, and the Indemnitee shall in all events be kept informed, to the extent practicable, of material developments relative to such proceedings. The Indemnitees agree that a contested claim for which the Lessee would be required to make a reimbursement payment hereunder will not be settled or compromised without the Lessee’s prior written consent or the Indemnitee waives its right to indemnification hereunder and repays the Taxes advanced by the Lessee as a non-interest bearing loan by the Lessee to such

Indemnitee without interest. Indemnitee shall endeavor to settle or compromise any such contested claim in accordance with written instructions received from the Lessee; provided, that (i) the Lessee on or before the date the Indemnitee executes a settlement or compromise pays the contested Tax to the extent agreed upon or makes an indemnification payment to the Indemnitee in an amount acceptable to the Indemnitee; and (ii) the settlement or compromise does not, in the reasonable opinion of the Indemnitee materially adversely affect the right of the Lessor or such Indemnitee to receive Rent or the Lease Balance or any other payment pursuant to the Operative Documents, or involve a material risk of sale, forfeiture or loss of the Leased Property or any interest therein or any matter described in the provisos to the definition of “Permitted Contest.” The failure of an Indemnitee to (x) notify the Lessee of the existence of any claim against such Indemnitee of any Tax as required by the first sentence of this Section 7.2(b) or (y) contest timely a claim against it for any Tax which is subject to indemnification under Section 7.2(a) and for which it has an obligation to the Lessee to contest under this Section 7.2(b) in the manner required by Applicable Laws and Regulations where the Lessee has timely requested (with regard to the time of the initial notification by Indemnitee) that such Indemnitee contest such claim, in each case shall relieve the Lessee of its obligations to such Indemnitee under Section 7.2(a) with respect to such claim only to the extent such failure results in the loss of an effective contest. If Applicable Laws and Regulations require the payment of a contested Tax as a condition to, or regardless of, its being contested, and the Lessee chooses to contest such Tax or to direct the Indemnitee to contest such Tax in accordance with this Section, then the Lessee shall provide the Indemnitee with the funds to pay such Tax, such provision of funds to be deemed a non-interest bearing loan by the Lessee to the Indemnitee to be repaid by any recovery of such Tax (including the amount of any interest received by reason of payment or deposit of the Tax claimed with funds advanced by the Lessee to the Indemnitee with respect to such recovered Tax, payable on a net after-tax basis to the Indemnitee) from such contest and any remaining unpaid amount not recovered to offset the Lessee’s obligation to indemnify the Indemnitee for such Tax. The Lessee shall indemnify the Indemnitee on a Grossed-Up Basis in accordance with Section 7.6 for and against any adverse consequences of any such interest-free loan.

(c)        Payments. Any Tax indemnifiable under Section 7.2(a) shall be paid by the Lessee directly when due to the applicable taxing Authority if direct payment is practicable and permitted. If direct payment to the applicable taxing Authority is not permitted or is otherwise not made, any amount payable to an Indemnitee pursuant to Section 7.2(a) shall be paid within thirty (30) days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due or, in the case of taxes that are contested under Section 7.2(b), the contest is finally resolved. Any payments made pursuant to Section 7.2(a) directly to the Indemnitee entitled thereto or the Lessee, as the case may be, shall be made in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Agreement. Upon the request of any Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Indemnitee.

(d)        Ownership. The Lessee represents that it is wholly owned by shareholders of its publicly traded stock and covenants that it shall remain (i) organized under the laws of the United States or any state thereof, and (ii) wholly owned by shareholders of its publicly traded stock; it being understood that the sole remedy of an Indemnitee for a breach by the Lessee of the foregoing representation and covenant shall be the right of such Indemnitee to indemnification by the Lessee on an after-tax basis for any incremental tax liability of such Indemnitee that would not have been imposed but for such breach.

(e)        Calculation of Payments. Any payment that the Lessee shall be required to make to or for the account of any Indemnitee with respect to any Tax that is subject to indemnification under this Section 7.2 shall be paid on a Grossed-Up Basis under Section 7.6 of this Agreement. If an Indemnitee or any Affiliate of such Indemnitee who files any tax return on a combined, consolidated, unitary or similar basis with such Indemnitee shall actually realize any saving of any Tax not indemnifiable by the Lessee pursuant to the Operative Documents (by way of credit (including any foreign tax credit), deduction, exclusion from income or otherwise) by reason of any amount with respect to which the Lessee has indemnified such Indemnitee pursuant to this Section 7.2, and such tax saving was not taken into account in determining the amount payable by the Lessee on account of such indemnification, such Indemnitee shall promptly pay to the Lessee the amount of such saving together with the amount of any tax saving resulting from any payment pursuant to this sentence (provided that such payments by such Indemnitee shall not exceed the amount of the payments made by the Lessee to or for such Indemnitee which gave rise to such savings and payment by such Indemnitee). Each Indemnitee agrees to make, at the Lessee’s expense, good-faith efforts to claim any such tax saving that may reasonably be available and to provide promptly thereafter to the Lessee written notification of any action, proceeding or decision with respect to such claim.

(f)         Refund. If an Indemnitee shall receive a refund of (or receive a credit against or any other current reduction in, any Tax not indemnified by the Lessee under this Section 7.2, in respect of) all or part of any Taxes which the Lessee shall have paid on behalf of such Indemnitee or for which the Lessee shall have reimbursed, advanced funds to or indemnified such Indemnitee, such Indemnitee shall promptly pay or repay to the Lessee an amount equal to the amount of such refund, plus any net tax benefit (taking into account any Taxes incurred by such Indemnitee by reason of the receipt of such refund, credit or reduction) realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence (provided that such payments by such Indemnitee shall not exceed the amount of the payments made by the Lessee to or for such Indemnitee which gave rise to such refund and payment by such Indemnitee). If, in addition to such refund, credit or reduction, as the case may be, such Indemnitee shall receive an amount representing interest on the amount of such refund, credit or reduction, as the case may be, such Indemnitee shall promptly pay to the Lessee that proportion of such interest that shall be fairly attributable to Taxes paid, reimbursed or advanced by the Lessee prior to the receipt of such refund. If an Indemnitee loses the benefit of any refund for which it has made a payment pursuant to this Section 7.2(f), such loss shall be treated as a Tax indemnifiable hereunder without regard to exclusions. Each Indemnitee agrees to make, at the Lessee’s expense, good-faith efforts to claim any such refund, credit or reduction that may reasonably be available and to provide promptly thereafter to the Lessee written notification of any action, proceeding or decision with respect to such claim.

(g)        Restructuring for Withholding Taxes. Each party covered by this Section 7.2 agrees to use reasonable efforts to investigate alternatives for reducing any Withholding Taxes that are indemnified against hereunder or imposed on Rent, or Yield on the Lease Balance (whether or not indemnifiable hereunder) and to use reasonable efforts to reduce any Withholding Taxes that are indemnified against hereunder, including, without limitation, negotiating in good faith to restructure the Advance (which restructuring shall be at the Lessee’s expense in the case of indemnifiable Withholding Taxes), but no party shall be obligated to take any such action as such party determines will be adverse to its business or financial or commercial interests.

(h)        Tax Ownership. Each Indemnitee represents and warrants that it will not, prior to the termination of the Lease and the transfer of the Leased Property to any Person other than the Lessee or its Affiliates, claim ownership of (or any tax benefits, including depreciation, with respect to) the Leased Property for any income tax purposes (unless required to do so by a taxing Authority) with respect to the period prior to the termination of the Lease, it being understood that it is the intention of all parties to this transaction that the Lessee is and will remain the owner of the Leased Property for such income tax purposes until the termination of the Lease and such transfer.

(i)         Preparation and Filing of Tax Returns.  The Lessee shall be responsible for preparing and filing on its behalf (i) any real and personal property or ad valorem Tax returns in respect of the Leased Property and (ii) any other Tax returns required of any Participant Party respecting the transactions described in the Operative Documents applicable to the Lessee (but in the case of Tax returns described in clause (ii), other than returns with respect to Taxes excluded from indemnification pursuant to Section 7.2(a)(i)). In case any report or Tax return shall be required to be made with respect to any Tax indemnified by the Lessee under Section 7.2(a)(i), the Lessee, at its sole cost and expense, shall notify the relevant Participant Party of such requirement and reasonably cooperate with such Participant Party in the filing of such return.

SECTION 7.3.            Withholding Tax Documentation.

(a)        Reserved.

(b)        At least five (5) Business Days prior to the first payment date with respect to a payment under the Operative Documents that is subject to a Withholding Tax on interest or yield that is indemnifiable under Section 7.2(a)(iii) and that is imposed by a jurisdiction outside the United States, the Indemnitee shall have complied with certification, information, documentation, reporting, filing, or other similar requirements concerning the nationality, residence, identity, or connection with the jurisdiction imposing such Withholding Taxes or any other similar matters that are required by law as a condition to total exemption or total relief from such Withholding Taxes to the extent it is legally entitled to do so and shall have notified the Lessee in writing of such compliance. The Indemnitee shall further timely comply with all requirements for keeping any such exemption in full force and effect, unless a change in treaty, law, or regulation has occurred that would prevent the Indemnitee from complying and the Indemnitee promptly advises the Lessee in writing that it is not capable of receiving payments without withholding. Each of the Participants that is not a U.S. Person represents and warrants that it qualifies for portfolio interest exemption contained in Section 871(h) or Section 881(c) of the Code. Each of the parties hereto agrees that on the Closing Date, no certification, documentation, reporting or similar confirmation is required of an Indemnitee to establish total exemption from Withholding Taxes on interest, yield or any other amounts relevant to this transaction in any applicable jurisdiction other than Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY and any required attachments (in the case of an Indemnitee that is not a U.S. Person) or Internal Revenue Service Form W-9 (in the case of an Indemnitee that is a U.S. Person), in each case as required by Section 7.3(c).

(c)        At least five (5) Business Days prior to the first date on which any payment is due with respect to the Rent Assignment Agreement or Lessor Investment for the account of any Participant, such Participant shall have delivered to each of the Lessee, Lessor and Administrative Agent, (i) in the case of a Participant that is a U.S. Person, two duly completed copies of United States Internal Revenue Service form W-9, certifying that such Participant is exempt from United States backup withholding tax, and (ii) in the case of a Participant that is not a U.S. Person, two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY and any required attachments, in any case with taxpayer identifying numbers, certifying that such Participant is entitled to receive payments of Yield and a return of principal of its Lease Balance, as applicable, including Capitalized Yield, under the Operative Documents without deduction or withholding of any United States Federal income taxes. In delivering any such form or any successor or replacement form, a Participant shall be entitled to assume that the payor of such Yield or return of principal is organized under the laws of the United States or any state thereof. Each Participant which so delivers Internal Revenue Service Form W-9 or Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY and any required attachments shall further deliver to each of the Lessee, Lessor and Administrative Agent, two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or within thirty (30) days after the occurrence of any event requiring a change in the most recent forms so delivered by it, and, as may be reasonably requested by the Lessee, the Lessor or the Administrative Agent such amendments thereto or extensions or renewals thereof, in each case certifying that such Participant is entitled to receive payments under the Operative Documents without deduction or withholding of any United States Federal income taxes, unless a change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Participant from duly completing and delivering any such form with respect to it and such Participant promptly advises the Lessee, Lessor and Administrative Agent in writing that it is not capable of receiving payments without any withholding of United States Federal income tax.

(d)        If any payment made to an Indemnitee hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Indemnitee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Indemnitee shall deliver to the Lessee, Lessor and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lessee or the other Participants such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Lessee, Lessor and Administrative Agent to comply with their respective obligations, if any, under

FATCA and to determine that such Indemnitee has complied with such Indemnitee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

SECTION 7.4.            Increased Costs.

(a)        If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof (each such event being a “Change in Law”) by any Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or its applicable lending office) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency:

(i)         shall subject any Participant (or its applicable lending office) to any Tax with respect to its Rent Assignment Advance or Lessor Investment or its obligation to make an additional Advance, or shall change the basis of taxation of payments to any Participant (or its applicable lending office) of the principal of or yield on its obligations hereunder or any other amounts due under the Operative Documents in respect of its obligations hereunder or thereunder (except for (A) franchise taxes or Taxes related to the general authority of such Participant (or its applicable lending office) to do business, (B) Taxes imposed other than by way of withholding from payments under this Agreement on the gross income of such Participant (or its applicable lending office), (C) Taxes imposed by the jurisdiction where such Participant is incorporated (or any political subdivision thereof) or where it is managed or controlled or where its applicable lending office is located, (D) Taxes that would not have been imposed but for the failure to provide an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8 or such other certification that may reasonably be requested in order to avoid, eliminate or reduce any Taxes (or the withholding thereof) to the extent such Participant is legally entitled to provide such certification, (E) withholding taxes imposed under the laws of any jurisdiction other than the United States or any State thereof, unless imposed solely as a result of the Lessee making a payment from such jurisdiction, or (F) U.S. withholding Taxes imposed pursuant to FATCA); or

(ii)        shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any Rent Assignment Advance or Lessor Investment, the Yield on which is determined on a LIBOR Rate basis, any such requirement with respect to which such Participant is entitled to compensation pursuant to clause (d) below), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Participant (or its applicable lending office) or shall impose on any Participant (or its applicable lending office) or on the London interbank market any other condition affecting its Rent Assignment Advance or Lessor Investment or its obligation to make an additional Advance;

and the result of any of the foregoing is to increase the cost to such Participant (or its applicable lending office) of making, acquiring or maintaining any Rent Assignment Advance or Lessor Investment or to reduce the amount of any sum received or receivable by such Participant (or its applicable lending office) under this Agreement or the Rent Assignment Agreements by an amount deemed by such Participant to be material, then, within fifteen (15) days after demand by such Participant (with a copy to the Administrative Agent), the Lessee shall pay to such Participant such additional amount or amounts as will compensate such Participant for such increased cost or reduction; provided that no such amount shall be payable with respect to any such increased costs or reductions incurred more than one hundred eighty (180) days before the date such Participant first notifies the Lessee of its intention to demand compensation under this Section 7.4(a); provided further that if the Change in Law that gives rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)        If any Participant shall have determined that any applicable law, rule, guideline or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Authority, central bank or comparable agency (a “regulatory requirement”), has or would have the effect of reducing the rate of return on capital of such Participant (or its parent) as a consequence of such Participant’s obligations under the Operative Documents to a level below that which such Participant (or its parent) could have achieved but for such regulatory requirement (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Participant to be material, then from time to time, within fifteen (15) days after demand by such Participant (with a copy to the Administrative Agent), the Lessee shall pay to such Participant such additional amount or amounts as will compensate such Participant (or its parent) for the portion of any such reduction which is reasonably allocable to the Operative Documents.

(c)        Each Participant will promptly notify the Lessee and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Participant to compensation pursuant to this Section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Participant, result in any economic or regulatory or other disadvantage to such Participant. A certificate of any Participant claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder, accompanied by a computation in reasonable detail of such amount or amounts, shall be conclusive if prepared in good faith and on a reasonable basis. In determining such amount, such Participant may use any reasonable averaging and attribution methods; provided that such methods shall not be inconsistent with the methods used by such Participant in calculating the reduction in return allocable to other similar investments or commitments to other companies.

(d)        For so long as a Participant shall be required pursuant to the requirements of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the rate on the Rent Assignment Advances or Lessor Investment, the Yield on which is determined on a LIBOR Rate basis, is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Participant to United States residents), then such Participant may require the Lessee to pay, contemporaneously with each payment of Yield on such Rent Assignment Advances or Lessor Investment, additional yield on the related Rent Assignment Advances or Lessor Investment of such Participant at a rate per annum determined by such Participant up to but not exceeding the excess of (a) (i) the applicable LIBOR Rate divided by (ii) one minus the LIBOR Reserve Percentage over (b) the applicable LIBOR Rate. Any Participant wishing to require payment of such additional yield (x) shall so notify the Lessee and the Administrative Agent, in which case such additional yield on the Rent Assignment Advances or Lessor Investment of such Participant shall be payable to such Participant at the place indicated in such notice with respect to each Payment Period commencing at least four (4) Business Days after the giving of such notice and (y) to the extent possible, shall notify the Lessee at least four (4) Business Days prior to each date on which yield is payable on the Rent Assignment Advances or Lessor Investment of such Participant of the amount then due it under this clause.

SECTION 7.5.            Funding Losses.

The Lessee shall pay to the Lessor, as Supplemental Rent, such amounts as may be necessary to reimburse any Participant for any loss or expense incurred (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Participant to make, continue or maintain any portion of its Rent Assignment Advance or Lessor Investment on a LIBOR Rate basis but excluding any loss of margin included therein) as a result of (i) any payment of all or any portion of the Lease Balance for any reason on a date other than a Payment Date, including, without limitation, by reason of acceleration, or (ii) any Funding or Advance not being made due to the Construction Agent canceling a request previously made by it for, or not satisfying the conditions precedent to, such Funding or Advance, including with respect to the actions or inactions of the Administrative Agent (the amount of such loss or expense, the “Break Amount”). Any Participant shall promptly notify the Lessee, the Lessor and the Administrative Agent in writing of the amount of any claim under this Section 7.5, the reason or reasons therefor and the additional amount required fully to compensate such Participant for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Lessee.

SECTION 7.6.            Gross Up.

If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which the Lessee is required to pay or reimburse under any other provision of this Article VII (each such payment or reimbursement under this Article VII, an “original payment”) and which original payment constitutes income to such Indemnitee when accrued or received, then the Lessee shall pay to such Indemnitee on demand the amount of such original payment on a grossed-up basis such that, after subtracting all Taxes imposed on such Indemnitee with respect to such grossed-up payment by the Lessee (including any Taxes otherwise excluded by Section 7.2(a)(i) and assuming for this purpose that such Indemnitee was subject to taxation at the highest United States Federal, state and local marginal rates applicable to corporations and, in the case of Withholding Taxes subject to indemnification pursuant to Section 7.2(a)(iii), the marginal rates actually applicable to the Indemnitee for the year in which such income is taxable), such amount (i.e., the grossed-up payment minus the taxes thereon) shall be equal to the original payment to be received or reimbursed (net of any credits, deductions or other tax benefits then actually recognized that arise from the payment by such Indemnitee of any amount, including taxes, for which the payment to be received is made) (“Grossed-Up Basis”).

SECTION 7.7.            Leased Property Indemnity.

Notwithstanding any provision to the contrary in this Article VII, in the event that (a) the Lessee elects the Return Option and (b) after paying to the Lessor, for the benefit of the Participants, any amounts due under Article XXII of the Lease, the Lease Balance shall not have been reduced to zero, then, except to the extent such amounts represent amounts due in respect of a Default or Event of Default, the Lessee shall promptly pay over to the Lessor on the Return Date, the shortfall between the Fair Market Value of the Leased Property as of the Return Date, and an amount up to but not to exceed the outstanding Lease Balance, unless an appraisal  establishing the Fair Market Value of the Leased Property confirms that the reason such Fair Market Value is less than the outstanding Lease Balance is not due to any of the following events, circumstances or conditions, whether or not permitted under the Lease: (i) the failure to maintain the Leased Property as required by the Lease and the other Operative Documents, and in at least as good a condition as it was in on the Completion Date, ordinary wear and tear excepted; (ii) the carrying out of or the failure to complete any modifications, improvements or Alterations; (iii) any change or modification to the Plans and Specifications in violation of Section 3.2 of the Construction and Development Agreement; (iv) the existence of any environmental condition at or affecting the Leased Property that did not exist on the Closing Date (subject, in the case of any environmental condition arising prior to the Base Term Commencement Date, to the limitations set forth in Section 7.1(f) hereof); (v) any defect, exception, easement, restriction or other encumbrance on or title to the Leased Property not existing on the Closing Date and not consented to by the Lessor; or (vi) any other cause or condition within the power of the Lessee to control or affect (other than ordinary wear and tear) that did not exist on the Closing Date (subject, in the case of any cause or condition arising prior to the Base Term Commencement Date, to the limitations set forth in Section 7.1(f) hereof).

ARTICLE VIII

AGENCY

SECTION 8.1.          Appointment of Administrative Agent and Collateral Agent; Powers and Authorization to Take Certain Actions.

(a)        Each of the Participants irrevocably appoints and authorizes MUFG Bank, Ltd. to act as its Administrative Agent (and MUFG Bank, Ltd. hereby consents to such appointment and authorization) and the Lessor irrevocably appoints and authorizes MUFG Union Bank, N.A. to act as its Collateral Agent (and MUFG Union Bank, N.A. hereby consents to such appointment and authorization), in each case hereunder and under the other Operative Documents, with such powers as are specifically delegated to the Administrative Agent or the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Participant and the Lessor authorizes and directs the Administrative Agent or the Collateral Agent, as the case may be, to, and each of the Agents agrees for the benefit of the Participants and the Lessor and, as the case may be, that, on the Closing Date it will accept the documents described or referred to in Article III of this Agreement. Each of the Agents accepts the agency hereby created applicable to it and agrees to receive all applicable payments and proceeds pursuant to the Operative Documents and disburse such payments or proceeds in accordance with the Operative Documents to which it is a party.

(b)        Neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth in the Operative Documents. Neither the Administrative Agent nor the Collateral Agent shall be responsible to any Participant (or to any other Person): (i) for any recitals, statements, representations or warranties of any party contained in any Operative Document or in any certificate or other document referred to or provided for in, or received by it under, the Operative Documents, other than the representations and warranties made by each of the Agents in Section 4.4, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Leased Property, the Site or the title thereto or (iii) for any failure by the Lessee, the Lessor, or any other Person (other than each of the Agents, as applicable) to perform any of its obligations under any Operative Document. Each of the Agents may, in fulfilling its obligations, employ agents, trustees or attorneys-in-fact, may vest any of them with any property, title, right or power deemed necessary for the purposes of such appointment and shall not be responsible for the negligence or misconduct of any of them selected by it with reasonable care.

(c)        Neither the Administrative Agent nor the Collateral Agent shall have any duty or obligation to manage, control, use, operate, store, lease, sell, dispose of or otherwise deal with the Lease and, with respect to the Collateral Agent, any other easement granted to it pursuant to the Operative Documents, the Leased Property or the Site, or to otherwise take or refrain from taking any action with respect thereto, except as expressly provided by the terms of the Operative Documents, and no implied duties of any kind shall be read into any Operative Document against each of the Agents. The permissive right of each of the Agents to take actions enumerated in this Agreement or any other Operative Document shall never be construed as a duty, unless it is instructed or directed to exercise, perform or enforce one or more rights by the Required Participants (provided that each of the Agents has received indemnification reasonably satisfactory to it). Subject to Section 8.1(d) below, no provision of the Operative Documents shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its obligations under the Operative Documents, or in the exercise of any of its rights or powers thereunder. It is understood and agreed that the duties of each of the Agents are ministerial in nature.

(d)        Except as specifically provided herein, each of the Agents is acting hereunder solely as agent and, except as specifically provided herein, is not responsible to any party hereto in its individual capacity, except with respect to any claim arising from its own gross negligence or willful misconduct, or its negligence in the handling of funds or any breach of a representation or covenant made in its individual capacity.

(e)        Each of the Agents may accept deposits from, lend money to and otherwise deal with the Lessee or any of its Affiliates with the same rights as it would have if it were not the named the Administrative Agent or the Collateral Agent hereunder.

SECTION 8.2.            Reliance.

Each of the Agents may rely upon, and shall not be bound or obligated to make any investigation into the facts or matters stated in, any certificate, notice or other communication (including any communication by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been made, signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by each of the Agents with due care (including any expert selected by each of the Agents to aid it in any calculations, if any, required in connection with its duties under the Operative Documents).

SECTION 8.3.            Action Upon Instructions Generally.

(a)        Subject to Sections 8.4 and 8.6, upon written instructions of the Required Participants if so required hereunder or pursuant to any other Operative Document, each of the Agents shall, solely in the furtherance of its duties as Administrative Agent or the Collateral Agent, as applicable, on behalf of the Participants or the Lessor, as the case may be, give such notice, consent, approval or direction, exercise such right, remedy or power hereunder or under the other Operative Documents or in respect of the Leased Property or the Site, and enter into such amendment to any document to which it is a party as the Administrative Agent or the Collateral Agent, as applicable, as may be specified in such instructions. The Administrative Agent shall deliver to each Participant a copy of each notice, demand, report and certificate received by it pursuant to the Operative Documents, and the Collateral Agent shall deliver to the Lessor a copy of each notice, demand, report and certificate received by it pursuant to the Operative Documents. Neither the Administrative Agent nor the Collateral Agent shall have any obligation to investigate or determine whether there has been an Event of Default or Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have any notice or knowledge of an Event of Default or Default unless a Responsible Officer of it is notified in writing of such Event of Default or Default; provided that the Administrative Agent shall be deemed to have been notified in writing of any failure of the Lessee to pay Rent in the amounts and at the times set forth in Article IV of the Lease. If either the Administrative Agent or the Collateral Agent receives notice of an Event of Default, it shall give prompt notice thereof, at the Lessee’s expense, to each Participant, and if either the Administrative Agent or the Collateral Agent receives notice of an Event of Default, it shall give prompt notice thereof, at the Lessor’s expense, to each Rent Assignee.

(b)        Subject to Sections 8.4 and 8.6,  each of the Agents shall take action or refrain from taking action with respect to an Event of Default as directed by the Required Participants; provided that, unless and until it receives such directions, each of the Agents may refrain from taking any action with respect to such Event of Default; provided, further, that the Agents, in their individual capacity or any other capacity, covenants for the benefit of the Lessor and the Rent Assignees only, that it shall not exercise, or attempt to exercise, any right of setoff, banker’s lien or the like against any deposit account or property of the Lessee or any of its Affiliates held or maintained by any Agent without the prior written consent of the Participants. Prior to the date the Lease Balance shall have become due and payable by acceleration pursuant to Section 18.1 of the Lease, the Required Participants may deliver written instructions to the Agents to waive, and each of the Agents, respectively, shall waive pursuant thereto, any Event of Default and its consequences; provided that in the absence of written instructions from all of the Participants,  neither the Administrative Agent nor the Collateral Agent shall waive any payment default. As to any matters not expressly provided for by this Agreement, each of the Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Participants and such instructions of the Required Participants and any action taken, and any action taken or failure to act pursuant thereto shall be binding on all Participants.

SECTION 8.4.            Indemnification.

Each Rent Assignee and the Lessor shall reimburse and hold each of the Agents harmless, ratably in accordance with its Commitment at the time the indemnification is required to be given (but only to the extent that any such indemnified amounts have not in fact been paid to each of the Agents by, or on behalf of, the Lessee in accordance with Section 7.1), from any and all claims, losses, damages, obligations, penalties, liabilities, demands, suits, judgments, or causes of action, and all legal proceedings, and any reasonable costs or expenses in connection therewith, including allocated charges, costs and expenses of internal counsel of each of the Agents and all other reasonable attorneys’ fees and expenses incurred by each of the Agents, in any way relating to or arising in any manner out of (i) any Operative Document, the enforcement thereof or the consummation of the transactions contemplated thereby, (ii) instructions from the Required Participants (in the case of the Administrative Agent) or the Lessor (in the case of the Collateral Agent) or all Participants or the Lessor, as the case may be, if so required hereunder or pursuant to any other Operative Document (including, without limitation, the costs and expenses that the Lessee is obligated to and does not pay hereunder, but excluding normal administrative costs and expenses incident to the performance by each of the Agents of its agency duties hereunder other than materially increased administrative costs and expenses incurred as a result of an Event of Default); provided that no Rent Assignee shall be liable for any of the foregoing to the extent they arise from (a) the gross negligence or willful misconduct of either of the Administrative Agent or the Collateral Agent, (b) the inaccuracy of any representation or warranty or breach of any covenant given by the Administrative Agent or the Collateral Agent in Section 4.4 or in the Rent Assignment Agreement, (c) in the case of the Administrative Agent’s handling of funds, the failure to act with the same care as the Administrative Agent uses in handling its own funds, or (d) any taxes, fees or other charges payable by each of the Agents based on or measured by any fees, commissions or compensation received by it for acting as Administrative Agent or the Collateral Agent, as applicable, in connection with the Overall Transaction.

SECTION 8.5.            Independent Credit Investigation.

Each Participant, by entering into this Agreement agrees that it has, independently and without reliance on each of the Agents, the Arranger or any other Participant and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Lessee and its own decision to enter into this Agreement and each of the other Operative

Documents to which it is a party and that it will, independently and without reliance upon the Administrative Agent or the Collateral Agent, the Arranger or any other Participant and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking action under this Agreement and any related documents to which it is a party. Neither the Administrative Agent nor the Collateral Agent shall be required to keep itself informed as to the performance or observance by the Lessee of any other document referred to (directly or indirectly) or provided for herein or to inspect the properties or books of the Lessee. Except for notices or statements which the Administrative Agent or the Collateral Agent is expressly required to give under this Agreement and for notices, reports and other documents and information expressly required to be furnished to the Administrative Agent or the Collateral Agent alone (and not also to each Participant, it being understood that each of the Agents shall forward copies of same to each of the other Participants or the Rent Assignees, as the case may be) hereunder or under any other Operative Document, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Participant with copies of notices or with any credit or other information concerning the affairs, financial condition or business of the Lessee (or any of its Affiliates) that may come into the possession of the Administrative Agent or the Collateral Agent or any of their respective Affiliates. Notices, reports and other documents and information expressly required to be furnished to the Collateral Agent are being provided to the Collateral Agent for file-keeping purposes only and unless otherwise expressly provided herein, the Collateral Agent shall have no obligation to review or be familiar with the contents thereof or provide copies to any other person.

SECTION 8.6.            Refusal to Act.

Except for notices and actions expressly required of each of the Agents hereunder and except for the performance of expressed obligations under the Operative Documents as the Administrative Agent or the Collateral Agent, each of the Agents shall in all cases be fully justified in failing or refusing to act unless (a) it is indemnified to its reasonable satisfaction by the Participants or the Lessor, as applicable, against any and all liability and reasonable expense which may be incurred by it by reason of taking or continuing to take any such action (provided that such indemnity shall be subject to each of the limitations set forth in Section 8.4, including clauses (a) through (d) of Section 8.4, it being understood that no action taken by the Administrative Agent or the Collateral Agent in accordance with the instructions of the Required Participants (in the case of the Administrative Agent) or of the Lessor (in the case of the Collateral Agent) shall be deemed to constitute any such matter) and (b) it is reasonably satisfied that such action is not contrary to any Operative Document or to any Applicable Laws and Regulations.

SECTION 8.7.            Resignation or Removal of Administrative Agent, Collateral Agent; Appointment of Successor.

Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent as provided below, each of the Administrative Agent and Collateral Agent may resign at any time by giving notice thereof to the other and to each Participant and the Lessee, and may be removed from such position at any time by written notice from the Required Participants or the Lessor, as applicable. Upon any such resignation or removal of the Administrative Agent or Collateral Agent, the Required Participants or the Lessor, as applicable, at the time of the resignation or removal shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a financial institution having (i) a long-term credit rating no lower than investment grade as rated by Moody’s and S&P and (ii) a combined capital and surplus of not less than $100,000,000. If, within thirty (30) days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation or receipt of a written notice of removal, a successor Administrative Agent or Collateral Agent is not so appointed and does not accept such appointment, then the retiring or removed Administrative Agent or Collateral Agent may appoint a successor to itself meeting the requirements in the prior sentence and transfer to such successor all of its rights and obligations. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder, such successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and Collateral Agent, respectively, and the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from duties and obligations as Administrative Agent and Collateral Agent, respectively, thereafter arising hereunder and under any related document. If the retiring Administrative Agent or Collateral Agent does not appoint a successor, any Participant or the Lessor, as applicable, shall be entitled to apply to a court of competent jurisdiction for such appointment, and such court may thereupon appoint a successor to act until such time, if any, as a successor shall have been appointed as above provided.

SECTION 8.8.            Separate Agent.

Subject to any Applicable Laws and Regulations, the Required Participants or the Lessor, as applicable, may, and if they fail to do so at any time when they are so required, each of the Agents may, for the purpose of meeting any legal requirements of any jurisdiction in which the Leased Property may be located, appoint one or more Persons either to act as co-agent jointly with the Administrative Agent or the Collateral Agent, as applicable, or to act as separate agent of all or any part of the Leased Property or the Site, and vest in such individuals or corporations, in such capacity, such rights to such Leased Property or the Site or any part thereof, and such other rights or duties as each of the Agents may consider necessary or desirable. Each of the Agents shall execute, acknowledge and deliver all such instruments as may be required by any such co-agent or separate agent more fully confirming such title, rights or duties to such co-agent or separate agent. Upon the acceptance in writing of such appointment by any such co-agent or separate agent, it shall be vested with such interest in the Leased Property or any part thereof, and with such rights and duties, not inconsistent with the provisions of the Operative Documents, as shall be specified in the instrument of appointment, jointly with each of the Agents (except insofar as local law makes it necessary for any such co-agent or separate agent to act alone), subject to all terms of the Operative Documents. Any co-agent or separate agent, to the fullest extent permitted by legal requirements of the relevant jurisdiction, at any time, by an instrument in writing, shall constitute the Administrative Agent or the Collateral Agent, as applicable, pursuant to its appointment, its attorney-in-fact and agent, with full power and authority to do all acts and things and to exercise all discretion on its behalf and in its name. If any co-agent or separate agent shall become incapable of acting, resign or be removed, the interest in the Leased Property and all rights and duties of such co-agent or separate agent shall, so far as permitted by law, vest in and be exercised by the Administrative Agent or the Collateral Agent, respectively, without the appointment of a successor to such co-agent or separate agent.

SECTION 8.9.            Termination of Agency.

The agency created hereby shall terminate upon the final disposition by each of the Agents of all Leased Property and each of the Administrative Agent’s and the Collateral Agent’s interest in the Site and the final distribution by each of the Agents of all monies or other property or proceeds received pursuant to the Operative Documents in accordance with their terms; provided, that at such time the Lessee shall have complied fully with all the terms hereof.

SECTION 8.10.          Compensation of Administrative Agent and Collateral Agent.

The Lessee shall pay each of the Agents the annual fee as set forth in Section 2.13(e) hereof and including after an Event of Default, any other fees, costs and expenses for the performance by each of the Administrative Agent and Collateral Agent of its respective obligations hereunder (including the reasonable fees and expenses of its counsel) (collectively, “Agency Fees”).

SECTION 8.11.          Limitations.

It is expressly understood and agreed by and among the parties hereto that, except as otherwise provided herein or in the other Operative Documents: (a) to the extent each of the Agents is entering into such documents and agreements as the Administrative Agent or the Collateral Agent, this Agreement and the other Operative Documents to which each of the Agents is a party are executed by each of the Administrative Agent or the Collateral Agent in its capacity as Administrative Agent or Collateral Agent, as applicable, under the Operative Documents in the exercise of the power and authority conferred and vested in it as such Administrative Agent or Collateral Agent; (b) each of the undertakings and agreements herein made on the part of each of the Agents are each and every one of them made and intended not as personal undertakings and agreements by each of the Agents, or for the purpose or with the intention of binding each of the Agents personally, but are made and intended for the purpose of binding only the Leased Property unless expressly provided otherwise; (c) actions to be taken by each of the Agents pursuant to its obligations under the Operative Documents may, in certain circumstances, be taken by each of the Agents only upon specific authority of the Participants or the Rent Assignees, as further set forth herein an in the other Operative Documents; (d) nothing contained in the Operative Documents shall be construed as creating any liability on either of and the Agents, individually or personally, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director, employee or agent of, each of the Agents to perform any covenants either express or implied contained herein, all such liability, if any, being expressly waived by the other parties hereto and by any Person claiming by, through or under them; and (e) so far as each of the Agents, individually or personally, is concerned, the other parties hereto and any Person claiming by, through or under them shall look solely to the Leased Property and the Lessee for the performance of any obligation under any of the instruments referred to herein, provided, however, that nothing in this Section 8.11 shall be construed to limit in scope or substance the general corporate liability of each of the Agents in respect of its gross negligence or willful misconduct, negligence in the handling of funds or for those representations, warranties and covenants of each of the Agents, as applicable, in its individual capacity set forth herein, in the other Operative Documents or in any of the other agreements contemplated hereby or thereby.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.            Survival of Indemnities.

The indemnities of the parties provided for in the Operative Documents shall survive the execution and delivery and the termination or expiration of this Agreement and any of the Operative Documents, the transfer of the interest in the Leased Property as provided herein or in any other Operative Documents, any disposition of any interest of the Lessor or the Collateral Agent in the Leased Property,  the purchase and sale of the Rent Assignment Interests,  payment therefor and any disposition thereof and shall continue in effect notwithstanding that any party hereto may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

SECTION 9.2.            No Broker, etc.

Except for the Lessee’s dealings with the Arranger (for which the Lessee shall be responsible) each of the parties hereto represents to the others that it has not retained or employed any arranger, broker, finder or financial advisor to act on its behalf in connection with this Agreement, nor has it authorized any arranger, broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which the Agents or any Participant might be subjected by virtue of its entering into the transactions contemplated by this Agreement. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

SECTION 9.3.            Notices.

Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto in connection with the Operative Documents shall be in writing (including bank wire, transmission, electronic mail or similar writing) and shall be effective given to such party: (i) if given by electronic mail transmission, when transmitted to the e-mail address specified on Schedule II during the recipient’s normal business hours and confirmation of receipt is received or (ii) if given by any other means, when delivered during the recipient’s normal business hours at the address specified on Schedule II; provided that notices under Article II or Sections 7.4, 7.5 or 7.6 hereof shall not be effective until received.

SECTION 9.4.            Counterparts.

This Agreement and each of the other Operative Documents may be executed by the parties hereto and thereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same agreement.

SECTION 9.5.            Amendments.

No Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified without the written agreement or consent of the Lessor, the Administrative Agent (as directed by the Required Participants), the Lessee, the Collateral Agent (as directed by the Lessor), the Required Participants and the Lessor; provided, however, that Section 9.15 hereof and the other Sections referenced therein may not be terminated, amended, supplemented, waived or modified without the written consent of the Arranger; provided, further, that such termination, amendment, supplement, waiver or modification of any Operative Document shall require the written agreement or consent of each Participant if such termination, amendment, supplement, waiver or modification would:

(a)        modify any of the provisions of this Section 9.5, change the definition of “Required Participants”, or modify or waive any provision of any Operative Document requiring action by the Required Participants or all of the Participants such that such provision no longer requires such action, or release any collateral (except in connection with a transaction permitted by the Operative Documents);

(b)        reduce the amount or change the time of payment of any amount of principal owing or payable with respect to any Rent Assignment Advances,  Lessor Investment, or Yield owing or payable with respect thereto or Fees, or modify any of the provisions of Article X or Sections 2.11  or 2.12  hereof, or modify the definition of “Yield Rate” or the other defined terms contained in such definitions;

(c)        reduce, modify, amend or waive any Excluded Amounts in favor of any Participant;

(d)        reduce the amount or change the time of payment of any Rent, the Lease Balance, Purchase Amount, Sale Proceeds, Deficiency payments, Construction Recourse Deficiency Amount, the Recourse Deficiency Amount or the Return Option Construction Recourse Amount;

(e)        modify any provision of any Operative Document that expressly requires the unanimous consent of the Participants;

(f)         consent to releasing the Lessee from its obligations to pay any Rent, the Lease Balance, Purchase Amount, Sale Proceeds, Deficiency payments, the Construction Recourse Amount, the Recourse Deficiency Amount or the Return Price Recourse Deficiency Amount or changing the absolute and unconditional character of such obligations;

(g)        permit the creation of any Lien on the Leased Property, the Site, the Lessee Collateral or any part thereof, except as permitted by the Operative Documents;

(h)        modify the definition of “Maturity Date” or “Lease Expiration Date” or otherwise extend either such date other than as permitted by Section 2.17 provided, however, for purposes of clarity, that any extension of either such date permitted under Section 2.17 shall require the unanimous vote of each Participant (including any Replacement Participant which replace the non-consenting Participants in accordance with the terms thereof); and

(i)         waive, amend or otherwise modify any of the provisions contained in Section 2.2(d).

SECTION 9.6.            Headings, etc.

The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

SECTION 9.7.            Parties in Interest.

Except as expressly provided herein, none of the provisions of this Agreement is intended for the benefit of any Person except the parties hereto and their respective successors and permitted assigns.

SECTION 9.8.            Governing Law.

THIS AGREEMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF, THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE WHERE THE SITE IS LOCATED ARE REQUIRED TO APPLY.

SECTION 9.9.            Payment of Transaction Costs and Other Costs.

(a)        Transaction Costs and Fees. As and when any portion of Transaction Costs, including, without limitation, any Fees becomes due and payable, such Transaction Costs, including, without limitation, any Fees shall be paid by the Lessee as Supplemental Rent; provided, that with respect to Transaction Costs, including, without limitation, any Fees which are due and payable before the Completion Date, the Lessee’s obligation to pay such Transaction Costs including, without limitation, any Fees is subject to the provisions of Section 2.13.

(b)        Continuing Expenses.  The continuing fees, expenses and disbursements (including reasonable counsel fees) of (i) the Lessor set forth by the Lessor and agreed in writing by the Lessee, (ii) the Administrative Agent and Collateral Agent, as set forth in Section 2.13, and (iii) the Participants, in each case as set forth in Section 2.13, shall be included in Advance Requests and paid for out of Advances before the Completion Date and, following the Completion Date, paid directly by the Lessee as Supplemental Rent.

(c)        Amendments, Supplements, etc. Without limitation of the foregoing, the Lessee agrees to pay to the Agents and the Participants (i) all costs and expenses (including reasonable and properly documented legal fees and expenses of counsel to the Agents and the Participants) incurred by any of them in connection with: (A) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document requested by the Lessee; or (B) the negotiation and documentation of any restructuring or “workout,” whether or not consummated, of any Operative Document; and (ii) all costs and expenses (including properly documented legal fees and expenses of counsel to the Agents and the Participants) incurred by any of them in connection with: (A) the enforcement of the rights or remedies under the Operative Documents; or (B) any sale, assignment or transfer by a Participant of any interest in the Operative Documents during the continuance of an Event of Default.

SECTION 9.10.          Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.11.          Limited Liability of the Lessor.

The parties hereto agree that except as specifically set forth herein or in any Operative Document, no Representatives (other than Affiliates of the Lessor to the extent that funds are received by the Lessor and not applied in accordance with the terms of the Operating Documents) of the Lessor shall have personal liability whatsoever to the Lessee or its successors and assigns for any claim or obligation based on or in respect of this Agreement or any of the other Operative Documents (including the construction of the Facility or for the accuracy, sufficiency or adequacy of any of the information or documents submitted in connection with each Advance or upon Completion of the Facility) or arising in any way from the transactions contemplated hereby or thereby, except to the extent attributable to the willful misconduct or gross negligence of, or negligence in the handling of funds by, Lessor, its officers, agents, employees and Affiliates or the breach in any material respect of any representation or warranty made by the Lessor under the Operative Documents or a breach or violation of the terms and conditions of this Agreement or any Operative Document. Anything in this Agreement or the other Operative Documents to the contrary notwithstanding, none of the Lessee, any Agent, any Rent Assignee and any other holder of Rent Assignment Interests (and the successors or assigns of any of said Persons) shall have any claim, remedy or right to proceed against the Lessor or any past, present or future stockholder, subscriber of capital stock, officer, director, incorporator or partner of the Lessor, whether by virtue of any statute or rule of law or by enforcement of any penalty or assessment or otherwise, for the payment of any amount owing under this Agreement or any other Operative Documents or any deficiency or any other sum owing on account of the indebtedness evidenced by the Rent Assignment Interests or for the payment of any other unpaid Obligations or any liability resulting from the breach of any representation, agreement or warranty of any nature whatsoever in this Agreement or any other Operative Document; and the parties hereto, by their execution and delivery of this Agreement, waive and release any liability of the Lessor or any past, present or future stockholder, subscriber of capital stock, officer, director, incorporator or partner of the Lessor for and on account of such amounts, deficiencies, sums, payments or such liability;  provided,  however, that nothing herein contained shall limit, restrict or impair the rights of a party hereto to bring suit and obtain a judgment against the Lessor under this Agreement or any other Operative Documents or to exercise all rights and remedies provided under the Lease.

SECTION 9.12.          Liabilities of the Participants.

No Participant shall have any obligation to the Agents or any other Participant or to the Lessee with respect to the Overall Transaction except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents except as otherwise so set forth.

SECTION 9.13.          Submission to Jurisdiction; Waivers.

(a)        EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY:

(i)         SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE SOLE, EXCLUSIVE GENERAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)        CONSENTS THAT ANY SUCH ACTION OR PROCEEDINGS MAY BE BROUGHT TO SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)      AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH ON SCHEDULE II OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 9.3; AND

(iv)       AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)        EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR

PROCEEDING RELATING TO THE OPERATIVE DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 9.14.          Reproduction of Documents.

Subject to Section 9.19, this Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including, without limitation: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Agents or any Participant in connection with the receipt and/or acquisition of the Leased Property; and (c) financial statements, certificates and other information previously or hereafter furnished to the Agents or any Participant may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, electronic copy, or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 9.15.          Role of Arranger.

Each party hereto acknowledges hereby that it is aware of the fact that the Arranger has acted as an “arranger” with respect to the transactions contemplated by the Operative Documents. The parties hereto acknowledge and agree that the Arranger and its Affiliates have not made any representations or warranties concerning, and that they have not relied upon the Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction. The parties hereto acknowledge and agree that the Arranger has no duties, express or implied, under the Operative Documents in its capacity as the Arranger. The parties hereto further agree that Section 2.1(l), Section 2.8, Section 2.13(a), Section 8.5, Section 9.2, Section 9.5, Section 9.9(a) and this Section 9.15 are for the express benefit of the Arranger, in such capacity, and the Arranger shall be entitled to rely thereon as if it were a party hereto.

SECTION 9.16.          Rights Under Rent Assignment Agreements.

The Lessee acknowledges the sales and assignments by the Lessor under the Rent Assignment Agreements, expressly consents to the sales and assignments thereof regarding the Lessee and agrees to pay and deliver to the Rent Assignees the sums and materials set forth therein as they relate to the Lessee.

SECTION 9.17.          Limitation on Recourse Liability During Construction Period.

Nothing herein contained shall affect the applicability of the provisions of Section 18.5 of the Lease.

SECTION 9.18.          Payments in Dollars.

All payments to be made by the Lessee hereunder shall be made in Dollars in immediately available and freely transferable funds at the place of payment, all such payments to be paid without setoff, counterclaim or reduction.

SECTION 9.19.          Confidentiality.

In connection with the Overall Transaction and the Lessee’s compliance with the Operative Documents, the Agents and the Participants may be receiving certain information (whether in written or electronic form, or if oral, confirmed in writing as confidential information) which is non-public, confidential or proprietary in nature. Such information and any other non-public, confidential or proprietary information concerning the Plans and Specifications, the Facility, the Lessee and/or its Subsidiaries (the Lessee and/or its Subsidiaries being collectively referred to as the “Cubic Companies”) furnished by or on behalf of the Cubic Companies to the Agents or the Participants in connection with the Overall Transaction (at any time on, before or after the date hereof), together with any other documents prepared by the Cubic Companies or by any of their respective agents, Affiliates, representatives (including attorneys, accountants and financial advisors) or employees which contain or otherwise reflect such information is hereinafter referred to as the “Information”.

The Agents and each of the Participants hereby severally agrees, as to itself only, subject to the exclusions set forth elsewhere in this Section 9.19, that the Information shall be kept confidential and shall not, without the prior written consent of relevant Cubic Company, be disclosed by such Person or by any of its Affiliates, directors, officers, employees, attorneys and agents (“Representatives”) in any manner whatsoever, in whole or in part, and shall not be used by such Person or its Representatives other than in connection with monitoring the progress of the construction of the Facility and the compliance by the Cubic Companies with the terms of the Operative Documents, provided, however, that such Person may reveal the Information (i) to its Representatives solely for the purpose of evaluating or managing such Person’s investment in the Overall Transaction if the recipients of the Information are informed by such Person of the confidentiality obligations with respect to the Information and such recipients agree to be bound by the terms and conditions of this Section or are otherwise bound by an obligation of confidentiality with respect thereto or (ii) to applicable regulatory Authorities having jurisdiction.

The provisions of this Section shall be inoperative as to such portions of the Information that (i) are or become generally available to the public on a non-confidential basis through no fault of or action by the Agents or the Participants or by any of their respective Representatives, (ii) become available to the Agents or any of the Participants on a non-confidential basis from a source other than the Cubic Companies or their representatives or agents, so long as the Person to whom such portions of Information have been made available has no knowledge that the source of such Information is prohibited from disclosing such portions by a contractual, legal or fiduciary obligation to the Cubic Companies, (iii) was heretofore independently developed or compiled by the Agents, or any of the Participants or their respective Representatives, as evidenced by records of such Person, without the use of the Information, or (iv) are provided to any court or tribunal in connection with the exercise or enforcement of any rights under this Agreement or other Operative

Document. In addition, the Agents and the Participants may disclose such Information to potential transferees of its interest, provided such potential transferee has entered into a confidentiality agreement containing provisions substantially similar to the provisions of this Section.

In the event that the Agents or any of the Participants or anyone to whom any such Person transmits the Information pursuant to this Section 9.19, becomes required by Applicable Laws and Regulations or Governmental Action to disclose any of the Information, the Person so required (if a party to this Agreement) or the Person that transmitted the Information to the Person so required (if the Person so required is not a party to this Agreement) if legally permitted shall provide the Lessee with notice of such event promptly upon obtaining knowledge thereof so that the Lessee or the applicable Cubic Company may seek a protective order or other appropriate remedy against such disclosure. In the event that no protective order or other remedy is obtained, the Person so required to disclose such Information (if a party to this Agreement) or the Person that transmitted the Information to the Person so required to disclose such Information (if the Person so required is not a party to this Agreement) shall have the right to disclose such information to the appropriate Authority. Notwithstanding such right, such Person shall, at the Lessee’s expense, cooperate to the extent reasonable with the Lessee’s or such Cubic Company’s instructions to disclose, only that portion of the Information that is required to be disclosed in accordance with Applicable Laws and Regulations and shall do so in a manner reasonably designed to preserve the Information’s confidential nature. Notwithstanding anything to the contrary in this Section 9.19,  the Agents and each of the Participants may disclose the Information as requested by any Authority to whose jurisdiction such Person is subject or in connection with an examination of such Person by regulatory examiners or independent auditors. In addition, to the extent not contrary to the foregoing, the Lessor shall use reasonable efforts to comply with written instruction from the Lessee to such Person or, at the Lessee’s expense, return confidential information to the Lessee; provided, however, that the Lessor may retain one (1) file copy of such Information, documents, memoranda, notes and other writings for regulatory and audit purposes and for the purposes of defending or maintaining any proceedings relating to this Agreement, and any such materials so retained shall remain subject to the provisions of this Section 9.19.

The agreements of the Agents and each of the Participants in this Section shall survive the termination of any of the Operative Documents to which any such Person is a party and the payment of all or any part of the Lease Balance or the Purchase Amount and the repayment of all or any part of the Advances or Fundings made by the Agents or any of the Participants in respect thereof.

SECTION 9.20.          Entire Agreement.

This Agreement (together with the other Operative Documents) constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings, written or oral, with respect to such matters between the parties. The parties hereto shall not have any duties or obligations, except those expressly set forth herein, and no implied duties or obligations shall be read into this Agreement.

SECTION 9.21.          UCC Filings and Other Matters.

The Lessee hereby grants to the Collateral Agent (or Lessor or its counsel on its behalf) the permission and right to file, without the signature of the Lessee, any financing statements, amendment statements and continuation statements under the Uniform Commercial Code necessary to perfect the Collateral Agent’s security interest in the Lessee Collateral under the Memorandum and Security Documents. The Lessee shall attend to the filing of any necessary UCC amendment statements and continuation statements in order to maintain the perfection of its security interest as set forth in the Memorandum of Lease perfected by the UCC Financing Statements filed on or about the Closing Date and referencing the Lessee as the secured party.

SECTION 9.22.          Existence and Continuation of an Event of Default.

Notwithstanding any other provision of any Operative Document to the contrary, if an Event of Default shall have occurred then following the giving of any required notice and the expiration of any applicable cure period, such Event of Default shall continue in existence unless and until such time that such Event of Default is expressly and specifically waived in writing by the Administrative Agent or the Participants, as applicable, in accordance with the requirements of the Operative Documents.

SECTION 9.23.          USA PATRIOT Act.

The Lessee acknowledges that the Administrative Agent and the Participants may be required, pursuant to the USA PATRIOT Act, to obtain, verify, record and disclose to law enforcement authorities information that identifies the Lessee, including the name and address of the Lessee. Consistent with Section 5.1(g) hereof, the Lessee will provide to the Administrative Agent and the Participants any such information they may request pursuant to the USA PATRIOT Act, and the Lessee agrees that the Administrative Agent and the Participants may disclose such information to law enforcement authorities if the authorities make a request or demand for disclosure pursuant to the USA PATRIOT Act. The Lessee also acknowledges that, in such event the Administrative Agent and the Participants may not be required or even permitted by the USA PATRIOT Act to notify the Lessee of the request or demand for disclosure.

SECTION 9.24.          Certifications from the Construction Consultant.

Notwithstanding any other provision of any Operative Document to the contrary, any certification or other reporting required to be made by the Construction Consultant pursuant to any Operative Document shall be required only to the extent the Administrative Agent and the Participants determines such certification or reporting to be necessary or appropriate at the applicable time, such determination to be made by the Administrative Agent and the Participants in its sole and absolute discretion.

SECTION 9.25.          Substitution of a Participant; Change in Lending Office.

(a)        If any Indemnitee has demanded indemnification under Sections 2.9(b), 7.2(a)(ii), 7.2(a)(iii) or 7.4 hereof and such demand for indemnification or compensation by Indemnitee has been made to other similarly situated companies with LIBOR based pricing and similar terms, then, if no Default or Event of Default is continuing, the Lessee shall have the right, with or without the assistance of the Administrative Agent, but subject to Section 6.3 hereof and the provisos below, to seek a substitute financial institution or institutions to purchase the Rent Assignment Advances or Lessor Investment, as applicable, from such Indemnitee making such demand and to instruct such Indemnitee to, and such Indemnitee shall, promptly upon the identification by the Lessee of such substitute financial institution or financial institutions, assign its Rent Assignment Interests or Lessor Investment, as applicable, and all of its rights and obligations under the Operative Documents to such substitute financial institution or financial institutions, subject to Section 6.3 hereof, provided, that such Indemnitee shall have been paid in full in immediately available funds for all amounts due hereunder or under any other Operative Document. The Lessee shall exercise its rights under this Section 9.25 if at all, within ten (10) days of receipt of any claim by an Indemnitee under Sections 2.9(b), 7.2(a)(ii), 7.2(a)(iii) or 7.4 hereof, as applicable, and, provided further that such substitute institution or institutions will not make any similar demand.

(b)        If any Indemnitee requests compensation under Section 2.9(b), then such Indemnitee shall use reasonable efforts to designate a different lending office for funding or booking its Rent Assignment Interests or Lessor Investment hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Indemnitee, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9(b) in the future and (ii) would not subject such Indemnitee to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Indemnitee. The Lessee hereby agrees to pay all reasonable costs and expenses incurred by any Indemnitee in connection with any such designation or assignment.

SECTION 9.26.          Collateral Agent Statements

To the extent amounts are held and/or invested by the Collateral Agent under the Operative Documents including, without limitation, under Section 23.13 of the Lease, the Collateral Agent shall furnish the Lessee periodic cash transaction statements which shall include detail for all investment transactions effected by the Collateral Agent. Upon the Lessee’s election, such statements will be delivered via the Collateral Agent providing the Lessee with online access to the Collateral Agent’s system with respect to this Participation Agreement and upon electing such service, paper statements will be provided only upon request. The Lessee waives the right to receive brokerage confirmations of security transactions effected by the Collateral Agent as they occur, to the extent permitted by law. The Lessee further understands that trade confirmations for securities transactions effected by the Collateral Agent will be available upon request and at no additional cost and other trade confirmations may be obtained from the applicable broker.

ARTICLE X

RECEIPT, DISTRIBUTION AND APPLICATION OF RECEIPTS

SECTION 10.1.          Receipt, Distribution and Application of Receipts;  Rent Distribution.

The parties hereto agree that the payments specified in this Section 10 will be distributed pursuant to the applicable subsections of this Section 10 and, with respect to payments required in this Section 10 below to be made to the Rent Assignees, in accordance with the Rent Assignment Agreement.

(a)        Except as otherwise provided in Section 10.1(b) and Section 10.3, each payment of Basic Rent under the Lease as well as any payment of interest on overdue installments of Basic Rent under the Lease, and any other monies paid over by the Lessee to Administrative Agent which shall be remitted to Administrative Agent on behalf of the Lessor, shall be distributed by Administrative Agent as promptly as possible (it being understood that any payments of Basic Rent received by Administrative Agent under the Lease on a timely basis and in accordance with the provisions of the Lease shall be distributed by Administrative Agent on the date received in the funds so received) to the Rent Assignees and the Lessor, pro rata, without priority of one such Person over the other, with the Rent Assignees to be paid in accordance with such Rent Assignee’s Commitment Percentage and the remainder to be paid to the Lessor; provided,  however, that such payment of interest on overdue installments of Basic Rent shall be paid to the Rent Assignees and the Lessor, without priority of one such Person over the other, in accordance with the ratio of the portion of such installment due to such Person over the total amount of such installment.

(b)        Except as otherwise provided in Section 10.3, if any payment of Basic Rent shall be insufficient to pay in full the amounts set forth in Section 10.1(a), then such payment of Basic Rent as well as any payment in respect of interest on such payment of Basic Rent and any other monies paid over by the Lessee to the Lessor or any party hereto in respect thereof, shall be remitted to Administrative Agent and distributed as promptly as possible (it being understood that any payments of Basic Rent received by Administrative Agent under the Lease on a timely basis and in accordance with the provisions of the Lease shall be distributed by the Administrative Agent on the date received in the funds so received) to the Rent Assignees and the Lessor, pro rata, without priority of one such Person over the other, with the Rent Assignees to be paid in accordance with such Rent Assignee’s Commitment Percentage and the remainder to be paid to the Lessor. Any payment of interest at the Overdue Rate shall be paid to the Participants still due their full payment of Yield, without priority of one such Person over the other, in such proportions as such amount due and unpaid to such Participant bears to the total amount of Basic Rent remaining unpaid.

SECTION 10.2.         Distribution of Certain Other Payments. (a) Except as otherwise provided in Sections 10.3 and 10.5, the amount of any payment of Purchase Amount, Lease Balance, Deficiency, Recourse Deficiency Amount, Sale Proceeds and any other amounts received as a result of the termination of the Lease due to a purchase of the Leased Property by the Lessee, an election to return the Leased Property pursuant to Section 21.1(b) of the Lease,  an Event of Loss or an Event of Taking (including, without limitation, any insurance proceeds, condemnation awards or payments by any Authority) under the Lease, in each case, with respect to which the Lessor, Agents or Rent Assignee shall have the right to receive and apply such amounts, shall, in each case be distributed and/or paid by Administrative Agent, in the following order of priority:

(i)         first, so much of such payments, proceeds and/or amounts as shall be required to reimburse the Agents for services in their capacities as such as provided in the Operative Documents for any Tax or other Claim incurred by such Persons (to the extent not previously reimbursed and to the extent incurred in connection with their administrative duties under the Operative Documents duties as Agents) and any such unpaid ongoing administrative fees owing to such Persons shall be retained by the Person due such amounts;

(ii)        second, the balance of such payments, proceeds and/or amounts shall be distributed to the Rent Assignees and Lessor, pro rata, without priority of one such Person over the other, with the Rent Assignees to be paid in accordance with such Rent Assignee’s Commitment Percentage and the remainder to be paid to the Lessor until payment in full of the outstanding Lease Balance with respect to the Rent Assignee Advances and the Lessor Investment together with all accrued and unpaid Yield thereon and all other amounts payable to the Rent Assignees and the Lessor under the Operative Documents;

(iii)      third, the balance thereof shall be distributed to the Rent Assignees and Lessor, pro rata, without priority of one such Person over the other, with respect to all other amounts payable to the Rent Assignees and the Lessor under the Operative Documents; and

(iv)       fourth, the balance, if any, shall be paid to the Lessee or such other Person as the Lessee may designate in writing.

(b)        Any payment received as a result of a Casualty or Condemnation that does not result in the termination of the Lease and/or the Construction and Development Agreement (including, without limitation, any insurance proceeds, condemnation awards or payments by any Authority), shall be paid to the Lessee in accordance with the Lease or the Construction and Development Agreement, as applicable, if the Lessee or the Construction Agent, as applicable, is entitled thereto pursuant to the terms of the Operative Documents and, if the Lessee or the Construction Agent, as applicable, is not entitled thereto, such payment shall be remitted to Administrative Agent and distributed and paid in accordance with Section 10.3.

(c)        Any payment received as a result of a payment of holdback amounts or unused contingency amounts pursuant to Section 3.3(g) hereof shall be applied in accordance with Section 10.2(a) hereof.

SECTION 10.3.          Distribution of Payments After Event of Default.  Except as otherwise provided in Section 10.5:

(a) All payments received and amounts realized by the Lessor and the Agents after the Lease shall have been declared in default in accordance with Article XVII of the Lease following an Event of Default shall be continuing, as well as all payments or amounts then held or thereafter received (other than Excluded Amounts) by the Lessor and the Agents while such Event of Default shall be continuing, shall be remitted to Administrative Agent, and forthwith distributed, in each case, with respect to which the Lessor, the Agents or the Rent Assignees shall have the right to receive and apply such amounts, in the following order of priority:

(i)         first, so much of such payments or amounts as shall be required to reimburse the Agents for services in their capacities as such as provided in the Operative Documents for any Tax or other Claim incurred by such Persons (to the extent not previously reimbursed and to the extent incurred in connection with their administrative duties under the Operative Documents duties as Agents) and any such unpaid ongoing administrative fees owing to such Persons shall be retained by the Person due such amounts;

(ii)        second,  so much of such payments or amounts as shall be required to reimburse the then existing or prior Rent Assignees or Lessor for payments made by them pursuant to this Agreement or other Operative Documents in connection with such Event of Default (to the extent not previously reimbursed), excluding payments in respect of Yield, Rent Assignee Advance or Lessor Investment and any such unpaid payments or amounts owing to such Rent Assignees or Lessor shall be distributed to each such Rent Assignee or Lessor, pro rata, without priority of one over the other, in proportion to the amount of such payment or payments payable to each such Rent Assignee and Lessor;

(iii)      third,  the balance of such payments and amounts shall be distributed to the Rent Assignees and the Lessor, pro rata, without priority of one such Person over the other, with the Rent Assignees to be paid in accordance with such Rent Assignee’s Commitment Percentage and the remainder to be paid to the Lessor until payment in full of the outstanding principal amount with respect to the Rent Assignee Advances and the Lessor Investment together with all accrued and unpaid Yield thereon and all other amounts payable to the Rent Assignees and the Lessor under the Operative Documents;

(iv)       fourth, so much of the remainder thereof provision for the application of which is contained in the Lease or any of the Operative Documents shall be applied and distributed in accordance with the terms of the Lease or such Operative Document; and

(v)        fifth,  the balance, if any, shall be paid to the Lessee or such other Person as the Lessee may designate in writing.

SECTION 10.4.          Other Payments. (a) Except as otherwise provided in Sections 10.1, 10.2, 10.3 and 10.5 and paragraph (b) below:

(i)         any payments received by the Lessor (or Administrative Agent or Collateral Agent) no provision for the application of which is made in the Operative Documents or elsewhere in this Section 10, and

(ii)        all payments received and amounts realized by the Lessor (or Administrative Agent or Collateral Agent) under the Lease or otherwise with respect to the Leased Property to the extent received or realized at any time after payment in full of the outstanding Lease Balance with respect to the Rent Assignee Advances and the Lessor Investment together with all accrued and unpaid Yield thereon and all other amounts payable to the Rent Assignees and the Lessor under the Operative Documents, shall be remitted to the Administrative Agent and distributed forthwith in the order of priority set forth in Section 10.2, if the Lease shall not have been declared in default in accordance with Article XVII of the Lease during the continuance of an Event of Default, and Section 10.3(a), if the Lease shall have been declared in default in accordance with Article XVII of the Lease during the continuance of an Event of Default.

(b) Any payment received by the Lessor (or the Administrative Agent or the Collateral Agent) provision for the application of which is made in an Operative Document but not elsewhere in this Section 10 shall be remitted to the Administrative Agent and distributed forthwith to the Person for the purpose for which such payment was made in accordance with the terms of such Operative Document.

SECTION 10.5.        Distribution of Excluded Amounts and Supplemental Rent. All amounts constituting Excluded Amounts or Supplemental Rent received by the Lessor (or Administrative Agent) shall be remitted to Administrative Agent and paid to or upon the order of the Person entitled thereto pursuant to the Operative Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CUBIC CORPORATION,
AS THE LESSEE AND THE CONSTRUCTION AGENT

By:
Name:
Title:

[Participation Agreement]

BANKERS COMMERCIAL CORPORATION,
AS THE LESSOR

By:
Name:
Title:

[Participation Agreement]

MUFG UNION BANK, N.A.,
AS COLLATERAL AGENT

By:
Name:
Title:

[Participation Agreement]

MUFG BANK, LTD.,
AS THE ADMINISTRATIVE AGENT

By:
Name:
Title:

[Participation Agreement]

BA LEASING BSC, LLC
AS A RENT ASSIGNEE

By:
Name:
Title:

[Participation Agreement]

Schedule I-A

Rent Assignee Commitments

Institution	Commitment Amount	Commitment Percentage

BA Leasing BSC, LLC	$52,400,000	50%

Aggregate Rent Assignee Commitments:	$52,400,000	50%

Schedule I-B

Lessor Commitment

Institution	Commitment Amount	Commitment Percentage

Bankers Commercial Corporation	$52,400,000	50%

Aggregate Lessor Commitment:	$52,400,000	50%

Schedule III

Liens

None

Schedule IV

Description of Site Owned by Lessor

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN DIEGO, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 2 OF PARCEL MAP NO. 21650, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 21, 2018 AS DOCUMENT NO. 2018-7000508 OF OFFICIAL RECORDS.

EXCEPTING THEREFROM ALL BUILDING IMPROVEMENTS LOCATED ON SAID LAND.

APN: PORTIONS 369-163-05-00 AND 369-170-18-00

Schedule 2.9(f)

Draw Date	Cumulative Advance
2/5/19	$ 0
2/25/19	$ 7,969,283
3/25/19	$ 8,574,833
4/25/19	$ 11,822,855
5/28/19	$ 14,314,140
6/25/19	$ 16,963,615
7/25/19	$ 19,585,891
8/26/19	$ 23,318,875
9/25/19	$ 25,967,102
10/25/19	$ 29,863,643
11/25/19	$ 34,397,595
12/26/19	$ 38,878,560
1/27/20	$ 44,422,822
2/25/20	$ 49,164,724
3/25/20	$ 54,915,988
4/27/20	$ 60,910,737
5/26/20	$ 67,754,792
6/25/20	$ 75,451,966
7/27/20	$ 83,125,570
8/25/20	$ 90,830,508
9/25/20	$ 97,788,179
10/26/20	$ 103,781,989
11/25/20	$ 104,800,000
12/28/20	$ 104,800,000
1/25/21	$ 104,800,000

A-2

EXHIBIT A
TO PARTICIPATION AGREEMENT

Form of Advance Request

________________, 20__

To:

Bankers Commercial Corporation, in its capacity as the Lessor (the “Lessor”)

MUFG Bank, Ltd., in its capacity as Administrative Agent (the “Administrative Agent”)

CBRE Global Investors, LLC, in its capacity as Construction Consultant

From:	Cubic Corporation, as Construction Agent
Re:

Advance for $ [_________________] pursuant to the Participation Agreement dated as of February 5, 2019 (as may be amended, the “Participation Agreement”), among Cubic Corporation, as the Lessee (the “Lessee”) and the Construction Agent, MUFG Union Bank, N.A., as Collateral Agent (the “Collateral Agent”), the Administrative Agent, the Rent Assignee(s) named on Schedule I-A thereto from time to time, and the Lessor.

1.         All capitalized terms used but not defined herein shall have the meanings as set forth in Annex I of the [__,  2019, draft of the]1 Participation Agreement.

2.         The proposed Advance Date is __________ __, 20__ (the “Advance Date”), provided that the Lessor is hereby directed and authorized by the Construction Agent to wire the Advance directly to the Administrative Agent on the proposed Advance Date2.

3.         The Lessee hereby requests that the Advance be made in an aggregate amount of $[_________________].

4.         $[_________________] of the Advance is to fund Construction Costs other than Carrying Costs.

5.         $[_________________] of the Advance is to fund Carrying Costs other than Capitalized Yield and Transaction Costs.

6.         $[_________________] of the Advance is to fund Capitalized Yield.

7.         $[_________________] of the Advance is to fund Upfront Fees.3

1  Use for initial Advance only.

2  The Monthly Date which will be the same date each month.

3  Initial Advance Request only.

A-3

8.         $[_________________] of the Advance is to fund Non-Use Fees.

9.         $[_________________] of the Advance is to fund Transaction Costs other than Upfront Fees and Non-Use Fees.

10.       The initial Payment Period for the Advance commences on the Advance Date and shall end on [the next Monthly Date/the Base Term Commencement Date].

11.       [The Lessee agrees that it shall pay to the Lessor and Rent Assignees  such amounts as may be necessary to reimburse the Lessor and Rent Assignees for any loss or expense incurred (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lessor or Rent Assignees  to make, continue or maintain any portion of its investment in any Rent Assignment Interests or Lessor Investment, as applicable, on a LIBOR Rate basis) as a result of the Advance not being made on the Advance Date due to the Lessee cancelling or rescinding this Advance Request, or not satisfying the conditions precedent to, the Advance on the Advance Date or otherwise with respect to the actions or inactions of the Administrative Agent such that the Lessor or Rent Assignees are not able, in light of internal funding procedures or otherwise, to deliver or release its portion of the Advance on the Advance Date. The Lessor and Rent Assignees shall promptly notify the Lessee in writing of the amount of any claim under this paragraph, the reason or reasons therefore and the additional amount required fully to compensate the Lessor and Rent Assignees for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Lessee. The indemnity set forth herein shall survive the Advance Date and the execution and delivery hereof.]4

12.       The undersigned requests that disbursements be sent by wire transfer in accordance with the wire instructions of the Lessee set forth in Schedule II to the Participation Agreement.

13.       [The notice provisions set forth in Section 9.3 of the Participation Agreement are hereby incorporated by reference as if fully set forth herein. Any notices delivered hereunder in accordance with such Section shall be deemed validly given to such other Person.]5

14.       [In addition, the provisions set forth in Sections 9.8, 9.10, 9.13, and 9.17 of the [__], 2019 draft of Participation Agreement shall be incorporated herein by reference.]6

4   Only to be made in connection with initial Advance Request.

5   Only to be made in connection with initial Advance Request.

6   Only to be made in connection with initial Advance Request.

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15.       Each addressee hereof shall be entitled to rely on this Advance Request and the undersigned agree that such addressees shall have third-party beneficiary rights, all as if such addressees were signatories hereto.

16.       Pursuant to Section 3.1(e) of the Participation Agreement, the undersigned hereby certifies that:

(i) the remaining Available Commitments of the Lessor and the Rent Assignees  are sufficient to Complete the Facility and to pay all Construction Costs;

(ii) Completion can be achieved before the Construction Period Termination Date;

(iii) the Facility is being constructed on the Site substantially in accordance with the Plans and Specifications and in accordance with the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction and Development Agreement);

(iv) all Change Orders which have not previously been certified in a prior Advance Certificate are attached hereto as Exhibit A (the “Current Change Orders”), together with reasonably sufficient detail thereof, including of the change and cost of the change for all such Change Orders;

(v) the Current Change Orders, individually and in the aggregate, after giving effect thereto, will not (A) materially diminish: (1) the utility, useful life or functional capability of the Facility as Class A office buildings when Completion has been effected; (2) the expected Fair Market Value of the Facility as of the Construction Period Termination Date; or (3) the Fair Market Value as of the Maturity Date; (B) cause the remaining Available Commitments of the Lessor and the Rent Assignees  to be insufficient to Complete the Facility; or (C) delay Completion beyond the Construction Period Termination Date;

(vi) funds for the Current Change Orders are available from the unused Aggregate Contingency Amount (subject to the requirement for Lessor’s and Rent Assignees’ consent, if applicable, as referenced in subsection (viii) below);

(vii) in the aggregate respecting any particular Major Construction Document, the cost of all Current Change Orders under such Major Construction Document, when aggregated with the cost of all prior Change Orders under such Major Construction Document, does not exceed the higher of $200,000 and ten percent (10%) of the original total amount payable under such Major Construction Document (in the aggregate with all prior and concurrent Change Orders with respect to such Construction Document);

(viii) in the aggregate respecting all Construction Documents, the Construction Budget and the Plans and Specifications, the cost of all Current Change Orders, when aggregated with the cost of all prior Change Orders, does not exceed an amount equal to the Permitted Excess Amount, unless the Lessor and Rent

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Assignees have provided their prior written consent to each such additional Current Change Order causing such amount to exceed the Permitted Excess Amount;

(ix) a true, correct and complete reconciliation of the Construction Budget is attached hereto as Exhibit B-1 and, to the extent completed since the prior Advance, a true, correct and complete copy of the Plans and Specifications are attached hereto as Exhibit B-2 and the Offsite Plans and Specifications are attached hereto as Exhibit B-3;

(x) all representations and warranties of the Lessee and the Construction Agent contained in the Operative Documents are true and correct in all material respects;

(xi) no Construction Event of Default or Construction Default is continuing;

(xii) all necessary or advisable Governmental Actions, and all consents, approvals and authorizations of Persons, required in connection with the Overall Transaction, have been obtained or made and are in full force and effect and are not subject to any pending procedures or appeals, whether administrative, judicial or otherwise, except for (A) any Governmental Actions that are not required with respect to the current status of the construction of the Facility; (B) any other Governmental Action, consent, approval or authorization the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect; and (C) the execution of those Construction Documents not required with respect to the current status of the construction of the Facility;

(xiii) all Major Construction Documents which have been entered into by the Construction Agent prior to the Advance Date have been assigned to the Lessor pursuant to an Assignment of Contracts and the applicable Consent and Acknowledgments have been delivered to Lessor, the Rent Assignees and the Administrative Agent;

(xiv) the proceeds of the Advance will be used solely to pay for accrued and unpaid Construction Costs previously performed or contracted for and then due or payable, or that have been invoiced (or in the case of costs incurred by the Construction Agent using its own resources, that have been described in writing to the Lessor in reasonable detail) and will be come due and payable in the month immediately following the Advance Date, or materials previously purchased or contracted for, together with all Carrying Costs and that all invoices for the foregoing costs have been (or will be with the proceeds of such Advance) paid in full;

(xv) none of such costs specified in clause (xiv) have been reimbursed or paid pursuant to a previous Advance;

(xvi) the costs being funded with the Advance are as set forth in Schedule 1 attached hereto;

(xvii) all conditions precedent to the Advance have been satisfied, and

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(xviii) no Major Construction Documents have been entered into since the Closing Date or the most recent prior Advance Date, as applicable[, except for those attached hereto as Exhibit C].

17.       $250 of the Advance is to fund the Construction Fee.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this Advance Request to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

CUBIC CORPORATION

By:
Name:
Title:

EXHIBIT B

TO PARTICIPATION AGREEMENT

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) is made and entered into as of ____________, _______, by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

RECITALS

A.         Reference is made to the Participation Agreement, dated as of February 5, 2019, by and among Cubic Corporation, a Delaware corporation, as the Lessee and the Construction Agent, Bankers Commercial Corporation, as the Lessor, MUFG Union Bank, N.A., as the Collateral Agent, MUFG Bank, Ltd. as the Administrative Agent and the Rent Assignee(s) named on Schedule I-A thereto from time to time (as the same may be amended, supplemented or otherwise modified from time to time, the “Participation Agreement”). Capitalized terms used herein that are defined in the Participation Agreement shall have the meanings therein defined.

B.         Pursuant to the Participation Agreement and the other Operative Documents and subject to the limitations set forth therein, (i) the Rent Assignees agreed to acquire the Rent Assignment Interests from the Lessor which are to be sold by Lessor under each Rent Assignment Agreement and (ii) the Lessor agreed to make the Lessor Investment.

C.         The Assignor’s Commitment (without giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective) in respect of Rent Assignment Interests and Lessor Investment is specified in Item 1 of Schedule I hereto. The outstanding principal amount of the Rent Assignment Interests corresponding to Assignor’s Rent Assignment Interests and/or the outstanding principal amount of the Lessor Investment of the Assignor (without, in both cases, giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective) are specified in Item 2 of Schedule 1 hereto.

D.         The Assignor wishes to sell and assign to the Assignee, and the Assignee wishes to purchase and assume from the Assignor, (i) the portion of the Assignor’s rights and obligations under the Operative Documents, including its Commitment specified in Item 3 of Schedule 1 hereto (collectively, the “Assigned Commitment”) and (ii) the portion of the Assignor’s Rent Assignment Interests, and/or outstanding Lessor Investment specified in Item 4 of Schedule 1 hereto (the “Assigned Property”).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Assignment

Subject to the terms and conditions set forth herein and in the Participation Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse, on the date first set forth above (the “Assignment Date”), (i) all right, title and interest of the Assignor to the Assigned Property and (ii) all obligations of the Assignor under the Operative Documents with respect to the Assigned Commitment. The Assignor shall at the cost and expense of the Assignee take such steps as may be necessary to fully effect legally or commercially such sale. As full consideration for the sale of the Assigned Property and the Assigned Commitment, the Assignee shall pay to the Assignor on the Assignment Date the purchase price agreed to between such parties (the “Purchase Price”).

2.          Representations, Warranties [and Comments]

(a)        Each of the Assignor and the Assignee represents and warrants to the other that (i) it has full power and legal right to execute and deliver this Assignment Agreement and to perform the provisions of this Assignment Agreement; (ii) the execution, delivery and performance of this Assignment Agreement have been authorized by all necessary action, corporate or otherwise, and do not violate any provisions of its organizational documents or any contractual obligations or requirement of law binding on it; and (iii) this Assignment Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. The Assignor further represents to the Assignee that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.

(b)        The Assignee represents and warrants to the Assignor, the Lessee, the Administrative Agent and the Lessor that it is an Eligible Assignee or, in the case of an assignment made by the Lessor pursuant to Section 6.3(b) of the Participation Agreement, that it is a Permitted Transferee and that the conditions of assignment set forth in Section 6.3 of the Participation Agreement have been satisfied.

(c)        The Assignee represents and warrants to the Lessee, upon consummation of the assignment and assumption contemplated hereby, that it will not be subject to United States federal or state Withholding Tax on payments of yield under the Operative Documents.

(d)        [The Assignee agrees to deliver a lessor confirmation letter to the Lessee].1

3.          Conditions Precedent

The obligations of the Assignor and the Assignee hereunder shall be subject to the fulfillment of the conditions that the Assignor shall have (i) received payment in full of the Purchase Price, and (ii) complied with the other applicable provisions of Section 6.3 of the Participation Agreement.

1   Applicable only to Lessor.

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4.          Notice of Assignment

The Assignor agrees to give notice of the assignment and assumption of the Assigned Property and the Assigned Commitment in accordance with Section 6.3(c)(A) of the Participation Agreement and hereby instructs the Administrative Agent, the Lessee and the Lessor to make all payments with respect to the Assigned Property and the Assigned Commitment directly to the Assignee at the applicable offices specified on Schedule 2 hereto; provided, however, that the Administrative Agent, the Lessee and the Lessor shall be entitled to continue to deal solely and directly with the Assignor in connection with the interests so assigned until (i) the Agents,  the other Participants and the Lessee shall have received notice of the assignment and (ii) the Lessee shall have consented in writing thereto to the extent required by Section 6.3 of the Participation Agreement. From and after the date (the “Assignment Effective Date”) on which the Administrative Agent shall notify the Lessee and the Assignor that the requirements set forth in the foregoing sentence shall have occurred and all consents (if any) required shall have been given, (x) the Assignee shall be deemed to be a party to the Operative Documents and, to the extent that rights and obligations thereunder shall have been assigned to Assignee as provided in such notice of assignment to the Administrative Agent, shall have the rights and obligations of a Rent Assignee and/or the Lessor, as applicable, under the Operative Documents, and (y) the Assignee shall be deemed to have appointed and the Agents to take such action as agent on its behalf and to exercise such powers under the Operative Documents as are delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto. After the Assignment Effective Date, the Administrative Agent and the Lessee shall make all payments in respect of the interest assigned hereby (including payments of principal on the Rent Assignment Interests,  Lessor Investment, Yield, Fees and other amounts) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustment in payments under the Assigned Property and the Assigned Commitment for periods prior to the Assignment Effective Date hereof directly between themselves. If the Assignee is not a United States Person as defined in Section 7701(a)(30) of the Code, the Assignee (if legally entitled to do so) shall deliver to the Administrative Agent and the Lessor and the Lessee herewith the forms required by Section 7.3 of the Participation Agreement to evidence the Assignee’s complete exemption from United States withholding taxes with respect to payments under the Operative Documents. If the Assignee is a United States Person, the Assignee (if legally entitled to do so) shall deliver to the Administrative Agent and the Lessor and the Lessee herewith an Internal Revenue Service Form W-9 evidencing the Assignee’s exemption from United States backup withholding taxes and any other forms required by Section 7.3 of the Participation Agreement.

5.          Independent Investigation

The Assignee acknowledges that it is purchasing the Assigned Property and the Assigned Commitment from the Assignor totally without recourse and, except as provided in Section 2 hereof, without representation or warranty. The Assignee further acknowledges that it has made its own independent investigation and credit evaluation of the Lessee in connection with its purchase of the Assigned Property and the Assigned Commitment. Except for the representations or warranties set forth in Section 2, the Assignee acknowledges that it is not relying on any representation or warranty of the Assignor, expressed or implied, including without limitation, any representation or warranty relating to the legality, validity, genuineness,

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enforceability, collectibility, yield rate, repayment schedule or accrual status of the Assigned Property or the Assigned Commitment, the legality, validity, genuineness or enforceability of the Operative Documents, or the financial condition or creditworthiness of the Lessee or any other Person. The Assignor has not and will not be acting as the representative, agent or trustee of the Assignee with respect to matters arising out of or relating to the Operative Documents or this Assignment Agreement. From and after the Assignment Effective Date, except as set forth in Section 4 above, the Assignor shall have no rights or obligations with respect to the Assigned Property or the Assigned Commitment.

6.          Consents

Pursuant to the provisions of Section 6.3 of the Participation Agreement and to the extent required thereby, the Lessee, by signing below, consents to this Assignment Agreement and to the assignment contemplated herein.

7.          Method of Payment

All payments to be made by either party hereunder shall be in funds available at the place of payment on the same day and shall be made by wire transfer to the account designated by the party to receive payment.

8.          Integration

This Assignment Agreement shall supersede any prior agreement or understanding between the parties (other than the Participation Agreement and the other Operative Documents) as to the subject matter hereof.

9.          Counterparts

This Assignment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

10.        Headings

Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

11.        Amendments; Waivers

This Assignment Agreement may not be amended, changed, waived or modified except by a writing executed by the parties hereto, and may not be amended, changed, waived or modified in any manner inconsistent with Section 6.3 of the Participation Agreement without the prior written consent of the Administrative Agent and the Lessee.

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12.        Governing Law

This Assignment Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws (except Section 5-1401 of the New York General Obligations Law).

13.        Beneficiaries

To the extent not a party hereto, the Agents,  the Lessor and the Lessee shall be third party beneficiaries of this Assignment Agreement with respect to the representations and warranties applicable to such parties as set forth in Sections 2(b), (c) and/or (d) hereof.

*      *

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Consented to by2:

Cubic Corporation, as Lessee

By:
Name:
Title:

2   To the extent required under Section 6(a) hereof.

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SCHEDULE 1

TO

ASSIGNMENT AGREEMENT,

dated as of _________, 20___,

between [Name of Assignor], as Assignor and

 [Name of Assignee], as Assignee

Item 1 Assignor’s Commitment:

Rent Assignment Interests	$____________
Lessor Investment	$____________

Item 2 Outstanding principal amount of:

Rent Assignment Interests	$____________
Lessor Investment	$____________

Item 3 Assigned Commitment:	$____________

Item 4 Outstanding amount of Assigned Property:

Rent Assignment Interests	$____________
Lessor Investment	$____________

SCHEDULE 2

TO

ASSIGNMENT AGREEMENT

dated as of _________ ___, 20___,

between [Name of Assignor], as Assignor and

[Name of Assignee], as Assignee

DOMESTIC LENDING OFFICE	LIBOR LENDING OFFICE

Attention:	Attention:
Telephone: (___) ____-_________	Telephone: (___) ____-_________
Telecopy: (___) ____-_________	Telecopy: (___) ____-_________

ADDRESS FOR NOTICES

Attention:
Telephone: (___) ____-__________
Telecopy: (___) ____-_________

WIRING INSTRUCTIONS FOR ASSIGNEE:

Bank:
Account Number:
ABA Number:
Attention:
Ref:

APPENDIX I

TO

PARTICIPATION AGREEMENT

In the Participation Agreement and each other Operative Document, unless the context otherwise requires:

(b)        any term defined below by reference to another instrument or document shall continue to have the meaning ascribed thereto whether or not such other instrument or document remains in effect;

(c)        words importing the singular include the plural and vice versa;

(d)        words importing a gender include any gender;

(e)        a reference to a part, clause, section, article, exhibit or schedule is a reference to a part, clause, section and article of, and exhibit and schedule to, such Operative Document;

(f)         a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws amending, supplementing, supplanting, varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute;

(g)        a reference to a document includes any amendment, modification or supplement to, or replacement, restatement or novation of, that document;

(h)        a reference to a party to a document includes that party’s successors and assigns;

(i)         all accounting terms not specifically defined herein shall be construed in accordance with GAAP; and

(j)         references to “including” shall mean including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement followed by or referable to an enumeration of specific matters to matters similar to those specifically mentioned.

Further, each of the parties to the Operative Documents and their counsel have reviewed and revised the Operative Documents, or requested revisions thereto, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in construing and interpreting the Operative Documents.

“Acquisition” shall mean any acquisition by the Lessee or any of its Subsidiaries of all or substantially all of the capital stock of, or all or a substantial part of the assets of, or of a business unit or division of, any Person.

“Actual Knowledge” shall mean, as to any matter with respect to any Person, the actual knowledge of such matter by a Responsible Officer of such Person.

“Additional Costs” shall mean the amounts payable by the Lessee pursuant to Sections 7.2(a)(iii), 7.4, 7.5 and 7.7 of the Participation Agreement.

“Administrative Agent” shall mean MUFG Bank, Ltd. in its capacity as Administrative Agent under the Operative Documents.

“Adjusted Covenant Period” shall have the meaning set forth in Section 5.6 of the Participation Agreement.

“Advance” shall mean an advance of funds by the Lessor pursuant to Article II of the Participation Agreement comprised of Rent Assignment Advances made by the Rent Assignees and an advance of a portion of the Lessor Investment made by the Lessor.

“Advance Certificate” shall have the meaning set forth in Section 3.1(e) of the Participation Agreement.

“Advance Date” shall mean the actual date on which an Advance occurs in accordance with the terms of Section 2.5 of the Participation Agreement.

“Advance Request” shall have the meaning provided in Section 2.5 of the Participation Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its subsidiaries. The term “control” shall mean the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agency Fees” shall have the meaning provided in Section 8.10 of the Participation Agreement.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Aggregate Contingency Amount” shall mean an amount equal to $10,000,000.

“Alterations” shall have the meaning provided in Section 9.2(a) of the Lease.

“Alternate Base Rate” shall mean for any day, a rate per annum equal to the higher of (a) the MUFG Base Rate for such day, (b) the sum of 0.50% per annum plus the Federal Funds Rate for such day, and (c) the LIBOR Rate on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the MUFG Base Rate, the Federal Funds Rate or the LIBOR Rate shall be effective as of the opening of business on the day of such change in the MUFG Base Rate, the Federal Funds Rate or the LIBOR Rate, respectively.

“A.M. Best’s” shall mean A.M. Best Company or any successor thereto.

“Applicable Laws and Regulations” shall mean as of any date all applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment and those pertaining to the construction, use, occupancy or subdivision of the Leased Property and the Site) and any restrictive covenant or deed restriction or easement of record affecting the Leased Property or the Site (including the Appurtenant Service Rights).

“Applicable Margin” shall mean [***] basis points.

“Appraisal” shall have the meaning provided in Section 2.1(h) of the Participation Agreement.

“Appraiser” shall mean CBRE Group, Inc., or such other appraiser or appraisal firm that is reasonably satisfactory to the Lessor.

“Appurtenant Service Rights” shall mean all rights and easements appurtenant to the Site which are necessary to provide the Facility with all utility services necessary for construction and use of the Facility (including without limitation, electric, gas, telephone, water and sewer service) to be transmitted into the Facility and out of the Facility which the Ground Lessor, as fee owner, has the right to grant and connect.

“Arrangement Fee” shall have the meaning provided in Section 2.13(a) of the Participation Agreement.

“Arranger” shall mean Bankers Commercial Corporation.

“ASC” shall have the meaning provided in Section 2.14(a) of the Participation Agreement.

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit B to the Participation Agreement.

“Assignment of Contracts” shall have the meaning provided in Section 2.4(a) of the Construction and Development Agreement, which shall include, without limitation, the following, each of which is dated as of the Closing Date: (1) Developer Consent Agreement, by and among the Construction Agent and the Developer for the benefit of the Lessor, (2) General Contractor Assignment and Consent Agreement, by and among the Construction Agent and the Developer for the benefit of the Lessor, and acknowledged and consented to by the General Contractor, (3) General Contractor Consent Agreement, by and between the Construction Agent and the Lessor, and (4) Subcontractor Assignment and Consent Agreement, by and among the Construction Agent, the Developer and the General Contractor for the benefit of Lessor, and acknowledged and consented to by the subcontractor and suppliers listed on Exhibit A thereto from time to time.

“Authority” shall mean the government of the United States, any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Available Commitment” shall mean, as to any Participant, an amount equal to the difference, if any, of (a) the aggregate Commitment of such Participant minus (b) the aggregate outstanding amount of such Participant’s Rent Assignment Advances (in the case of the Rent Assignees) or Lessor Investment (in the case of the Lessor).

“Bankruptcy Code” shall mean the United States Bankruptcy Code as set forth in Title 11 of the United States Code, as amended from time to time and any successor provision.

“Base Term” shall have the meaning provided in Section 2.2 of the Lease.

“Base Term Commencement Date” shall have the meaning provided in Section 2.2 of the Lease.

“Base Term Commencement Date Notice” shall mean an Officer’s Certificate of the Lessee that shall set forth:  (a) the aggregate principal amount of the Rent Assignment Advances made by the Rent Assignees, (b) the aggregate Lessor Investment made by the Lessor, and (c) the date of the Base Term Commencement Date.

“Basic Rent” shall mean the sum of the Basic Rent (Facility) and the Basic Rent (Land).

“Basic Rent (Facility)” shall mean for any period of determination, an amount equal to the aggregate amount of Yield payable on the last day of such period on the Lease Balance.

“Basic Rent (Land)” shall mean for any period of determination, an amount equal to $750,000, per annum, payable in advance on the Closing Date and on the first Advance Date after the one year anniversary of the Closing Date.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230

“Bill of Sale” shall mean any Bill of Sale, dated on or after the Closing Date, from a vendor, as grantor, to the Lessor, as grantee, with respect to any Equipment.

“Board of Directors” shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Break Amount” shall have the meaning provided in Section 7.5 of the Participation Agreement.

“Building 1” shall have the meaning provided in the definition of Existing Buildings.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and San Diego, California (and, solely with respect to definition of LIBOR Rate and the payment of any Yield calculated on the basis of the LIBOR Rate, London, England) are authorized or required by law to close.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Lease” shall mean all leases that have been or should be, in accordance with GAAP, recorded as capital leases.

“Capitalized Rentals” shall mean, with respect to any Person and as of the date of any determination thereof, the amount at which the aggregate Rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

“Capitalized Yield” shall mean, with respect to the Lessor Investment and Rent Assignment Advances, the aggregate amount of all Yield accruing thereon attributable to Advances made during and for any Payment Period ending on or before the Base Term Commencement Date. Yield accruing during such Payment Periods on the Advances shall be treated as Capitalized Yield pursuant to Section 2.10 of the Participation Agreement, except to the extent that such amount is not to be capitalized because such amount exceeds the Available Commitment for the Lessor or Rent Assignee, as applicable.

“Carrying Costs” shall mean, carrying and closing costs incurred in connection the Overall Transaction including Transaction Costs (except any amounts constituting indemnification that are payable by the Lessee directly prior to the Construction Period Termination Date and not through Advances) and Capitalized Yield on prior unpaid Advances, Taxes, insurance premiums and other similar budget items.

“Casualty” shall mean an event of damage or casualty relating to any portion or all of the Leased Property which does not constitute an Event of Loss.

“Change in Law” shall have the meaning provided in Section 7.4(a) of the Participation Agreement.

“Change Order” shall mean any amendment, modification, supplement, replacement, restatement or novation regarding any Construction Document, the Construction Budget and/or the Plans and Specifications, including any component part or line item of any Construction Document, the Construction Budget and/or the Plans and Specifications.

“Claims” shall mean liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, settlements, charges, costs, fees, expenses and disbursements (including, without limitation, out-of-pocket legal fees and expenses and costs of investigation which, in the case of counsel or investigators retained by an Indemnitee, shall be reasonable) of any kind and nature whatsoever including (except where specifically noted otherwise) but not limited to the outstanding Lease Balance or any part thereof.

“Closing” shall have the meaning provided in Section 2.1 of the Participation Agreement.

“Closing Date” shall mean February 5, 2019.

“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“Collateral Agent” shall mean MUFG Union Bank, N.A., in its capacity as Collateral Agent under the Operative Documents.

“Commitment” shall mean (i) as to any Rent Assignee, its obligation to acquire Rent Assignment Interests from the Lessor which are to be sold by the Lessor under each Rent Assignment Agreement and to make Rent Assignment Advances available to the Escrow Agent (for the account of Lessor) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Rent Assignee’s name on Schedule I-A to the Participation Agreement, and (ii) as to the Lessor, its obligation to fund Advances from proceeds of its Lessor Investment in an aggregate amount not to exceed at any one time outstanding the amount set forth on Schedule I-B to the Participation Agreement, in each case as such schedule may be amended pursuant to Section 2.2(d) or Section 9.5 of the Participation Agreement~~.~~

“Commitment Amount” shall mean $104,800,000.

“Commitment Percentage” shall mean as to any Participant, the percentage set forth opposite such Person’s name under the heading “Commitment Percentage” on Schedule I-A to the Participation Agreement with respect to the Rent Assignees or on Schedule I-B to the Participation Agreement with respect to the Lessor or the percentage obtained by dividing (x) the amount of the Commitment assumed by such Participant pursuant to the Participation Agreement or the Assignment Agreement by (y) the aggregate amount of the Commitments of the Participants.

“Commitment Period” shall mean the period of time beginning on the Closing Date and ending on the earlier of (i) the Construction Period Termination Date and (ii) the date upon which the Commitments are otherwise terminated pursuant to the terms of the Operative Documents.

“Commodity Hedging Agreement” shall mean any agreement (including any master agreement or master netting agreement) that evidences or provides for a swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, carbon credit, pollution credits and/or any other “cap and trade” assets or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indices relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions).

“Complete” shall mean to cause Completion to occur.

“Completion” shall mean Substantial Completion of the Facility substantially in accordance with the Plans and Specifications and in accordance with the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2 of the Construction and Development Agreement, but without regard to whether the Facility has been subjected to any post-construction testing requirements called for under any Construction Document).

“Completion Date” shall mean the date on which Completion has occurred.

“Condemnation” shall mean any condemnation, requisition, confiscation, seizure or other taking or sale of the use, occupancy or title to the Leased Property or the Site or any part thereof in, by or on account of any eminent domain proceeding or other action by any Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof, which in any case (a) does not constitute an Event of Taking and (b) in any event, unlike an Event of Taking, does not result in the loss of use or possession of substantially all or a material portion of the Leased Property or the Site as reasonably determined in good faith by the Board of Directors of the Lessee, with any such determination of an Event of Taking to be made promptly after the occurrence of such event and to be evidenced by an Officer’s Certificate of the Lessee delivered promptly after the occurrence of such event to the Administrative Agent and each of the Participants. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use, occupancy or title is taken. For clarification, a Condemnation shall not constitute an Event of Taking.

“Consent and Acknowledgment” shall mean each Joinder to Subcontractor Assignment and Consent Agreement, in form and substance reasonably acceptable to Lessor, to be entered into by a subcontractor or a supplier, pursuant to which such subcontractor or supplier will consent to, among other things, the Assignment of Contracts to the Lessor related to the Major Construction Document applicable to such subcontractor or supplier.

“Consolidated Cash Interest Expense” shall mean, with respect to the Lessee and its Restricted Subsidiaries for any period, the cash interest expense of the Lessee and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to the Lessee and its Restricted Subsidiaries for any period (a) the sum of (i) Consolidated Net Income for such period, (ii) Consolidated Interest Expense (to the extent deducted in determining Consolidated Net Income), (iii) income tax expense (to the extent deducted in determining Consolidated Net Income), (iv) depreciation and amortization expense (to the extent deducted in determining Consolidated Net Income) and (v) non-cash stock compensation and other non-cash expense items (to the extent deducted in determining Consolidated Net Income), calculated on a consolidated basis in accordance with GAAP, (b) plus, (i) enterprise resource planning expense not to exceed (A) $12,500,000 with respect to the four consecutive fiscal quarter measurement period ending on December 31, 2018, (B) $7,500,000 with respect to the four consecutive fiscal quarter measurement period ending on March 31, 2019 or (C) $2,500,000 with respect to the four consecutive fiscal quarter measurement period ending on June 30, 2019 and (ii) the following one-time non-recurring expense items in connection with any acquisition or disposition, including, without limitation, the GATR Acquisition and the acquisition of TeraLogics: (A) options expense, (B) deal bonuses, (C) earn outs and purchase price allocations relating to options, (D) expense in respect of inventory in finished goods, (E) retention expense, (F) legal, accounting, tax and other consulting expense, (G) integration expense, (H) director & officer and representation & warranty insurance expense, (I) fees and expenses in respect of the financing of any acquisition and (J) solely in connection with any disposition: (1) severance and relocation costs and expenses, and (2) legal and investment banking fees and expenses and restructuring costs, charges, or expenses, minus (c) non-cash items of gain or revenue (to the extent added in determining Consolidated Net Income), calculated on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as the context requires, (a) all Indebtedness of the Lessee and its Restricted Subsidiaries or (b) all Indebtedness of the Lessee and its Subsidiaries, in either case determined on a consolidated basis eliminating intercompany loans; provided that, notwithstanding anything to the contrary in the definition of the term “Indebtedness”, for purposes of this definition, “Indebtedness” shall include all non-contingent liabilities in respect of letters of credit or instruments serving a similar function, in each case which have been drawn upon by the beneficiary thereof and which were issued or accepted for the account of the Lessee or any Restricted Subsidiary (in the case of clause (a)) or the Lessee or any Subsidiary (in the case of clause (b)), as applicable, by banks or other financial institutions, whether or not representing obligations for borrowed money.

“Consolidated Interest Expense” shall mean, with respect to the Lessee and its Restricted Subsidiaries for any period, the interest expense of the Lessee and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any Capital Lease allocable to interest expense.

“Consolidated Net Income” shall mean, for any period, consolidated net income or net earnings (or any comparable line item) of the Lessee and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding extraordinary items and gains or losses resulting from changes in accounting principles.

“Consolidated Tangible Assets” shall mean, as of any date of determination thereof, Consolidated Total Assets minus the Intangible Assets of the Lessee and its Restricted Subsidiaries on such date.

“Consolidated Total Assets” shall mean, as of the date of any determination thereof, total assets of the Lessee and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Construction” shall mean the razing of Building 1, preparation of the Site, remediation of the Site pursuant to the Remediation Plan and design and construction of the entire Facility on the Site, including engineering (including front-end loading and detailed engineering), mechanical construction and procurement procedures.

“Construction Agent” shall mean Cubic in its capacity as the “Construction Agent” under the Operative Documents.

“Construction and Development Agreement” shall mean the Construction and Development Agreement dated as of the Closing Date, between the Owner and the Construction Agent.

“Construction Budget” shall mean the construction budget delivered pursuant to Section 2.1(j)(ii) of the Participation Agreement, which Construction Budget shall (i) specify the Construction Costs allocable to Completion of the Facility and (ii) set forth as separate line items the portion of the Contingency Reserve allocated by the Construction Agent and which, as modified, shall be subject to the reasonable satisfaction of the Participants and the Construction Consultant.

“Construction Consultant” shall mean CBRE Global Investors, LLC, or such other construction consultant services firm reasonably satisfactory to the Participants.

“Construction Costs” shall mean the amounts (including Carrying Costs during the Construction Period) required to (i) construct the Facility (including Soft Costs) substantially in accordance with the Plans and Specifications (as supplemented or amended pursuant to Section 2.7(o) or 3.2 of the Construction and Development Agreement) and the Operative Documents, (ii) pay Transaction Costs, (iii) pay Fees, (iv) pay utility charges pursuant to Article VI of the Lease, (v) pay property taxes relating to the Site, (vi) pay any tax indemnity claims required by Section 7.2 of the Participation Agreement, (vii) pay any funded insurance premium, deductible or other costs, all of which shall be funded through the Commitments, (viii) rent the Site under the Ground Lease and acquire and demolish Building 1, and (ix) pay any other expenses for Construction of the Facility or other items as set forth in the Construction Budget.

“Construction Default” shall mean any event, condition or failure which, with notice or lapse of time or both, would become a Construction Event of Default.

“Construction Documents” shall have the meaning provided in Section 2.4(a) of the Construction and Development Agreement.

“Construction Documents Collateral” shall have the meaning provided in Section 1 of the Memorandum of Lease.

“Construction Event of Default” shall have the meaning provided in Section 5.1 of the Construction and Development Agreement.

“Construction Fee” shall have the meaning provided in Article VI of the Construction and Development Agreement.

“Construction Period” shall mean a period commencing on and including the Closing Date and ending on the Completion Date.

“Construction Period Insurance Requirements” shall mean the terms of the insurance required to be maintained in accordance with Section 2.7(d) of the Construction and Development Agreement.

“Construction Period Termination Date” shall mean February 5, 2021, as the same may be extended by the Lessee up to (3) three months during the occurrence of any Force Majeure Event or restoration of the Facility following an Event of Loss, Condemnation or Casualty, or as may be extended by the Lessor in its sole and absolute discretion at the request of the Construction Agent; provided, that such date shall not be extended beyond May 5, 2021.

“Construction Recourse Amount” shall mean, as of any date of determination calculated as required by ASC 840-40-55-10 through 55-13, the sum of (i) the accreted value of Basic Rent and any other payments that are required to be included in the computation of the maximum guarantee test as prescribed in ASC 840-40-55-11(a) previously paid prior to Completion and (ii) an amount, the present value of which, discounted to the date on which any claim or demand is paid in the case of a Construction Event of Default (such date, the “Calculation Date”), when added to the present value (discounted to the Calculation Date) of (x) Fees described in Section 2.13(a) and (b) of the Participation Agreement, and (y) any other Supplemental Rent (other than the Construction Recourse Amount itself) which is required by ASC 840-40-55-11(b), in each case to be paid by the Lessee (including the estimated reasonable costs relating to the realization by the Lessor of the Construction Recourse Amount which will be borne by the Lessee) will not exceed 89.9% of the Eligible Construction Costs. The rate used to accrete or discount values will be the incremental borrowing rate of the Lessee.

“Contingency Reserve” shall mean an aggregate reserve, as such shall adjust from time to time, to be funded by Advances in excess of all budgeted Construction Costs and Transaction Costs (without duplication), as listed in the Construction Budget.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises; or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties and other customary contractual indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated as of August 11, 2016 by and among Cubic Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, MUFG Union Bank, N.A., as syndication agent, and Bank of the West, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents, as amended by the First Amendment to Third Amended and Restated Credit Agreement dated May 4, 2017, and as further amended by the Consent and Second Amendment to Third Amended and Restated Credit Agreement dated December 11, 2017, as the same may be further amended, restated, supplemented or otherwise modified.

“Cubic” shall mean Cubic Corporation, a Delaware corporation.

“Cubic Companies” shall have the meaning provided in Section 9.19 of the Participation Agreement.

“Cubic Person” shall mean (i) the Lessee or the Construction Agent, (ii) any contractor, subcontractor, architect, engineer or Person performing services or providing materials under a Major Construction Document with respect to the Construction of the Facility pursuant to the Construction and Development Agreement and the other applicable Operative Documents, (iii) any other third party for which any Person identified in clauses (i) through (ii) above has control or supervisory authority (by contract or otherwise), and (iv) their respective affiliates, employees, officers or agents.

“Current Change Orders” shall have the meaning provided in Section 3.1(e) of the Participation Agreement.

“Deed” shall mean the Quitclaim Deed dated on or one (1) Business Day prior to the Demolition Date from Lessee, as grantor, to Lessor, as grantee, pursuant to which Lessor acquires title to Building 1.

“Default” shall mean any event, condition or failure which, with notice or lapse of time or both, would become an Event of Default.

“Deficiency” shall have the meaning set forth in Section 22.3(a) of the Lease.

“DEH” shall mean the Department of Environmental Health of the City of San Diego, California.

“Demolition Date” shall mean the date demolition of Building 1 commences pursuant to the Construction and Development Agreement.

“Developer”  shall mean Cisterra Partners, LLC, a California limited liability company.

“Development Agreement” shall mean that certain Development Management Agreement dated as of the Closing Date between Developer and Construction Agent.

“Dollars” or “$” shall mean, unless otherwise qualified, dollars in lawful currency of the United States.

“Early Termination Option” shall have the meaning provided in Section 20.1 of the Lease.

“Eligible Assignee” shall mean (A) an entity that is either (i) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a capital and surplus in excess of $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having a tangible net worth in excess of $100,000,000, (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company, insurance company or other financial institution (whether a corporation, partnership or other entity, but excluding any savings and loan association) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having a tangible net worth in excess of $100,000,000, (B) each of the Participants on the Closing Date, and (C) each other Person reasonably approved by the Lessee as an Eligible Assignee; provided that in no instance may an Eligible Assignee be a Prohibited Person.

“Eligible Construction Costs” shall mean the aggregate amount of all Construction Costs incurred as of the date of any demand for the Lessee to pay the Lease Balance, Construction Recourse Amount or Recourse Deficiency Amount, as applicable (including any amounts paid by the Lessor to complete construction of the Facility pursuant to Section 5.3(a)(ii), (iii) or (v) of the Construction and Development Agreement (including any payments made under any Construction Document)), and any damages relating to the breach or termination of any Construction Document following a Construction Event of Default, but excluding (i) all Capitalized Yield, (ii) all Fees paid to the Lessor or any of its Affiliates (in any capacity) and (iii) all payments which may not be capitalized in accordance with GAAP, and subject to the provisions of Section 7.1(f)(iii) of the Participation Agreement.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to Title I of ERISA or a “plan” within the meaning of Section 4975(e)(I) of the Code.

“Environmental Claim” shall mean any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise), or other mandatory communication by any Authority or any Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damage, damage to the environment, violation of pollution standards, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case resulting from or based upon (A) the existence of a Release (whether sudden or non-sudden or accidental or non-accidental), or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to the Leased Property or any part thereof and relating to, arising from or as a result of the Lessee’s or any of its Affiliate’s or any other sublessee’s or sub-sublessee’s use or operation thereof, or any architect, engineer or any tier of the Lessee’s or the Construction Agent’s subcontractors in the construction of the Facility on the Lessor’s behalf while any such entity is in possession or control of the Leased Property (each such Person, a “Covered Contractor”) use or operation thereof, (B) the use, handling, transportation, storage, treatment or disposal of any such Hazardous Material in connection with the operation of the Leased Property or any part thereof and relating to, arising from or as a result of the Lessee’s or any of its Affiliate’s or any other sublessee’s or sub-sublessee’s or Covered Contractor’s use or operation thereof, or (C) the violation, or alleged violation of any Environmental Laws or any Environmental Permits or other Governmental Action in connection with the Leased Property or any part thereof or any contiguous, proximate or neighboring property irrespective of whether or not such property is owned or leased by the Lessee or the Lessor, and arising from, relating to or as a result of the Lessee’s or any of their respective Affiliate’s or any other sublessee’s or sub-sublessee’s or Covered Contractor’s use or operation thereof.

“Environmental Expert” shall mean EFI Global, Inc., or such other environmental services firm reasonably satisfactory to the Participants.

“Environmental Laws” shall mean all laws, statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, release or threatened release of or exposure to any Hazardous Material or to health and safety matters.

“Environmental Permits” shall mean all permits, licenses, authorizations, registrations, certificates and approvals of Authorities required by Environmental Laws relating to the Leased Property or the Overall Transaction.

“Environmental Violation” shall mean an activity, occurrence or condition that violates or results in non-compliance with or liability under or arising as a result of Environmental Laws or Environmental Permits.

“Equipment” shall mean personal property of every kind and nature whatsoever purchased or otherwise paid for with Advances or otherwise acquired by or on behalf of the Lessor and necessary for the legal use and operation of the Facility or the Site including but without limiting the generality of the foregoing, all electrical and mechanical equipment, plumbing, ventilation, furnaces, air conditioning and air-cooling apparatus, escalators, generators, communications systems (including satellite dishes and antennae), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, fittings and fixtures of every kind and description, and any substitutions or replacements thereof, except that, unless acquired using the Advances, lab equipment, machinery, tools and testing equipment are the sole property of the Lessee and shall not be part of the Equipment.

“Equity Interests” shall mean, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Lessee, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to a Plan, the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lessee or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lessee or any ERISA Affiliate from the PBGC or a plan administrator of any notice stating its intention to terminate any Plan in a distress termination or notice from PBGC of its intent to appoint a trustee to administer any Plan; (f) with respect to a Multiemployer Plan, the incurrence by the Lessee or any of its ERISA Affiliates any Withdrawal Liability with respect to the total withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Lessee or any of its ERISA Affiliates; or (g) the receipt by the Lessee or any ERISA Affiliate of any notice from any Multiemployer Plan regarding its intent to impose upon the Lessee or any of its ERISA Affiliates of Withdrawal Liability or that a determination was made that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Agent” shall mean the Title Insurance Company agent.

“Escrow Agreement” shall mean that certain Escrow Agreement dated as of the Base Term Commencement Date among Escrow Agent, the Administrative Agent and the Lessee.

“Event of Default” shall have the meaning provided in Article XVII of the Lease.

“Event of Loss” shall mean: (w) the actual or constructive total or substantial loss of the Facility, the Site or damage to the Facility or the Site to an extent rendering repair impractical or uneconomical, in any case as reasonably determined in good faith by the Board of Directors of the Lessee, such determination to be made promptly after the occurrence of such event and to be evidenced by an Officer’s Certificate of the Lessee delivered to the Administrative Agent, (x)

damage to the Facility which results in an insurance settlement on the basis of a total loss or constructive total loss (including title insurance proceeds) in respect of a total loss of the Facility or (y) an Environmental Violation with respect to which the Lessee, the Agents or any Participant could reasonably be expected to incur liability in excess of $1,000,000; provided, however, any activity, occurrence or condition subject to the Remediation Plan shall not constitute an Event of Loss. For clarification, no Casualty, Condemnation or Event of Taking shall constitute an Event of Loss.

“Event of Taking” shall mean:  any Condemnation, requisition, confiscation, seizure or other taking or sale of the use, occupancy or title to the Leased Property or the Site or any part thereof in, by or on account of any eminent domain proceeding or other action by any Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu thereof (other than a requisition of temporary use) or requisition of use for a period scheduled to last beyond the Maturity Date or which in fact is continuing on the Maturity Date (even if not scheduled to last beyond the Maturity Date), in any case, resulting in the loss of use or possession of substantially all or a material portion of the Leased Property or the Site as reasonably determined in good faith by the Board of Directors of the Lessee, such determination to be made promptly after the occurrence of such event and to be evidenced by an Officer’s Certificate of the Lessee delivered promptly after the occurrence of such event to the Administrative Agent. For clarification, no Casualty, Condemnation or Event of Loss shall constitute an Event of Taking.

“Excluded Amounts” shall mean:

(k)        indemnity payments, tax or general, and expenses to which the Agents or any Participant (or any of their respective Affiliates, successors, assigns, agents, officers, directors or employees) is entitled pursuant to the Operative Documents;

(l)         any amounts payable under any Operative Documents to reimburse the Agents or any Participant (including the reasonable expenses incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Document;

(m)       any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies payable to the Agents or any Participant (or any of their respective successors, assigns, agents, officers, directors or employees);

(n)        any insurance proceeds under policies maintained by the Agents or any Participant and not required to be maintained by the Lessee under the Lease;

(o)        any amount payable to the Agents or the Participants pursuant to Section 2.1(l) of the Participation Agreement;

(p)        any payments of interest or yield on payments referred to in clauses (a) through (e) above; and

(q)        all rights to receive and enforce payment of the foregoing.

“Existing Buildings” shall mean, collectively, the four (4) buildings (referred to individually as “Building 1” (9223 Balboa Avenue; 132,172 square feet on 13.879 acres), “Building 2” (4285 Ponderosa Avenue; 65,146 square feet on 3.86 acres), “Building 8” (9323 Balboa Ave; 101,325 square feet on 4.05 acres) and “Building 10” (9333 Balboa Ave; 98,730 square feet on 4.05 acres)).

“Extended Remarketing Period” shall have the meaning provided in Section 22.4(b) of the Lease.

“Facility” shall mean the two three-story office buildings, each consisting of approximately 125,000 square feet of Class A office space, and approximately 1,016 surface parking stalls to be constructed on the Site in accordance with the terms of the Construction and Development Agreement including all buildings, structures, fixtures, Equipment, Personal Property and other improvements of every kind constructed and purchased at any time and from time to time on or under the Site (pursuant to the Construction and Development Agreement with amounts advanced by the Lessor pursuant to the Participation Agreement), together with all Alterations (except any Alteration which remains the property of the Lessee in accordance with the Operative Documents).

“Fair Market Value” shall with respect to the Leased Property or any portion thereof, as of the date of determination, the fair market value (which in any event shall not be less than zero), as mutually agreed to by the Lessor and the Lessee, and in the absence of such agreement, as determined by an independent appraiser chosen by the Lessor and reasonably acceptable to the Lessee, that would be obtained in an arm’s-length transaction settled in cash or comparable financial instruments between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell, and neither of which is related to the Lessor, the Agents or the Lessee or any of their respective Affiliates, for the purchase of the Leased Property or any portion thereof, as applicable. Such fair market value shall be determined assuming a reasonable amount of time is allowed for exposure in the open market, and the price shall represent the normal consideration for the property unaffected by any financing or sales concessions granted by anyone associated with the sale. Such fair market value shall be calculated as the value for the use of the Leased Property or any such portion, assuming, in the determination of such fair market value, that the Leased Property or any such portion is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market value is being determined for purposes of the Appraisal to be delivered on or prior to the Closing Date or for evaluating the items described in Section 7.7 of the Participation Agreement, in which case this assumption shall not be made).

“FATCA” shall mean Sections 1471 through 1474 of the Code, any current or future regulations promulgated thereunder or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements and local implementing laws, regulations and official guidance with respect to the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent, on such day on such transactions as determined by the Administrative Agent.

“Fees” shall have the meaning provided in Section 2.13 of the Participation Agreement.

“Final Completion Work” shall mean any work (other than performance relating to warranty obligations) required under the Construction Documents subsequent to Substantial Completion in order to fully perform such contract including the completion of all punch list items and all payments required thereunder.

“Final Rent Payment Date” shall have the meaning provided in Section 18.1(a)(iii)(B)(1) of the Lease.

“Force Majeure Event” shall mean any act of God, unusually severe weather conditions (such as catastrophic storms or floods, tornadoes, hurricanes and cyclones), civil or enemy action, or any Governmental Action or inability to obtain or delay in obtaining labor or materials not arising from an act or omission of any Cubic Person; provided, that any Specified Event and any other event, cause or condition that is within the control of any Cubic Person shall not be a Force Majeure Event.

“F.R.S. Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund,” “Funded” or “Funding” shall mean each funding of any Advance as described in Article II of the Participation Agreement.

“Funded Claim” shall have the meaning provided in Section 7.1(f)(iii) of the Participation Agreement.

“Funded Debt” shall mean, with respect to any Person, (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (b) all Capitalized Rentals of such Person, and (c) all Guaranties by such Person of Funded Debt of others.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied and maintained on a consistent basis for the Lessee throughout the period indicated.

“GATR Acquisition”  shall mean the acquisition by the Lessee of all the capital stock of GATR Technologies, Inc., an Alabama corporation (“GATR”), pursuant to the Stock Purchase Agreement dated as of December 18, 2015, among GATR, the shareholders of GATR, the representative of such shareholders and the Lessee as such agreement may be amended, supplemented or otherwise modified, in each case in any material respect which is not adverse to the Agents or the Lessor (it being understood and agreed that changes to the purchase price in excess of 10% thereof of the definition of “Material Adverse Effect” appearing therein shall be deemed to be a material amendment or modification which is adverse to the Agents and the Lessor) from time to time.

“General Construction Agreement”  shall mean that certain Cubic Corporation Headquarters/CTS Building General Contractor Agreement (Cost of the Work with a Fee and Guaranteed Maximum Price), dated as of February 5, 2019, by and among General Contractor, Developer and Construction Agent, as agent for the Lessor, together with all addendums appended thereto,  and assigned to the Lessor pursuant to the Assignment of Contracts, as it may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the Construction and Development Agreement.

“General Contractor”  shall mean The Whiting-Turner Contracting Company, a Maryland corporation.

“Governmental Action” shall mean all applicable permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Authority, or required by any Applicable Laws and Regulations, and shall include, without limitation, all citings, Environmental Permits, construction permits and operating permits and licenses that are required for the use, occupancy, zoning, construction and operation of the Leased Property.

“Grossed-Up Basis” shall have the meaning provided in Section 7.6 of the Participation Agreement.

“Ground Lease” shall mean the Ground Lease Agreement, dated as of the Closing Date, between Lessee, as ground lessor, and Lessor, as ground lessee.

“Ground Lease Release” shall mean the Discharge and Release of Ground Lease, dated on or after the Return Date by Ground Lessee.

“Ground Lessee” shall mean the Lessor in its capacity as ground lessee under the Ground Lease.

“Ground Lessor” shall mean the Lessee in its capacity as ground lessor under the Ground Lease.

“Guarantee” shall mean with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)         to purchase such Indebtedness or obligation or any property constituting security therefor;

(b)         to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c)         to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d)         otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

Without limiting the foregoing, in any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

“Guarantor” shall mean each domestic Restricted Subsidiary now existing or hereafter created that is a party to the Subsidiary Guarantee; provided that in no event shall any SPE be required to be a Guarantor.

“Hazardous Material” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated or defined pursuant to any Environmental Law.

“Indebtedness” of any Person shall mean, at any time, without duplication:

(a)         its liabilities for borrowed money, including, without limitation, deferred payments, and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)         its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)         all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)         all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)         all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions, whether or not representing obligations for borrowed money, but excluding any commercial letter of credit entered into in the ordinary course of business by any such bank or other financial institution relating to the export or import of properties or any letter of credit entered into in the ordinary course of business by any such bank or other financial institution relating to the performance by such Person of its obligations under any contract or agreement (other than any note, credit, loan or other financial instrument or like agreement);

(f)         Swaps of such Person; and

(g)         any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Indemnitee” shall mean the Lessor, the Rent Assignees, the Agents, any co-agent appointed in accordance with the terms of the Participation Agreement and their respective Affiliates, successors, permitted assigns, permitted transferees, contractors, servants, employees, officers, directors, shareholders, partners, participants, representatives, trustees and agents; provided, however, that in no event shall the Lessee or any its Affiliates be an indemnitee.

“Information” shall have the meaning provided in Section 9.19 of the Participation Agreement.

“Inspecting Parties” shall have the meaning provided in Article XV of the Lease.

“Insurance Requirements” shall mean the terms of the insurance required to be maintained in accordance with the Lease.

“Intangible Assets” shall mean the aggregate amount, for the Lessee and its Restricted Subsidiaries on a consolidated basis, of all assets classified as intangible assets under GAAP, including, without limitation, in each case solely to the extent classified as intangible assets under GAAP, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.

“Invested Amounts” shall mean the amounts invested by investors that are not Affiliates of the Lessee in connection with a receivables securitization program and paid to the Lessee or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“Land” shall mean approximately 26-acres of property located on Balboa Avenue between Ponderosa Avenues and Ruffin Road in San Diego, California, together with all rights,

privileges, easements and appurtenances thereto, as more particularly described in Exhibit A attached to the Development Agreement.

“Lease” shall mean that certain Lease Agreement dated as of the Closing Date between the Lessor and the Lessee.

“Lease Balance” shall mean, as of any date of determination, an amount equal to the aggregate sum of the outstanding principal amount of the Rent Assignment Advances of all of the Rent Assignees and of the Lessor Investment of the Lessor which may include, without limitation, any Advance amounts by the Participants during the Construction Period in excess of the aggregate Commitments of the Lessor and the Rent Assignees, any Capitalized Yield and any Transaction Costs which are capitalized. Except as otherwise expressly required pursuant to Section 18.5 of the Lease, any reference to the Lease Balance shall be to the Lease Balance taken as a whole.

“Lease Expiration Date” shall mean the last day of the Lease Term, subject to any Extended Remarketing Period or any other date on which the Lease is terminated, including pursuant to Article XIII, XVIII, XX, XXI or XXII of the Lease.

“Lease Supplement” shall mean the supplement to the Lease delivered prior to the Base Term Commencement Date pursuant to Section 3.4 of the Participation Agreement.

“Lease Term” shall have the meaning provided in Section 2.2 of the Lease.

“Leased Property” shall mean the Facility (excluding Personal Property other than Personal Property which is Equipment or which has been funded by an Advance) and the leasehold interest of the Lessor in the Site granted to it pursuant to the Ground Lease.

“Lessee” shall mean Cubic Corporation, a Delaware corporation.

“Lessee Change of Control” shall mean (a) the acquisition by any party, or two or more parties acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Lessee, or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lessee cease to be composed of individuals (i) who were members of that board or equivalent governing body as of the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided, however, that neither the ownership nor acquisitions of shares of the capital stock of the Lessee by, nor the transfers of shares of the capital stock of the Lessee between, Members of the Zable Family shall constitute a Lessee Change in Control.

“Lessee Collateral” shall mean the property of the Lessee with respect to which a lien is purported to be granted pursuant to the Lease and the Memorandum of Lease.

“Lessor” shall mean Bankers Commercial Corporation, a California corporation.

“Lessor Confirmation Letter” shall mean that certain letter, dated February 5, 2019, from the Lessor to the Lessee with respect to ASC 810.

“Lessor Investment” shall mean, as of any date of determination, the aggregate amount advanced by the Lessor pursuant to Article II of the Participation Agreement, net of any distributions (other than distributions of Yield or Break Amount) with respect thereto. Except as otherwise expressly required pursuant to Section 18.5 of the Lease, any reference to the Lessor Investment shall be to the Lessor Investment taken as a whole.

“Lessor Liens” shall mean Liens on or against the Leased Property, the Site, the Lease or any payment of Rent (a) which result from any act of, or any Claim against, either of the Agents and any Participant, in any case, unrelated to the transactions contemplated by the Operative Documents, (b) which result from any Tax owed by the Lessor (in its individual capacity), the Agents or any Participant, except any Tax for which such Person is entitled to indemnification by Lessee under the Operative Documents, or (c) which result from any act or omission of the Lessor that is in breach of such Person’s covenants or agreements under the Operative Documents.

“Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Lessee and its Restricted Subsidiaries on a consolidated basis, the ratio on a rolling four fiscal quarter basis of (i) (x) Consolidated Indebtedness minus (y) to the extent included in Consolidated Indebtedness, all Indebtedness attributable to undrawn letters of credit (including, without duplication, Indebtedness in the form of Guarantees with respect to letters of credit) to (ii) Consolidated Adjusted EBITDA

“LIBOR Office” shall mean initially, the funding office of each Participant designated as such in Schedule II to the Participation Agreement and, thereafter, such other office of such Participant, if any, which shall be making or maintaining the Rent Assignment Advances or the Lessor Investment, as applicable.

“LIBOR Rate” shall mean with respect to any Payment Period, (i) the rate of interest equal to a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of approximately 1l:00 a.m., London time, two Business Days prior to the beginning of such Payment Period as the rate for dollar deposits in the London interbank market with a maturity comparable to such Payment Period, provided, however, that for the initial Payment Period, such selection by the Administrative Agent may be made as of approximately 11:00 a.m., London Time, one (1) Business Day prior to the beginning of such Payment Period, provided further, however, that such LIBOR Rate shall be capped for a period beginning with the Payment Period starting on February 25, 2019, and continuing up to and including the Payment Period starting on January 25, 2021, at a rate of 3.00% per annum for Advances on a cumulative basis at or below the levels set forth on Schedule 2.9(f) of the Participation Agreement, or (ii) in the event the rates referenced in the preceding clause (i) are not available, (x) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the quotation rate offered to first class banks in the London interbank market as determined by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Lease Balance, for which LIBOR is then being determined with maturities comparable to such period as of approximately 11:00 a.m., (London time) time on such determination date or (y) to the extent an alternative rate under clause (x) is not ascertainable, a comparable or successor rate, which rate is approved by the Administrative Agent provided, that if the LIBOR as otherwise determined above would be less than zero percent (0.00%), then the LIBOR for the purposes hereof shall be deemed to be zero percent (0.00%). If the F.R.S. Board imposes a LIBOR Reserve Percentage with respect to LIBOR deposits and the applicable rate is determined by reference to the foregoing clause (i), then LIBOR shall be (x) the foregoing rate, divided by (y) the sum of 1 minus the LIBOR Reserve Percentage. To the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR Reserve Percentage” shall mean, relative to any Payment Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Payment Period.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Lessee or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

“Limiting Event” shall mean an Event of Default arising under (i) paragraph (n) of Article XVII of the Lease (solely to the extent that such Event of Default was the result of an unsolicited Lessee Change of Control to which neither the board of directors nor the shareholders of the Lessee approved, consented or acquiesced), or (ii) paragraphs (e), (f), (g), or (j) of Article XVII of the Lease, with respect to the paragraphs in clause (ii) solely if the breach of the related covenant, representation or warranty was based on the following: a subjective interpretation of the term “adequate,” “diligently,” “material,” “materially,” “Material Adverse Effect,” “materially adversely affect,” “material adverse change,” “materially and adversely affects,” “material adverse effect,” or any other term that is not objectively determinable, or results from a condition that is not solely related to the Lessee or the Lessee’s operations or the Lessee’s use of the Leased Property; provided, however, if the Event of Default, covenant, representation or warranty relates to the Lessee’s use of the Leased Property, then such Event of Default, covenant, representation or warranty will not be deemed a Limiting Event.

“Major Construction Document” shall have the meaning provided in Section 2.4(a) of the Construction and Development Agreement.

“Margin Stock” shall have the meaning given such term under Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of the Lessee and its Restricted Subsidiaries taken as a whole, (b) the ability of the Lessee to perform any of its obligations under this Agreement and the other Operative Documents, taken as a whole, (c) the validity or enforceability of any of the Operative Documents, or (d) the rights of or benefits available to the Participants or the Administrative Agent under this Agreement and the other Operative Documents, taken as a whole.

“Material Default” shall mean any event, condition or failure which, with notice or lapse of time or both, would become an Event of Default of the type described in clause (a), (b), (c), (g), (h) or (i) of Article XVII of the Lease.

“Material Environmental Violation” shall have the meaning provided in Section 13.9 of the Lease.

“Material Indebtedness” shall mean (i) Indebtedness or obligations in respect of one or more Swaps, of any one or more of the Lessee or any Restricted Subsidiary in an aggregate principal amount exceeding $5,000,000 and (ii) the Indebtedness under the Credit Agreement. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Lessee or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Lessee or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Modification” shall mean, with respect to any Major Construction Document, any amendment, waiver, termination, release or other alteration which would diminish in any material respect, with regard to the Facility, when Completion has been effected, as an office building, the value, utility, useful life or functional capability of the Facility.

“Maturity Date” shall mean the date which is the earlier of the day that is the seventh anniversary of the Closing Date (subject to any extension due to a Force Majeure Event not to exceed three months) or the fifth anniversary of the Base Term Commencement Date.

“Member of the Zable Family” shall mean Walter J. Zable, his spouse, his children, his grandchildren and any trust of which Walter J. Zable is the settlor.

“Memorandum of Ground Lease” shall mean that certain Memorandum of Ground Lease, dated as of the Closing Date by and between the Ground Lessor and the Ground Lessee.

“Memorandum of Lease” shall mean that certain Memorandum of Lease, Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the Closing Date by and between the Lessee and the Lessor.

“Monthly Date” shall mean (i) the twenty-fifth (25th) calendar day of each month (or the next succeeding Business Day if such day is not a Business Day unless such next succeeding Business Day falls in the next calendar month in which case Monthly Date shall mean the prior Business Day if such day is not a Business Day) and (ii) for the final Advance only, the Base Term Commencement Date.

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“MUFG” shall mean MUFG Bank, Ltd.

“MUFG Base Rate” shall mean the rate of interest publicly announced by MUFG Union Bank, N.A., from time to time as its base rate.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is subject to Title IV of ERISA to which Lessee or any ERISA Affiliate is then, or at any time during the preceding five (5) calendar years was, making or obligated to make contributions or with respect to which Lessee or any ERISA Affiliate has any liability.

“Next Date” shall have the meaning provided in Section 13.1(a) of the Lease.

“Non-Severable” shall mean regarding fixtures, Alterations, additions and improvements and substitutions and replacements thereof relating to the Facility and Personal Property, those which (i) cannot be readily removed from the Facility without causing damage to the Facility or the Site which cannot be readily repaired, or (ii) are required for the Leased Property to comply with Applicable Laws and Regulations and Insurance Requirements; for the avoidance of doubt, the foregoing shall not include any items of personalty (or their replacement) which were not paid for as part of Construction Costs during the period prior to the Completion Date.

“Non-Use Fee” shall have the meaning provided in Section 2.13(c) of the Participation Agreement.

“Non-Use Fee Rate” shall mean [***] basis points.

“Obligations” shall mean, in each case, whether now in existence or hereafter arising: all payment and performance obligations of Cubic under the Operative Documents including, without limitation, (i) Cubic’s obligation to pay the Construction Recourse Amount, (ii) Cubic’s obligation to pay Deficiency payments, the Recourse Deficiency Amount or the Return Price Recourse Deficiency Amount, as applicable, (iii) Cubic’s obligation to pay the Purchase Amount as the purchase price for the Leased Property, (iv) Cubic’s obligation to pay any damages incurred by the Administrative Agent or any Participant or other amounts due under the Operative

Documents from time to time, including, without limitation, following an Event of Default including any rejection by Cubic of the Construction and Development Agreement, the Lease or any other Operative Document in any bankruptcy, insolvency or similar proceeding, (v) Cubic’s obligation to pay the Basic Rent (including yield accruing after the filing of any bankruptcy, insolvency or similar petition), (vi) Cubic’s obligation to pay any and all other amounts of Rent, and (vii) Cubic’s obligation to pay or perform, as applicable, all other fees, expenses and commissions (including attorney’s fees and expenses), charges, costs, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Lessee to the Agents, any Participant or any other Person, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortuous, liquidated or unliquidated, and whether or not evidenced by any note, instrument, agreement or any other document, in each case under or in respect of the Operative Documents.

“OFAC” shall mean the Office of the Foreign Assets Control of the U.S. Treasury Department.

“Officer’s Certificate” of a Person shall mean a certificate signed by the Chairman of the Board of Directors and/or the President and/or any Executive Vice President and/or any Senior Vice President and/or any other Vice President, Managing Director, Principal and/or other authorized officer(s) of such Person, provided, that with respect to the Lessee, whomever signs the certificate is authorized to represent such Person.

“Offsite Plans and Specifications” shall mean the plans and specifications necessary to construct the improvements as described in, and pursuant to, the Development Agreement and delivered to the Lessor pursuant to Section 3.3(a) of the Participation Agreement and updated and supplemented pursuant to Section 2.7(o) of the Construction and Development Agreement including working drawings and other drawings and specifications of every kind and description required to construct such improvements.

“Operative Documents” shall mean, as the context requires:

(1)        the Participation Agreement;

(2)        the Lease;

(3)        the Memorandum of Lease;

(4)        the Construction and Development Agreement;

(5)        each Rent Assignment Agreement;

(6)        the Ground Lease;

(7)        the Memorandum of Ground Lease;

(8)        the Deed;

(9)        each Assignment of Contracts;

(10)      each Consent and Acknowledgment;

(11)      each Bill of Sale; and

(12)      the Escrow Agreement.

“Overall Parcel” shall mean the Site and the land adjacent thereto commonly referred to as Lots 18 and 22 as depicted on the Survey.

“Overall Transaction” shall mean all the transactions and activities referred to in or contemplated by the Operative Documents.

“Overdue Rate” shall mean the lesser of (a) the highest interest rate permitted by Applicable Laws and Regulations and (b) an interest rate per annum equal to the Yield Rate (without regard to the proviso in clause (i) of the definition of “LIBOR Rate”, to the extent applicable) plus 2% per annum.

“Owner” shall mean Bankers Commercial Corporation, in its capacity as owner of the Facility and Building 1, and as lessee under the Ground Lease.

“Participant Party” shall mean the Participants and their respective Affiliates, successors, permitted assigns and permitted transferees.

“Participants” shall mean the Lessor and the Rent Assignees, collectively.

“Participation” shall have the meaning provided in Section 6.4 of the Participation Agreement.

“Participation Agreement” shall mean the Participation Agreement dated as of the Closing Date among the Lessee, the Lessor, the Rent Assignees and the Agents.

“Participation Holder” shall have the meaning provided in Section 6.4 of the Participation Agreement.

“Payment Date” shall mean (i) for any Payment Period commencing and ending prior to the Base Term Commencement Date:  the Monthly Date, (ii) for the Payment Period commencing prior to the Base Term Commencement Date and ending on, but excluding, the Base Term Commencement Date: the Base Term Commencement Date, and (iii) for any Payment Period commencing on or after the Base Term Commencement Date:  the Monthly Date occurring after the third month of a respective Payment Period; provided, that, with reference to Yield defined by reference to the Alternate Base Rate, the Monthly Date immediately following the prior Payment Period, provided further, that in each case regarding the foregoing subsection (i) – (iii), any Payment Date that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Payment Event of Default” shall mean an Event of Default arising under paragraph 17(a)(i) or 17(a)(iii) of Article XVII of the Lease.

“Payment Period” shall mean (i) during the Construction Period, a period of one (1) month ending on a Monthly Date, except for (x) the first Payment Period during the Construction Period which shall be for a period less than one (1) month and which shall commence on the Closing Date and shall end on the next Monthly Date, and (y) the final Payment Period during the Construction Period which may be for a period of less than one (1) month and shall end on, but exclude, the Base Term Commencement Date, and (ii) during the Base Term, a period of three (3) months; provided, that, in each case, each Payment Period in which a Payment Date occurs shall end on such Payment Date, provided that, with respect to Yield defined by reference to the Alternate Base Rate, the Monthly Date immediately following the prior Payment Period, provided, further, that regarding each of the foregoing subsections (i) and (ii), any Payment Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor agency.

“Permitted Acquisition” shall mean the acquisition of all or substantially all of the assets, all or a substantial part of, a business, division, brand or product line, or all or substantially all of the stock of any Person (such Person being the “Target”) that is engaged in a line of business which is substantially related to that of the Lessee and with respect to which:

(a)       such acquisition was approved by each Person’s (including the Target’s) Board of Directors (or other similar governing body);

(b)       at the time of such proposed acquisition and immediately after giving effect thereto, no Default would exist;

(c)       at the time of such proposed acquisition and immediately after giving effect thereto, the Lessee is in compliance, on a pro forma basis, with the maximum Leverage Ratio permitted under Section 5.6(a)(ii) of the Participation Agreement at such time (including, if applicable, giving effect to the impact of any Adjusted Covenant Period to the extent elected by the Lessee in accordance with Section 5.6(a)(ii) of the Participation Agreement) recomputed as of the last day of the most recently ended fiscal quarter of the Lessee for which financial statements have been delivered (such compliance to be confirmed by an officer’s certificate in a form satisfactory to the Administrative Agent); and

(d)       the Lessee shall have given the Administrative Agent prior written notice, together with, if the total consideration being paid in connection with such acquisition (including, without limitation, assumed Indebtedness or Preferred Stock) exceeds $50,000,000, such documents and information as the Administrative Agent may reasonably request and which are reasonably available to the Lessee at such time.

“Permitted Contest” shall mean actions taken by a Person to contest in good faith, by appropriate proceedings initiated timely and diligently prosecuted, the legality, validity or applicability to the Leased Property, the Site or any interest in the Leased Property, the Site or to the operation, use or maintenance of the Leased Property and the Site or the Overall Transaction by, any Person of: (a) any Applicable Laws and Regulations; (b) any term or condition of, or any revocation or amendment of, or other proceeding relating to, any Governmental Action; or (c) any Lien or Tax; provided that the initiation and prosecution of such contest would not: (i) in the reasonable opinion of an Indemnitee to which such proceeding relates, result in, or increase the risk of, the imposition of any criminal liability or penalty or material civil liability on any Indemnitee; (ii) be reasonably likely to adversely affect the validity, perfection or priority of the lien and security interests created by the Operative Documents or the right, title or interest of the Lessor in or to the Leased Property, the Site, or the right of any Participant to receive payment of the Lease Balance or Yield or any interest therein; (iii) be reasonably likely to adversely affect the fair market value, utility or remaining useful life of the Leased Property, the Site or any interest in the Leased Property or the Site or the continued economic operation of the Leased Property and the Site; and provided further that in any event reserves to the extent required by GAAP are maintained against any adverse determination of such contest; or (iv) involve any Claim not fully indemnified by the Lessee which the Lessee and the Indemnitee to which such Claim relates have been unable to sever from the indemnified Claims, unless the Lessee shall have posted a bond or other security that is reasonably satisfactory to such Indemnitee to defend, protect, save and keep harmless such Indemnitee on a Grossed Up Basis with respect to costs, expenses, fees and charges arising from such otherwise not fully indemnified Claim; and provided further that in any event reserves to the extent required by GAAP are maintained against any adverse determination of such contest.

“Permitted Excess Amount” shall mean an amount equal to fifty percent (50%) of the Aggregate Contingency Amount.

“Permitted Factoring Program” shall mean the sale by the Lessee or its Subsidiaries of accounts receivable originated by the Lessee or such Subsidiaries, in an aggregate amount not to exceed $30,000,000 during any fiscal year of the Lessee, to a third-party factor in the ordinary course of business and on a basis that is non-recourse to the Lessee or its Subsidiaries other than limited recourse customary for factoring transactions of a similar kind.

“Permitted Investments” shall mean (i) full faith and credit obligations of the United States of America, or fully guaranteed as to interest and principal by the full faith and credit of the United States of America, of deposit having a final maturity of not more than one (1) year after the date of issuance maturing in not more than one (1) year from the date such investment is made, (ii) certificates of any Participant or of any other commercial bank incorporated under the laws of the United States of America or any state thereof or the District of Columbia, which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less than $500,000,000 and with a senior unsecured debt credit rating of at least “A” by Moody’s and “A” by S&P, (iii) commercial paper of the Participants having a remaining term until maturity of not more than 180 days from the date such investment is made rated at least A-1 by S&P and P-1 by Moody’s, (iv) commercial paper of companies, banks, trust companies or national banking associations (in each case excluding the Lessee and its Affiliates) incorporated or doing business under the laws of the United States or one of the States thereof, in each case having a remaining term until maturity of not more than 180 days from the date such investment is made and rated at least “P-1” by Moody’s or at least “A-F” by S&P, and (v) repurchase agreements maturing within one (1) year with any financial institution having combined capital and surplus of not less than $500,000,000 with any of the obligations described in clauses (i) through (iv) as collateral so long as title to the underlying obligations pass to the Collateral Agent and such underlying securities shall be segregated in a custodial or trust account for the benefit of the Collateral Agent.

“Permitted Liens” shall mean (a) the respective rights and interests of the Lessee, the Participants, the Agents, as provided in the Operative Documents, (b) Lessor Liens, (c) Liens for Taxes either not yet delinquent or being contested in good faith and by appropriate proceedings diligently conducted and in any event constituting a Permitted Contest, (d) materialmen’s, mechanics’, workers, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings constituting a Permitted Contest and to the extent any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (e) Liens arising after the Closing Date out of judgments or awards not otherwise constituting an Event of Default under clause (j) of Article XVII of the Lease and with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either (x) (A) with respect to such Liens arising on or prior to the Completion Date, have been bonded to the reasonable satisfaction of the Lessor or (B) with respect to such Liens arising after the Completion Date, have been reserved for to the extent required by GAAP, or (y) the enforcement of such Lien has been stayed pending such appeal or review, and (f) Liens set forth on Schedule III to the Participation Agreement.

“Permitted Transferee” shall have the meaning provided in Section 6.3(b) of the Participation Agreement.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust, association, joint venture, joint stock company, un-incorporated organization, Authority or any other entity.

“Personal Property” means all of the Leased Property that does not constitute real property and in which a security interest may be created under the UCC including the Equipment.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Lessee or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plans and Specifications” shall mean the plans and specifications necessary to demolish Building 1 and to construct the Facility to operate in accordance with its intended purposes as Class A office buildings and delivered to the Appraiser and the Lessor pursuant to Section 2.7(o) of the Construction and Development Agreement and updated and supplemented pursuant to Section 2.7(o) of the Construction and Development Agreement including working drawings and other drawings and specifications of every kind and description required to assemble and construct the Facility.

“Preferred Stock” shall mean any class of capital stock (or other equity interests) of a Person that is preferred over any other class of capital stock (or other equity interests) of such Person as to the payment of dividends or other distributions or the payment of any amount upon liquidation or dissolution of such Person.

“Prohibited Person” shall mean a Person that is (i) on the SDNL or (ii) in violation of any money laundering law, regulation or order, including the USA PATRIOT Act.

“Public Utility Holding Company Act” shall mean the Public Utility Holding Company Act of 2005.

“Purchase Amount” shall mean, as of any date of determination, the sum of (a) the aggregate sum of the outstanding principal amount of the outstanding Rent Assignment Advances of all the Rent Assignees and the Lessor Investment of the Lessor (including amounts with respect to Funded Claims), plus (b) all accrued but unpaid Yield, plus (c) Break Amounts, if any, plus (d) without duplication, all unpaid Rent and all other sums then due and payable pursuant to the terms of the Operative Documents by the Lessee or the Lessor including, without limitation, all Supplemental Rent.

“Purchase Option” shall have the meaning provided in Section 21.1(a) of the Lease.

“Recorder’s Office” shall mean the County Clerk’s Office for San Diego County, California.

“Recourse Deficiency Amount” shall mean, as of the date on which any claim or demand is made (the “Calculation Date”) due to the occurrence of a Limiting Event (in the case of application of Section 18.1(b) of the Lease), the sum of (i) the accreted value of Basic Rent and any other payments that are required to be included in the computation of the maximum guarantee test as prescribed in ASC 840-10-25-14 and ASC 840-10-25-1(d) or ASC 842-10-25-2 and ASC 842-10-55-2, as applicable to Lessee, previously paid prior to the Calculation Date and (ii) an amount, the present value of which, discounted to the Calculation Date, when added to the present value (discounted to the Calculation Date) of (x) Fees described in Section 2.13(a) and (b) of the Participation Agreement and (y) any other Supplemental Rent (other than the Recourse Deficiency Amount itself) which is required to be included in the 90% test pursuant to ASC 840-10-25-14 and ASC 840-10-25-1(d) or ASC 842-10-25-2 and ASC 842-10-55-2, as applicable to Lessee, in each case to be paid by the Lessee (plus the estimated reasonable costs relating to such Limiting Event which will be borne by the Lessee) from and after the Completion Date to and including the Calculation Date will be equal to 89.95% of Eligible Construction Costs. The rate used to accrete or discount values will be (x) the incremental borrowing rate of Lessee prior to the Construction Period Termination Date, and (y) the implicit rate of the Lease used for determination of classification of the Lease on the Closing Date for a term equal to such date of claim or demand under ASC 840-10-25-1(d) or ASC 842-20-30-3, respectively. The calculation further assumes that such payments are made quarterly in arrears throughout the period at the rates established hereunder, calculated using an actual day convention on the Lease Balance outstanding on such date of claim or demand. To the extent the Calculation Date shall occur on or before September 30, 2019, the foregoing calculations shall be made with reference to ASC 840, and thereafter, with reference to ASC 842.

“Regulations” shall mean the income tax regulations promulgated from time to time under and pursuant to the Code.

“Release” shall mean the release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

“Remediation Plan” shall mean the Soil Management Plan dated December 17, 2018 by SCS Engineers related to DEH Voluntary Assistance Program Case # DEH2018-LSAM-000521.

“Rent” shall mean Basic Rent and Supplemental Rent, collectively.

“Rent Assignee” or “Rent Assignees” shall mean any Person which enters into a Rent Assignment Agreement with Lessor and joins the Participation Agreement and other Operative Documents as a Rent Assignee.

“Rent Assignee Release” shall mean the release and discharge executed by the Collateral Agent which will cause the Recorder’s Office to release, discharge and cancel the Security Documents from its registry when it is submitted.

“Rent Assignment Advance” shall mean the aggregate amount advanced by the Rent Assignees pursuant to Article II of the Participation Agreement and Section 2.1 of each Rent Assignment Agreement.

“Rent Assignment Agreements” shall mean each Rent Assignment Agreement dated as of the Closing Date between the Lessor and a Rent Assignee and any Rent Assignment Agreement agreed to from time to time pursuant to a permitted assignment by a Rent Assignee.

“Rent Assignment Documents” shall mean the Rent Assignment Agreements, the Security Documents and all documents and instruments executed and delivered in connection with each of the foregoing.

“Rent Assignment Interests” shall have the meaning set forth in Section 2.01 of each Rent Assignment Agreement.

“Rentals” shall mean as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Lessee or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Lessee or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

“Replacement Rate” shall have the meaning provided in Section 2.9(b) of the Participation Agreement.

“Representatives” shall have the meaning provided in Section 9.19 of the Participation Agreement.

“Required Rent Assignees” shall mean, as of the date of the determination, the Rent Assignee(s) holding outstanding Rent Assignment Advances (directly or indirectly through acquisitions of Rent Assignment Advances) representing at least 50.1% of the unpaid principal amount of all Rent Assignment Advances.

“Required Participants” shall mean, as of the date of determination, Participants with outstanding Rent Assignment Advances and Lessor Investment (directly or indirectly through acquisitions of Rent Assignment Advances or Lessor Investment) representing at least 50.1% of the aggregate unpaid balance of the Rent Assignment Advances and Lessor Investments; provided, however, that with respect to (i) any termination, amendment, supplement, waiver or modification of, or request, direction or action under, Article IX, XI, XII, XIII, XXI, XXII, XXIII of the Lease or under Sections 2.6, 2.7 or 3.3 of the Construction Development Agreement, or (ii) any termination, amendment, supplement, waiver or modification of Section 2.10 of the Participation Agreement or the Rent Assignment Agreement, “Required Participants” shall mean, as of any date of determination, subject to the terms of the Rent Assignment Agreement, the Required Rent Assignees and the Lessor, voting as separate classes.

“Responsible Officer” of (i) Lessor shall mean the President or any Vice President, Assistant Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, or (ii) Lessee shall mean any Senior Financial Officer or any other officer of Lessee with responsibility for the administration of the relevant portion of any Operative Document.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Lessee or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” shall mean any Subsidiary (a) of which more than 80% (by number of votes) of the Equity Interests with voting power is beneficially owned, directly or indirectly, by the Lessee and (b) if applicable, as so designated within the limitations of Section 5.6 of the Participation Agreement. An SPE may be either a Restricted Subsidiary or an Unrestricted Subsidiary.

“Return Date” shall mean the earlier to occur of the Lease Expiration Date or the Maturity Date.

“Return Option” shall have the meaning provided in Section 21.1(b) of the Lease.

“Return Option Liens” shall have the meaning provided in Section 22.1(a) of the Lease.

“Return Price Recourse Deficiency Amount” shall mean the amount equal to the Return Price Recourse Deficiency Amount set forth on the Lease Supplement calculated as an amount, the present value of which, discounted to the Base Term Commencement Date (herein, the “Calculation Date”) if paid on the last day of the Base Term (in the case of the application of Article XXII of the Lease), when added to the present value (discounted to the Base Term Commencement Date) of (x) the accreted value of Basic Rent and any other payments that are required to be included in the computation of the maximum guarantee test as prescribed in ASC

842-10-25-2 and ASC 842-10-55-2 previously paid prior to Completion together with the Basic Rent to be paid during the Base Term, (y) Fees described in Section 2.13(a) and (b) of the Participation Agreement and (z) any other Supplemental Rent (other than the Return Price Recourse Deficiency Amount itself) which is included under ASC 842-10-25 and ASC 842-10-55-2, in each case to be paid by the Lessee during the Lease Term to and including the Calculation Date will be equal to 89.95% of Eligible Construction Costs. The rate used to accrete or discount values will be the implicit rate of the Lease used for determination of classification of the Lease on the Calculation Date for a term equal to the Base Term as prescribed in ASC 842-20-30-3. The calculation further assumes that such payments are made quarterly in arrears throughout the period at the rates established hereunder, calculated using an actual day convention on the Lease Balance outstanding on the Base Term Commencement Date.

“Sale Proceeds” shall mean the gross sale proceeds from the sale of the Leased Property pursuant to Articles XVIII or XXII of the Lease minus any transfer or deed tax thereon (to the extent not paid by the assignee or transferee thereof) and minus the aggregate amount of any costs or expenses incurred by the Lessee (under Article XXII but not under Article XVIII of the Lease), the Lessor and, if so referenced under Article XXII of the Lease as entitled to reimbursement from sale proceeds, any other Person (including a buyer or potential buyer) to the extent Lessor and Lessee have agreed to such payment of such other Person’s costs or expenses, in each case, in connection with the actions required under Article XXII of the Lease, excluding, in the case of the Lessee, any provision of Article XXII which expressly specifies that the Lessee’s costs shall not be reimbursable out of gross sale proceeds.

“SDNL” shall mean the list of Specially Designated Nationals and Blocked Persons issued by OFAC.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean, collectively, the Assignments of Contracts.

“Senior Funded Debt” shall mean all Funded Debt of the Lessee which is not expressed to be subordinate or junior in rank to any other Funded Debt of the Lessee.

“Significant Subsidiary” shall mean a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X.

“Site” shall mean an approximately 13.879-acre portion located on the northwest corner of the Land on which the Facility is to be located, as described in Schedule IV to the Participation Agreement.

“Soft Costs” shall mean Construction Costs incurred for the production of the Plans and Specifications, architectural and engineering fees, legal and accounting fees, permit and license fees and other such similar costs.

“Solvent” shall mean, with respect to any Person, that as of the date of determination both (i) the then fair saleable value of the assets of such Person is (y) greater than the total amount of liabilities of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“SPE” shall mean any direct or indirect Subsidiary of Cubic Corporation that constitutes a special purpose entity.

“Specified Event” shall mean (i) any Event of Default described in clause (h) or (i) of Article XVII of the Lease, (ii) fraud, misapplication of funds, illegal acts or willful misconduct on the part of Lessee, (iii) with respect to Claims pursuant to Section 7.1(a)(vii) of the Participation Agreement, any acts, events, conditions or circumstances existing or occurring with respect to the Site on or prior to the Closing Date, or (iv) any act or failure to act (including any misrepresentation or the failure to comply with the Operative Documents including, without limitation, the failure to maintain insurance required by the Lease or the Construction and Development Agreement) by any Cubic Person (other than the failure to complete construction of the Facility or to cause Completion by the Construction Period Termination Date). For the avoidance of doubt, it shall deemed to be the Lessee’s failure to act where any exclusion arises from insurance coverages required to be maintained by the Lessee under the Lease or the Construction and Development Agreement.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor thereto.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Lessee.

“Subsidiary Guarantee” shall mean that certain Third Amended and Restated Guarantee dated as of August 11, 2016 (including any and all supplements thereto) and executed (or joined) by each Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Substantial Completion” shall mean substantial completion of the Construction subject to punch list items, final work and final payments, in accordance with the approved Plans and Specifications and pursuant to the General Construction Agreement which substantial completion may be evidenced by a certificate of occupancy (including a temporary certificate of occupancy) or its equivalent as available.

“Supplemental Rent” shall mean any and all amounts, liabilities and obligations other than Basic Rent which the Lessee assumes or agrees or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to the Lessor or any other Person, including, without limitation and without duplication, Purchase

Amount, Break Amounts, Additional Costs, Sale Proceeds, the Construction Recourse Amount, payments of Deficiency, the Recourse Deficiency Amount or the Return Price Recourse Deficiency Amount, the amounts payable pursuant to Section 7.7 of the Participation Agreement and indemnities and damages for breach of any covenants, representations, warranties or agreements by Lessee contained in the Operative Documents.

“Survey” shall have the meaning provided in Section 2.1(h) of the Participation Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Lessee or the Subsidiaries shall be a Swap Agreement.

“Swaps” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency; provided that Swaps entered into by such Person in the ordinary course of business for the sole purpose of managing or hedging risk shall not be deemed or construed to constitute Indebtedness within the terms of this Agreement. Without limiting the foregoing, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Tax” and “Taxes” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees and public dues), taxes (including, without limitation, income (whether net, gross or adjusted gross), gross receipts, sales, rental, use, value added, net asset, property, real estate transfer, transfer, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by an Authority, together with any penalties, fines or interest thereon or additions thereto.

“TeraLogics” shall mean TeraLogics, LLC, a Maryland limited liability company.

“Title Insurance Company” shall mean the title insurance company that has or will issue the title policies with respect to the Leased Property, which company shall be reasonably acceptable to the Lessor.

“Title Policy” shall have the meaning provided in Section 2.1(m) of the Participation Agreement.

“Transaction Costs” shall mean reasonable and properly documented costs, expenses and fees incurred by the Lessee, the Agents and the Participants in connection with the consummation of the transactions contemplated by the Operative Documents, and the preparation, negotiation, syndication, execution and delivery of the Operative Documents, including, without duplication, (1) the fees and expenses of Jones Day, special counsel to the Lessee and special California counsel to the Lessee; (2) the fees and expenses of Dechert LLP, special counsel to the Lessor and Rent Assignees; (3) all premiums and other fees and expenses of the Title Insurance Company with respect to its issuance of the Title Policies; (4) all fees and expenses of the Environmental Expert with respect to the Phase I environmental report and any additional work as referenced in Section 2.1(i) of the Participation Agreement, payable in accordance with the fee agreement between the Environmental Expert and the Lessor; (5) the initial and ongoing reasonable fees and expenses of the Agents and their respective counsel; (6) all fees and expenses of the Appraiser with respect to the Appraisal payable in accordance with the fee agreement between the Appraiser and the Lessor; (7) all taxes and search fees, recording fees and filing fees incurred in connection with lien searches and the recording, registering or filing any Operative Document, any deed, declaration, mortgage, security agreement, notice, release, discharge, termination or financing statement with any public office, registry or governmental agency; (8) all reasonable costs, expenses and fees of the surveyor engaged to survey the Site, including any flood zone determination costs, expenses and fees; (9) all fees and expenses of the Construction Consultant with respect to the initial preparation and subsequent updating of the construction report (as referenced in Section 3.1(j) of the Participation Agreement) payable in accordance with the fee agreement between the Construction Consultant and the Lessor; (10) all costs and expenses of one company engaged to advise the Participants on insurance issues arising in connection with the negotiation of the Operative Documents; (11) all insurance premiums, including premiums related to residual value insurance procured by Lessor for its accounting purposes; (12) the out-of-pocket fees and expenses of the Participants; and (13) all other Fees.

“Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” shall mean any Subsidiary which is not a Restricted Subsidiary and, if applicable, as has been designated as such within the limitations of Section 5.6 of the Participation Agreement. An SPE may be either a Restricted Subsidiary or an Unrestricted Subsidiary.

“Upfront Fee” shall have the meaning provided in Section 2.13(b) of the Participation Agreement.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” shall have the meaning provided in Section 4.1(q) of the Participation Agreement.

“Wholly-owned Restricted Subsidiary” shall mean, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Lessee and the Lessee’s other Wholly-owned Restricted Subsidiaries at such time.

“Wholly-owned Subsidiary” shall mean, at any time, any Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Lessee and the Lessee’s other Wholly-owned Subsidiaries at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Taxes” shall mean Taxes arising under the laws of any national, municipal or local government, political subdivision or taxing Authority of the United States or any other jurisdiction imposed or collected by way of withholding (regardless of whether such taxes may also be imposed upon or collected from the recipient of a payment), and fines, interest, penalties or other additions thereto, thereon, in lieu thereof or for noncollection or in respect thereof.

“Yield” shall mean with respect to each Payment Period (a) the Yield Rate for such Payment Period multiplied by (b) the aggregate Lease Balance outstanding.

“Yield Rate” shall mean, for any Payment Period, (a) the sum of the LIBOR Rate for such Payment Period plus the Applicable Margin or (b) at any time that the provisions of Section 2.9(b) of the Participation Agreement shall apply to the Lease Balance, the Replacement Rate or the Alternate Base Rate, as applicable, plus the Applicable Margin; and (ii) during the Base Term, (a) the sum of the LIBOR Rate for such Payment Period plus the Applicable Margin.